Exhibit 2.1

EXECUTION VERSION

SHARE PURCHASE DEED

by and among

TABULA RASA HEALTHCARE, INC.,

DM ACQUISITION PTY LTD,

THE SELLERS (AS DEFINED HEREIN),

AND

CHARLES CORNISH, AS SELLER REPRESENTATIVE

dated as of November 30, 2018

ii

TABLE OF CONTENTS

		Page

ARTICLE XIII GST		88

13.1	Definitions	88
13.2	GST	88
13.3	Tax invoices	88
13.4	Reimbursements	88

EXHIBITS

EXHIBITS

Exhibit A	Seller List
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Employee General Release

vi

SHARE PURCHASE DEED

This SHARE PURCHASE DEED (this “Agreement”) is made and entered into as of November 30, 2018, by and among (a) Tabula Rasa HealthCare, Inc., a Delaware corporation (“Parent”), (b) DM Acquisition Pty Ltd ACN 630 250 583, a proprietary company limited by shares organized under the Laws of Australia (“Purchaser”), (c) the shareholders and option holders of DoseMe Holdings Pty Ltd ACN 168 742 336, a proprietary company limited by shares organized under the Laws of Australia (the “Company”), set forth on the signature page hereto under the heading “Sellers” (each, a “Seller”, and collectively, the “Sellers”), and (d) Charles Cornish, solely in his capacity as the Seller Representative (the “Seller Representative” and, together with Parent, Purchaser, the Company and the Sellers, each a “Party” and collectively, the “Parties”).

Background

The Sellers collectively own all of the share capital of the Company (the “Shares”).

The Sellers collectively own all of the outstanding options to purchase share capital of the Company (the “Options” and, together with the Shares, the “Equity”).

Each Seller is the legal and, except where the Seller expressly enters into this Agreement as trustee of a trust, beneficial owner of the number of Shares and the number of Options set forth opposite each such Seller’s name on Exhibit A hereto.

Subject to the terms and conditions set forth herein, each Seller desires to assign, transfer and sell to Purchaser, and Purchaser desires to purchase, all of the Equity.

Simultaneously with the execution of this Agreement, and as an inducement to Purchaser, Charles Cornish, Robert McLeay and Andre Pontin have entered into employment agreements (in the case of Charles Cornish and Andre Pontin) or an amended and restated employment agreement (in the case of Robert McLeay) with Purchaser or the Company, as the case may be, each to be effective as of the Closing (collectively, the “Closing Employment Agreements”).

Terms and Conditions

NOW, THEREFORE, in consideration of the respective covenants, agreements, representations and warranties herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

“Accelerated Contingent Payment Amount” is defined in Section 2.5(f)(i).

“Accelerated Contingent Payment Date” is defined in Section 2.5(f)(i).

“Accelerated Contingent Payment Notice” is defined in Section 2.5(f)(i).

“Accelerated Contingent Stock Consideration” is defined in Section 2.5(f)(i).

“Accounts Receivable” means, as of any specified date, any accounts receivable determined under GAAP.

“Accredited Investor” means a Seller that (a) is an “Accredited Investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act as of the date hereof, and (b) if applicable, is not required to be issued a disclosure document for the purposes of sections 708(8)(c) or 708(8)(d) of the Corporations Act where the Seller has provided certificate from a qualified accountant dated no more than six (6) months before the date of this Agreement that Seller has (i) net assets of at least AU$2,500,000 or (ii) gross income for each of the last two financial years of at least AU$250,000.

“Action” means any claim, proceeding, litigation, lawsuit, action, prosecution, cause of action, demand, Order, direction, declaration, suit, arbitration, mediation, inquiry, audit, notice of violation, citation, summons, subpoena, investigation or administrative, quasi-administrative or other proceeding, of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity.

“Adjustment Escrow Amount” means an amount equal to $50,000.

“Adjustment Escrow Fund” means the Adjustment Escrow Amount paid to the Escrow Agent, and any interest earned thereon, which shall be maintained and administered by the Escrow Agent in accordance with the Escrow Agreement to provide a source of funds for the payment of the amounts owing to Purchaser or the Sellers, as applicable, under Section 2.4(d).

“Affiliates” means, with respect to a particular Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with such specified Person, (b) an Immediate Family Member of that Person and (c) a Related Body Corporate of that Person; provided that, with respect to a Person that is a trust, “Affiliates” shall include all trustors, settlors, trustees, co-trustees and beneficiaries of such trust.  For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interest in a partnership or limited liability company.

“Agent” is defined in Section 7.13.

“Agreement” is defined in the Preamble.

“Applicable Customer Contracts” mean those Contracts, if any, entered into by the Company or any of its Subsidiaries with any of the Target Customers during the Contingent Period.

“Assets” means, collectively, all of the assets, including inventory, properties, business, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated of the Company and its Subsidiaries, whether or not reflected on the Financial Statements.

“ATO” means the Australian Taxation Office.

“Balance Sheet” is defined in Section 5.8(a).

“Balance Sheet Date” is defined in Section 5.8(a).

“Baseline Amount” is defined in Section 2.1.

“Baseline Cash Amount” means $10,000,000.

“Basket” is defined in Section 10.3(a).

“Business” means, collectively, the business of the Company and its Subsidiaries in the development, operation, and support of clinical decision support software for precision dosing of pharmaceutical products.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York or Brisbane, Australia are authorized or required by Law to close.

“Business Intellectual Property” means the Licensed Intellectual Property and the Owned Intellectual Property.

“Capital Stock” means (a) in the case of a corporation, its company share capital or shares of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited), and (c) any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets, of the issuing entity.

“Cash Consideration” is defined in Section 2.1.

“Claim Notice” is defined in Section 10.6(a).

“Claim Response” is defined in Section 10.6(a).

“Closing” is defined in Section 3.1.

“Closing Date” is defined in Section 3.1.

“Closing Employment Agreements” is defined in the Background.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Company Cash” means, collectively, all cash and cash equivalents held by the Company and its Subsidiaries, less (a) any and all restricted cash (including any amounts that are not freely available) and cash necessary to cover all outstanding checks and wire transfers that have been mailed, transmitted or otherwise delivered by the Company or its Subsidiaries but have not cleared its bank or other accounts, all as determined in accordance with GAAP; less (b) any overdrafts or related fees, (x) as of the close of business on the day immediately preceding the Closing Date and (y) only to the extent not otherwise reflected as a liability on the Net Working Capital Schedule; provided that, Company Cash shall not include any cash and cash equivalents held by the Company and its Subsidiaries in respect of amounts received pursuant to Applicable Customer Contracts.

“Company Confidential Information” is defined in Section 7.7.

“Company Contracts” is defined in Section 5.16(b).

“Company Disclosure Schedule” is defined in the preamble to Article IV.

“Company Products” means any product (including, without limitation, any Software product, Company Software, or software as a service (including related back-end infrastructure operated by the Company or any of its Subsidiaries), platforms as a service, and similar technologies), equipment, or service developed, under development, manufactured, marketed, sold, licensed, leased, distributed, or delivered by the Company or any of its Subsidiaries, and other products sold, marketed, promoted, or distributed by or on behalf of the Company or any of its Subsidiaries, including those set forth on Schedule 1 hereto.

“Company Security” means all outstanding Shares and any other Equity Interest in the Company.

“Company Software” means all Software that is included in the Owned Intellectual Property.

“Confidential Information” means any information of a Person, including a list, compilation, method, technique or process that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use.

“Confirmed Accredited Investor” means a Seller (a) that has submitted to Purchaser on or prior to the date that is at least three (3) Business Days prior to the Closing Date (i) a questionnaire confirming his, her or its status as an Accredited Investor as of the date hereof, and, (ii) if Seller is relying on sections 708(8)(c) or 708(8)(d) of the Corporations Act, a certificate from a qualified accountant dated no more than six (6) months before the date of this Agreement that Seller has (A) net assets of at least AU$2,500,000, or (B) gross income for each of the last two financial years of at least AU$250,000, and (b) as to which no information has come to the attention of Purchaser or Parent that would reasonably cause Purchaser or Parent to believe that such Seller is not an Accredited Investor.

“Consolidated Group” means a consolidated group as defined in section 703-5 Tax Act 1997.

“Contingent Cash Consideration” is defined in Section 2.5(c).

“Contingent Payment” means an amount equal to the product of (a) the Contingent Period Customer Revenue, multiplied by (b) three (3).

“Contingent Payment Measurement Date” means the date that is twelve (12) months after the date of this Agreement.

“Contingent Period” means the period starting on the date of this Agreement and ending on the Contingent Payment Measurement Date.

“Contingent Period Customer Revenue” means the total amount of revenue to be earned or paid (without duplication) under each Applicable Customer Contract pursuant to the terms of the Applicable Customer Contract during the earlier of (a) the first thirty-six (36) months of the Applicable Customer Contract and (b) the term of the Applicable Customer Contract, in each case as set forth in each Applicable Customer Contract.

“Contingent Period Target Customer Revenue” means the total amount of revenue to be earned or paid (without duplication) under each Applicable Customer Contract pursuant to the terms of the Applicable Customer Contract during the first twelve months of the Applicable Customer Contract.

“Contingent Statement” is defined in Section 2.5(a).

“Contingent Stock Consideration” is defined in Section 2.5(c).

“Contract” means any written or oral contract, agreement, lease, plan, instrument or other document, commitment, arrangement, undertaking, practice or authorization that is binding on any Person or its property under applicable Law, including any purchase orders or statements of work authorized or issued pursuant to the terms of a contract.

“Corporations Act” means the Corporations Act 2001 (Cth).

“Customer Contracts” means any Contracts pursuant to which the Company or any of its Subsidiaries has provided or will provide products or services in connection with the Business.

“D&O Tail Policy” is defined in Section 7.4.

“Damages” means any and all Liabilities, judgments, losses, fines, assessments, Taxes, costs, damages or reasonable expenses (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description incurred by such Indemnified Purchaser Party in connection therewith).

“Data Room” is defined in the definition of “made available.”

“Data Room Drive” is defined in Section 7.12.

“Debt Amount” means, collectively, the amount of all Indebtedness of the Company and its Subsidiaries that is outstanding as of the Closing, determined immediately prior to giving effect to the Closing.

“Deemed Security Interest” is defined in Section 5.32(a).

“Default” means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, could constitute a breach, default or violation or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, could give rise to a right of termination, renegotiation, acceleration or a right to receive Damages, a right to specific performance, or a payment of penalties.

“Disputed Amounts” is defined in Section 2.5(b).

“DoseMe LLC” means DoseMe LLC, a Minnesota limited liability company and wholly-owned subsidiary of the Company.

“Due Diligence Request List” means the Due Diligence Request List dated September 14, 2018 with respect to the Company and its Subsidiaries, as well as any supplements thereto.

“Employee General Release” is defined in Section 3.2(a)(iv).

“Environmental Laws” means all Laws, Environmental Permits, policies, guidance documents, Orders and Contracts with any Governmental Body related to protection of the environment, natural resources, safety or health or the handling, use, recycle, generation, treatment, storage, transportation or disposal of Hazardous Materials, and any common law cause of action relating to the environment, natural resources, safety or health as they pertain to exposure to Hazardous Materials.

“Environmental Permit” means all permits, licenses, approvals, authorizations or consents required by any Governmental Body under any applicable Environmental Law and includes any and all Orders, consent orders or binding Contracts issued by or entered into with a Governmental Body under any applicable Environmental Law.

“Equity” is defined in the Background.

“Equity Interest” means, in respect of any Person, (a) any Capital Stock or similar security of (or other ownership or profit interests in) such Person, (b) any security convertible into or exchangeable for any security (or other ownership or profit interests) described in clause (a), (c) any option, warrant, or other right to purchase or otherwise acquire any security described in clauses (a) or (b), (d) any other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, (e) any ““security” within the meaning of section 92 of the Corporations Act, and (f) any “equity security” within the meaning of the Exchange Act and the rules and regulations promulgated thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules promulgated thereunder, or any successor Law.

“ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means Wilmington Trust, N.A.

“Escrow Agreement” means the Escrow Agreement to be entered into on the date hereof by Purchaser, the Seller Representative and the Escrow Agent, in the form attached as Exhibit B hereto.

“Escrow Funds” means the Adjustment Escrow Fund and the Indemnification Escrow Fund.

“Estimated Closing Payment Calculation Statement” is defined in Section 2.2.

“Estimated Purchase Price” is defined in Section 2.2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Claim” is defined in Section 7.10(a).

“Expiration Date” is defined in Section 10.4.

“FDA” means the U.S. Food and Drug Administration, and any successor agency thereto.

“FFDCA” means the Federal Food, Drug, and Cosmetic Act, as amended, and the rules and regulations thereunder.

“Final Company Transaction Expenses” means the Transaction Expenses, as finally determined pursuant to Section 2.4(b).

“Final Debt Amount” means the Debt Amount, as finally determined pursuant to Section 2.4(b).

“Final Determination” means, with respect to any issue, (a) an Order by any court of competent jurisdiction, which Order has become final and not subject to further appeal, (b) a closing agreement entered into under Section 7121 of the Code or any other binding settlement agreement entered into in connection with or in contemplation of an administrative or judicial proceeding, or (c) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available.

“Final Net Working Capital” means the Net Working Capital, as finally determined pursuant to Section 2.4(b).

“Final Purchase Price” is defined in Section 2.4(c).

“Final Purchase Price Calculation Statement” is defined in Section 2.4(c).

“Financial Statements” is defined in Section 5.8(a).

“Fundamental Representations” means the representations and warranties set forth in Sections 4.1 (Authority and Binding Effect), 4.4 (The Shares), 4.5 (Investment Representations), 4.7 (Brokers), 4.8 (Company Sellers), 4.9 (Trustee Sellers), 4.10 (Solvency of Sellers), 4.11 (Residency of Sellers), 5.1 (Organization and Standing), 5.2 (Capitalization and Ownership), 5.3 (Subsidiaries of the Company) 5.4 (Authority and Binding Effect), 5.9 (Taxes), 5.15 (Intellectual Property), and 5.27 (Brokers).

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“General Cap Claim” is defined in Section 10.3(b).

“Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign or other government or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, regulatory body or other entity and any court, arbitrator or other tribunal).

“Governmental Permit Action” is defined in Section 5.18(a).

“Governmental Permits” means any permits, licenses, registrations, Orders, clearances, de novo grants, consents, authorizations, listings, certificates of occupancy, approvals, privileges or other authorizations of any nature whatsoever, granted, approved, accepted or allowed by any Governmental Body.

“GST” means goods and services tax or similar value added tax levied or imposed in Australia under the GST Act or otherwise on a supply.

“GST Act” means A New Tax System (Goods and Services Tax) Act 1999 (Cth).

“Hazardous Materials” means any substance, material or waste that is regulated or classified under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including, without limitation, any hazardous, toxic or radioactive substance, material or waste that is regulated by any Governmental Body.

“Head Company” has the meaning given to that term in section 703-15 Tax Act 1997.

“Health Care Laws” means Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute); Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733 (as amended); the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; HIPAA; FFDCA;

Therapeutic Goods Act 1989 (Cth); and any similar foreign (including Australian), state and local Laws; and all applicable foreign (including Australian), federal, state, and local licensing, anti-kickback, -bribery, -corruption and -fraud Laws applicable to the services and Company Products provided by the Sellers, the Company or the Subsidiaries, including under the Criminal Code Act 1995 (Cth).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended from time to time, and the implementing regulations at 45 CFR Parts 160 and 164, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009.

“Immediate Family Member” means, with respect to any natural person, such natural person’s (a) spouse (including husband or wife during marriage and widow or widower whether or not remarried, same sex partner, and live-in partner during such time as the same reside at the same address) and (b) parents (including stepparents), siblings (including stepsiblings), children (including adoptive relationships and stepchildren), and the spouse (including husband or wife during marriage and widow or widower whether or not remarried, same sex partner, and live-in partner during such time as the same reside at the same address) of each of the foregoing natural persons described in clause (b).

“Indebtedness” as applied to any Person means (without duplication) (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, including under the Purchaser Note, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention Contract with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such Contract in the event of Default are limited to repossession or sale of such property), (d) all indebtedness of such Person secured by a mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien, (e) all obligations under capital leases and those arrangements which should have been recorded as capital leases in respect of which such Person is liable as lessee, (f) any Liability of such Person in respect of banker’s acceptances or letters of credit, (g) all obligations of such Person in respect of the deferred purchase price of property or services (other than current trade accounts payable in the ordinary course of business), (h) obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment prior to the Closing Date in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the maximum liquidation preference that such Person may be required to pay plus, without duplication, accrued and unpaid dividends, (i) any amounts owed to Affiliates of such Person, (j) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Company or its Subsidiaries, (k) all interest, fees, prepayment premiums and other expenses owed with respect to the indebtedness referred to in clauses (a) through (j), and (l) all indebtedness referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss. For the avoidance of doubt, “Indebtedness” does not include any amounts that are included in Net Working Capital or Transaction Expenses.

“Indemnification Escrow Amount” means an amount equal to $1,500,000.

“Indemnification Escrow Fund” means the Indemnification Escrow Amount paid to the Escrow Agent, and any interest earned thereon, which shall be maintained and administered by the Escrow Agent in accordance with the Escrow Agreement to provide a source of funds for the payment of the indemnification obligations set forth in Section 10.1.

“Indemnified Party” means any Person that is seeking indemnification pursuant to the provisions of this Agreement.

“Indemnified Purchaser Party” is defined in Section 10.1(a).

“Indemnified Seller Party” is defined in Section 10.2(a).

“Indemnitor” means any Party from which any Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

“Independent Accounting Firm” is defined in Section 2.4(c).

“Insolvency Event” means (a) in relation to a Person that is not a natural person: (i) the Person has admitted in writing that it is unable generally to pay its debts as and when they fall due or has stopped or suspended generally payment of its debts; (ii) an order is made or an effective resolution is passed for the winding up or dissolution without winding up (otherwise than for the purposes of reconstruction or amalgamation) of the Person; (iii) a receiver, receiver and manager, judicial manager, liquidator, administrator or like official is appointed over the whole or a substantial part of the undertaking or property of the Person; (iv) the holder of a Lien takes possession of the whole or substantial part of the undertaking or property of the Person; or (v) the Person proposes or takes any steps to implement a scheme of arrangement or other compromise or agreement with its creditors or any class of them; or (b) in relation to a natural person, the natural person: (x) dies; (y) is made bankrupt, declared bankrupt, or files a petition for relief under bankruptcy Laws; or (z) is declared to be incompetent or unable to conduct his or her affairs.

“Intellectual Property” means all intellectual property and industrial property rights pursuant to the Laws of any jurisdiction throughout the world, including any and all: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all provisionals, reissues, continuations, continuations-in-part, divisions, renewals, extensions and reexaminations thereof, and all industrial designs and registrations and applications therefor, (b) trademarks, service marks, trade dress, logos, slogans, trade names, domain names, URLs, brand names, and corporate names, user names, screen names, internet and mobile account names (including social media names, “tags,” and “handles”) or other designations of source, origin, sponsorship, endorsement or certification, together with all goodwill associated with any of the foregoing, whether or not applied for or registered and all applications, registrations and renewals in connection therewith, (c) all copyrights and copyrightable works and all applications, registrations and renewals in connection therewith, together with all translations, adaptations, derivations and combinations thereof and all website content, documentation, advertising copy, marketing materials, specifications, drawings, graphics, databases, recordings and Software, (d) all trade secrets and Confidential Information (including ideas, source code, object code, invention disclosure statements, databases, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, tools, methods, product road maps, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (“Trade Secrets”), and (e) all other proprietary rights and rights of publicity relating to any of the foregoing, including rights to priority, causes of action, damages and remedies for past, present and future infringements, misappropriations or other violations thereof and rights of protection of an interest therein under the Laws of any jurisdiction.

“Interim Period” is defined in Section 7.1(a).

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means the hardware, Software (other than proprietary software developed for or by the Company or its Subsidiaries for the Company’s or its Subsidiaries’ own internal use or providing to Persons), databases (but not including any data contained therein or associated therewith), data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, owned, leased or licensed by the Company or its Subsidiaries, or any of them, but excluding such lines, equipment, or infrastructure owned or operated by third parties (e.g., internet service providers, telecommunications carriers, and the like) to which the Company or its Subsidiaries has access under a Contract.

“Knowledge,” “to the knowledge of,” or phrases of similar import, with respect to an individual, means the actual knowledge of an individual after due inquiry.  The Company shall be deemed to have “Knowledge” if Charles Cornish or Robert McLeay has actual knowledge after due inquiry.  A Person other than the Company that is not an individual shall be deemed to have “Knowledge” if any individual serving as a director, manager or officer of the Person (or in any similar capacity) has actual knowledge of a fact or matter after due inquiry.

“Law” means any foreign, federal, state, territory, local or municipal law, statute, constitution, ordinance, code, decree, rule, regulation, ruling, requirement, policy or guideline issued, enacted, adopted or promulgated by or under the authority of any Governmental Body.

“Leased Real Property” is defined in Section 5.14(a).

“Liability” means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated, secured or unsecured, disputed or undisputed, vested or unvested.

“Licensed Intellectual Property” means all Intellectual Property owned by a third party and used or held for use by the Company or any of its Subsidiaries.

“Liens” means with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, covenant, easement, right of way, encroachment, restriction on transfer or other claim or encumbrance of any nature whatsoever in respect of such property or asset (including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership) and includes a Security Interest.

“Liquidated Claim Notice” is defined in Section 10.6(a).

“made available” or words of similar import means, with respect to documents or information required to be provided by the Company or any Seller, any documents or information posted by the Company, any Seller or their respective representatives to the Company’s electronic data room hosted by Dropbox and maintained by Matchpoint Partners LLC (the “Data Room”) at least one (1) day prior to the date hereof.

“Marketing Authorizations” mean all Governmental Permits required to manufacture, supply, import, export, wholesale and store a therapeutic good, including under the Therapeutic Goods Act 1989 (Cth) and other state and federal legislation relating to therapeutic goods.

“Material Adverse Effect” means any change, effect, event, violation, inaccuracy, circumstance or other matter that, individually or in the aggregate, is or could reasonably be expected to be materially adverse to (i) the Liabilities, financial condition, assets, results of operations, prospects, liquidity, products, competitive position, customers or customer relations of the Company, any of its Subsidiaries or the Business or (ii) the ability of the Sellers or the Company to consummate the Transactions or to perform any of their respective obligations under this Agreement, in each case other than any such effect or change resulting from or arising in connection with (a) general economic or industry-wide conditions which do not disproportionately affect the Company, any of its Subsidiaries or the Business, (b) acts of terrorism or military action or the threat thereof which do not disproportionately affect the Company, any of its Subsidiaries or the Business or (c) any change in accounting requirements or principles or any change in applicable Law.

“Maximum Share Number” means 19.9% of the issued and outstanding shares of Parent Stock as of the close of trading on the last trading day immediately prior to the Closing Date, rounded down to the nearest whole share.

“Net Working Capital” means the aggregate amount of current assets of the Company and its Subsidiaries on a consolidated basis contained in the Net Working Capital Accounts less the aggregate amount of current liabilities of the Company and its Subsidiaries on a consolidated basis contained in the Net Working Capital Accounts, each determined as of the close of business on the day immediately preceding the Closing Date and calculated in a manner consistent with the Net Working Capital Schedule.  In no event shall Net Working Capital include (a) any amounts for deferred contract revenue or similar deferred liabilities for future performance under Customer Contracts or any other Contracts or (b) accounts receivable of the Company and its Subsidiaries in respect of Applicable Customer Contracts.  Further, for the avoidance of doubt, “Net Working Capital” does not include any amounts that are included in Indebtedness or Transaction Expenses.

“Net Working Capital Accounts” means the specific accounts set forth on Schedule 2 attached hereto.

“Net Working Capital Schedule” means the schedule attached hereto as Schedule 3, which schedule contains the calculations and principles used to determine the Net Working Capital.

“Non-Accredited Investor” means a Seller that is not (a) an “Accredited Investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act or (b) a Confirmed Accredited Investor.

“Non-Qualified Deferred Compensation Plan” is defined in Section 5.22(g)(v).

“Notice of Objection” is defined in Section 2.5(b).

“Notice of Third Party Claim” is defined in Section 10.5(a).

“Off-the-Shelf Software License” means any license or other Contract for generally commercially available, off-the-shelf Software that in each case has incurred license fees of less than $10,000 per year.

“Options” is defined in the Background.

“Order” means any judgment, settlement, decree, injunction, order, ruling, writ, citation or award of any nature of any Governmental Body or other authority that is binding on any Person or its property under applicable Law.

“Ordinary course” or “ordinary course of business” means, with respect to an action taken by any Person, an action that is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person.

“Organizational Documents” means an entity’s certificate or articles of incorporation, formation or organization, certificate defining the rights and preferences of securities, general or limited partnership agreement, bylaws, constitution, shareholders’ agreement or operating agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

“OSS License” means any license or other Contract pursuant to which Software is licensed or distributed that requires licensees or recipients to (i) disclose or otherwise make available the source code for any Software incorporating or using such licensed or distributed Software, or that is a derivative work of such licensed distributed Software, or that was otherwise authored or developed using such licensed or distributed Software, or (ii) distribute or make available the Software described in item (i) on terms specified in such license or other Contract, including, but not limited to, the GNU General Public License (GPL) (any version) or other open source code license.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent” is defined in the preamble.

“Parent Stock” means the common stock, par value $0.0001 per share, of Parent.

“Parent Stock Value” means, as of an applicable date, an amount per share of Parent Stock equal to the arithmetic average of the volume-weighted average (rounded to two decimal places)

trading price per share of Parent Stock for the fifteen (15) full trading days ended on and including the trading day immediately prior to such applicable date, using trading prices reported on (a) the NASDAQ Global Market or (b) if the Parent Stock is no longer traded on the NASDAQ Global Market, such other trading market that Parent Stock is trading on as of such applicable date, in each case during primary trading sessions from 9:30 a.m., Eastern Time, to 4:00 p.m. Eastern Time (and not an average of the daily averages during such fifteen (15) trading days).

“Party” is defined in the Preamble.

“Payment Date” is defined in Section 2.5(c)(i).

“Payoff Letters” is defined in Section 3.2(a)(vii).

“Permitted Interest” is defined in Section 7.6(i).

“Permitted Liens” means (a) Liens for Taxes, assessments or similar charges not yet due and payable, (b) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens securing obligations incurred in the ordinary course of the business not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside therefor, (c) easements, rights of way, restrictions, and the like affecting any Leased Real Property, in each case of record, which individually or in the aggregate, do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used, (d) any Lien in relation to personal property (as defined in the PPSA and to which the PPSA applies) that is created or provided for by: (i) a transfer of an Account or Chattel Paper, (ii) a PPS Lease, or (iii) a Commercial Consignment, that is not a Security Interest, (e) the interest of the lessee or owner in respect of assets subject to a finance or capital lease, a hire-purchase agreement or a conditional sale agreement, (f) non-exclusive licenses granted pursuant to Customer Contracts in the ordinary course of business, (g) restrictions imposed by securities Laws applicable to securities generally, and (h) other Liens that do not materially impede the conduct of the Business and which are set forth on Schedule 4.  In this definition, Account, Chattel Paper, PPS Lease and Commercial Consignment have the meanings given to such terms in the PPSA.

“Person” means any natural person, corporation, limited liability company, partnership, proprietorship, association, joint venture, trust or other legal entity.

“Personal Information” means (i) any information or data that alone or together with any other data or information relates to an identified or identifiable natural person and (ii) any other information or data considered to be personally identifiable information or data under applicable Laws (including financial information, Protected Health Information (as such term is defined under HIPAA), and health information (as such term is defined under the Privacy Act)).

“Plans” means (a) any employee superannuation contribution, pension plan, 401(k) plan, profit-sharing plan, health or welfare plan, and any other employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is maintained or sponsored by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or for which the Company or any of its Subsidiaries otherwise has or may have any Liability, either directly or as a result of an ERISA Affiliate, and (b) any other benefit arrangement, obligation, or practice to provide benefits as compensation for services rendered, to one or more present or former employees, directors, agents, or independent contractors, that is maintained or sponsored by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or for which the Company or any of its Subsidiaries otherwise has or may have any Liability either directly or as a result of an ERISA Affiliate, including employment Contracts, severance policies or Contracts, retention or change in control compensation agreements, executive compensation arrangements, bonus, commission or other incentive arrangements, equity-based compensation, deferred compensation arrangements, welfare or fringe benefits, and each other employee benefit plan, fund, program, Contract or arrangement.

“PPSA” means the Personal Property Securities Act 2009 (Cth).

“Pre-Closing Tax Period” means any taxable period ending prior to or on the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Tax Refund” is defined in Section 7.3(e).

“Privacy Act” means the Privacy Act 1988 (Cth).

“Privacy Laws” is defined in Section 5.29(a).

“Proposal” is defined in Section 7.13.

“Pro Rata Share” means, for each Seller, the percentage of any payments, distributions, or releases to be made to, and several indemnification percentage of, that Seller under this Agreement after Closing, including any Contingent Payment or release of any Escrow Funds.

“Protected Business” is defined in Section 7.6(i).

“Purchase Price” is defined in Section 2.1.

“Purchaser” is defined in the Preamble.

“Purchaser Note” means that certain Convertible Promissory Note, dated as of October 1, 2018, made by the Company and each of its Subsidiaries to Purchaser.

“Purchaser’s Closing Payment” is defined in Section 2.4(a).

“Purchaser’s Closing Payment Calculation Statement” is defined in Section 2.4(a).

“Purchaser’s Proposed Calculations” is defined in Section 2.4(a).

“Purchaser Tax Returns” is defined in Section 7.3(b)(ii).

“Qualified Plan” is defined in Section 5.22(c).

“R&D Tax Offset” means the tax offset referred to in section 355-100 of the Tax Act 1997.

“Real Estate Lease” is defined in Section 5.14(a).

“Recall” is defined in Section 5.19(d).

“Registered IP” is defined in Section 5.15(a).

“Related Body Corporate” has the meaning given to that term in the Corporations Act.

“Released Claims” is defined in Section 7.10(a).

“Releasee” is defined in Section 7.10(a).

“Releasor” is defined in Section 7.10(a).

“Remaining Disputed Items” is defined in Section 2.4(c).

“Response Period” is defined in Section 10.6(a).

“Restricted Area” is defined in Section 7.6(i).

“Restricted Period” is defined in Section 7.6(i).

“Review Period” is defined in Section 2.4(b).

“Scheduled IP” is defined in Section 5.15(a).

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” is defined in Section 6.7.

“SEC Effective Date” is defined in Section 6.7.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Interest” means a security interest as defined in the PPSA.

“Seller Representative” is defined in the Preamble.

“Seller Tax Returns” is defined in Section 7.3(b)(i).

“Sellers” is defined in the Preamble.

“Sellers’ Proposed Calculations” is defined in Section 2.4(b).

“Sellers’ Tax Contest” is defined in Section 7.3(d)(i).

“Shares” is defined in the Background.

“Software” means all computer software (including data and related documentation) and databases, and any and all software implementations of algorithms, specifications, models and methodologies, application programming interfaces, user interfaces, assemblers, applets, compilers, compiled code, binaries, design tools, development tools, operating systems, in each case whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations, compilations, arrangements, adaptations, and derivative works thereof.

“State Privacy Laws” is defined in Section 5.29(a).

“Stock Amount” is defined in Section 2.1.

“Stock Consideration” is defined in Section 2.1.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” or “Subsidiaries” means, with respect to any Party to this Agreement, any corporation or other organization, of which (a) such Party or any other Subsidiary of such Party is a general partner (excluding partnerships, the general partnership interests of which held by such Party or any Subsidiary of such Party do not have a majority of the voting interest in such partnership) or (b) such Party or any other Subsidiary of such Party directly or indirectly owns or controls at least a majority of the Capital Stock or other Equity Interests having by their terms ordinary voting power to elect a majority of the board of directors, board of managers or other persons performing similar functions.

“Subsidiary Shares” is defined in Section 5.3(b).

“Target Customers” mean each of the customers set forth on Schedule 5.

“Target Net Working Capital” means -$250,000.

“Tax Act 1936” means Income Tax Assessment Act 1936 (Cth).

“Tax Act 1997” means Income Tax Assessment Act 1997 (Cth).

“Tax Admin Act” means Taxation Administration Act 1953 (Cth).

“Tax Contest” is defined in Section 7.3(d)(i).

“Tax Laws” means Tax Act 1936, Tax Act 1997, Tax Admin Act, the Code, Treasury Regulations and any other Law with respect to Taxes.

“Tax Returns” means all reports, returns, statements, elections, declarations, disclosures, informational returns or statements (including estimated reports, returns, schedules or statements) and other similar filings required to be filed by a party with respect to any Taxes (including any schedule or attachment thereto), and including any amendment thereof.

“Taxes” shall mean all U.S. federal, state, local and non-U.S. levies, charges, fees, deductions, compulsory loans, taxes, assessments and other governmental charges, duties (including stamp duty), impositions and liabilities that are assessed, levied, collected or imposed by Law or by a Governmental Body, including income, gross receipts, value-added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, unemployment, windfall, escheat or unclaimed property, environmental, social security (or equivalent), Medicare, customs, duties, alternative, add-on minimum, estimated and franchise taxes, whether disputed or not, and including any liability for the payment of the foregoing obligations of another Person as a result of (a) being or having been a member of an affiliated, consolidated, combined, unitary or aggregate group of corporations including by application of Treasury Regulation Section 1.1502-6 or any similar provision of Tax Law or member of a Consolidated Group; (b) being or having been a party to any tax sharing or funding agreement or any express or implied obligation to indemnify any Person; (c) being or having been a transferee, successor, or otherwise assuming the obligations of another Person to pay the foregoing amounts; and (d) any interest, fine, penalty, charge, fee or any other amount imposed on, or in respect of any of the above.

“TGA” means the Australian Therapeutic Goods Administration, and any successor agency thereto.

“Third Party Claim” is defined in Section 10.5(a).

“Third Party Defense” is defined in Section 10.5(b).

“Trade Secrets” is defined in the definition of “Intellectual Property.”

“Transaction Documents” means this Agreement, the Escrow Agreement and any other certificate, instrument, Contract or document required to be delivered pursuant to the terms hereof.

“Transaction Expenses” means the sum of the following costs and expenses incurred on, prior to, or in connection with the Closing, that have not been paid prior to the Closing or otherwise included in the calculation of Net Working Capital: (a) all fees, costs and expenses incurred by any of the Sellers or the Company (or any of its Subsidiaries) relating to the Transactions, including legal, accounting, investment banking (including any broker’s fees), financial advisory and appraisal costs, and all other fees and expenses of third parties incurred in connection with the negotiation, preparation, execution and effectuation of the Transaction Documents, (b) the aggregate amount payable under any change of control, severance, transaction or retention bonuses, golden parachute, Tax gross-up or similar payments which are payable by the Company (or any of its Subsidiaries) in connection with the consummation of the Transactions (other than as a result of Purchaser’s decision to terminate employees of the Company or the Subsidiaries on or after the Closing), including all payroll Taxes (including the employer portion of any employment Taxes payable with respect thereto, and other Taxes required to be withheld with respect to such payments or on account of any payment with respect to any Equity Interests), (c) any payments, costs, fees or expenses associated with obtaining any waivers, consents or approvals required in connection with the Transactions, (d) all costs, fees, premiums and expenses of purchasing the tail policies required by Section 7.4, and (e) 50% of the Escrow Agent’s fees and expenses incurred pursuant to the Escrow Agreement.  For the avoidance of doubt, “Transaction Expenses” does not include any amounts that are included in Indebtedness or Net Working Capital.

“Transactions” means the sale and purchase of the Shares, and the other transactions contemplated by the Transaction Documents.

“Transfer Taxes” is defined in Section 7.3(g).

“U.S.” means the United States of America.

“Unliquidated Claim” is defined in Section 10.6(a).

“Work Safety Authority” means the relevant authority or body responsible for the administration, regulation and/or enforcement of work health and safety laws in each jurisdiction within Australia and includes the following (or the comparable authority or body with a different name from time to time): (a) The WorkCover Authority of New South Wales; (b) WorkSafe Victoria; (c) Workplace Health and Safety Queensland; (d) WorkSafe Western Australia; (e) SafeWork South Australia; (f) WorkSafe Tasmania; (g) NT WorkSafe; (h) WorkSafe ACT; and (i) Comcare.

ARTICLE II
SALE AND PURCHASE OF THE SHARES

2.1                               Sale and Purchase.  Subject to the terms and conditions contained in this Agreement and subject to the adjustment set forth in Section 2.4, at the Closing, each Seller shall assign, sell, transfer and deliver to Purchaser, free and clear of all Liens, and Purchaser shall purchase from each Seller, all of such Seller’s right, title and interest in, to and under, the Equity in consideration of the Sellers receiving collectively (a) an aggregate amount of cash equal to the Baseline Cash Amount minus, (i) the Final Debt Amount, minus (ii) the Final Company Transaction Expenses, and, (iii) if the Final Net Working Capital exceeds the Target Net Working Capital, plus the amount of such excess, and, (iv) if the Final Net Working Capital is less than the Target Net Working Capital, minus the amount of such deficiency (the “Cash Consideration”) and (b) to the Confirmed Accredited Investors, an aggregate number of shares of Parent Stock with an aggregate value equal to $10,000,000 (the “Stock Amount,” and together with the Baseline Cash Amount, the “Baseline Amount”) at the Parent Stock Value calculated as of the date of this Agreement (the “Stock Consideration” and together with the Cash Consideration, the “Purchase Price”). Parent acknowledges that it will receive good and valuable consideration as a result of Purchaser’s acquisition of the Shares, sufficient to support its obligations hereunder, including its obligation to issue shares of Parent Stock to Sellers on the terms set forth in this Agreement.

2.2                               Estimated Closing Payment Calculation Statement.  At least three (3) Business Days prior to the Closing, the Sellers shall deliver to Purchaser a written statement (the “Estimated Closing Payment Calculation Statement”), which shall set forth the Sellers’ good faith estimate as of the Closing of each of the following calculated in accordance with the terms set forth herein: (a) the Debt Amount, (b) the Transaction Expenses, (c) the Net Working Capital (and each component thereof, including Company Cash), (d) the resulting Purchase Price (the “Estimated

Purchase Price”), (e) the portion of the Purchase Price (including Cash Consideration and, subject to Section 2.9, Stock Consideration) to be received by each Seller (assuming no deductions related to the Adjustment Escrow Amount or the Indemnification Escrow Amount), (f) the portion of the Adjustment Escrow Amount and the Indemnification Escrow Amount allocated to each Seller, and (g) the total Purchase Price paid to each Seller (after deductions related to the Adjustment Escrow Amount and the Indemnification Escrow Amount).  The Estimated Closing Payment Calculation Statement shall also set forth (i) whether each Seller is an Accredited Investor or a Non-Accredited Investor, and (ii) with respect to each recipient of any portion of the Estimated Purchase Price, as described in Section 2.3, the amount to which each such recipient is entitled as well as the wiring instructions relating thereto.  Purchaser shall have the opportunity to review and comment on the Estimated Closing Payment Calculation Statement and Sellers shall, in good faith, consider any such comments that are timely provided by Purchaser.  The Estimated Closing Payment Calculation Statement must be final at least one (1) Business Day prior to the Closing.

2.3                               Closing Payments.  At the Closing, Purchaser shall make the following payments, and, in the case of clause (b), as soon as reasonably practicable following the Closing, Parent shall cause to be issued:

(a)                                 to each Seller, the cash amount set forth for that Seller in the Estimated Closing Payment Calculation Statement (for the avoidance of doubt and without duplication, after deductions related to the Adjustment Escrow Amount and the Indemnification Escrow Amount), to the account or accounts designated in the Estimated Closing Payment Calculation Statement;

(b)                                 to each Seller who is a Confirmed Accredited Investor, the number of shares of Parent Stock as are set forth for that Seller in the Estimated Closing Payment Calculation Statement, recorded in book-entry form in the name of that Seller with Parent’s transfer agent, American Stock Transfer & Trust Company;

(c)                                  to each holder of any Debt Amount, the amount(s) of the applicable Indebtedness owed to such holder pursuant to wire instructions or other payment instructions provided by such holder;

(d)                                 to each Person to whom a Transaction Expense is owed, the amount of the applicable Transaction Expense pursuant to wire instructions or other payment instructions provided by such Person; and

(e)                                  to the Escrow Agent, the Indemnification Escrow Amount and the Adjustment Escrow Amount pursuant to wire instructions provided by the Escrow Agent.

2.4                               Purchase Price Adjustment.

(a)                                 Within ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to the Seller Representative a written statement (“Purchaser’s Closing Payment Calculation Statement”) setting forth, in reasonable detail, Purchaser’s calculations (“Purchaser’s Proposed Calculations”) of (i) the Net Working Capital, (ii) the Debt Amount, (iii) the Transaction Expenses, and (iv) the cash payment actually due to the Sellers in accordance with Section 2.1 based on the amounts in the foregoing clauses (i) — (iii) (“Purchaser’s Closing Payment”).

(b)                                 After receipt of Purchaser’s Closing Payment Calculation Statement, the Seller Representative shall have thirty (30) days (the “Review Period”) to review Purchaser’s Closing Payment Calculation Statement.  During the Review Period, Purchaser shall (i) permit the Seller Representative and his representatives (subject to such representatives executing a customary confidentiality agreement) to have reasonable access during normal business hours to the books, records and work papers pertaining to or used in connection with the preparation of Purchaser’s Closing Payment Calculation Statement and (ii) provide the Seller Representative reasonable access during normal business hours to Purchaser’s and the Company’s employees and accountants as reasonably requested by the Seller Representative; provided that such access will be in a manner that does not interfere with the normal business operations of Purchaser or the Company.  On or prior to the last day of the Review Period, the Seller Representative shall notify Purchaser in writing of any disagreement with Purchaser’s Closing Payment Calculation Statement or with the accuracy of any of Purchaser’s Proposed Calculations.  Any such notice of disagreement shall specify those items or amounts as to which the Seller Representative disagrees and shall include the Seller Representative’s proposed changes to the calculation of the Company Cash, the Debt Amount, the Transaction Expenses, the Net Working Capital and the Purchase Price, as applicable (the “Sellers’ Proposed Calculations”); provided, that the Seller Representative may only dispute any matters in Purchaser’s Proposed Calculations based on (x) non-compliance with the definitions of Net Working Capital, Debt Amount and Transaction Expenses, and (y) mathematical errors in the computation of Purchaser’s Proposed Calculations.  The Seller Representative shall be deemed to have agreed with all other items and amounts included in Purchaser’s Closing Payment Calculation Statement that are not identified in the Sellers’ Proposed Calculations.  If the Seller Representative does not dispute any aspect thereof or the amount of any of Purchaser’s Proposed Calculations during the Review Period, then Purchaser’s Closing Payment Calculation Statement and Purchaser’s Proposed Calculations shall be conclusive and binding upon the Parties.

(c)                                  In the event of a dispute with respect to the Sellers’ Proposed Calculations, Purchaser and the Seller Representative shall attempt to reconcile differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties.  If Purchaser and the Seller Representative are unable to reach a resolution to such effect within thirty (30) days after Purchaser’s receipt of the Sellers’ Proposed Calculations, Purchaser and the Seller Representative shall engage BDO USA LLP (the “Independent Accounting Firm”), acting as experts and not as arbitrators, to resolve the remaining disputed items (the “Remaining Disputed Items”) in accordance with the terms of this Agreement.  The Independent Accounting Firm shall be directed to, within thirty (30) days after such submission, determine and report to the Parties upon the Remaining Disputed Items with respect to Purchaser’s Closing Payment Calculation Statement, with a written explanation in reasonable detail of the resolution of each Remaining Disputed Item, and such report shall be final, binding and conclusive on the Parties hereto absent manifest error.  The Independent Accounting Firm shall be authorized to resolve only the Remaining Disputed Items, and such resolution shall be based solely on the materials submitted by the Parties and not on independent review, and, in any event, shall be no less than the lesser of the amount claimed by either Purchaser or the Seller Representative, and shall be no greater than the greater of the amount claimed by either Purchaser or the Seller Representative.  The statement and amount selected by the Independent Accounting Firm are referred to herein as the “Final Purchase Price Calculation Statement” and the “Final Purchase Price,” respectively.  Purchaser and the Seller Representative shall execute, if requested by the Independent Accounting Firm, an engagement letter containing reasonable and customary terms (including that all negotiations and submissions to the Independent Accounting Firm shall be treated as confidential information).  The Independent Accounting Firm shall determine the allocation of its costs and expenses based upon the percentage by which the portion of the contested amount not awarded to Purchaser, on the one hand, or the Seller Representative, on the other hand, bears to the amount actually contested by or on behalf of such Parties.  For example, if the Seller Representative claims the Final Purchase Price is $1,000 more than the amount determined by Purchaser, and Purchaser contests only $500 of the amount claimed by the Seller Representative, and if the Independent Accounting Firm ultimately resolves the dispute by awarding the Seller Representative $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300/500) to Purchaser and 40% (i.e., 200/500) to the Seller Representative.  Absent fraud or manifest error, the decision rendered by the Independent Accounting Firm pursuant to this Section 2.4(c) is final, conclusive and binding.  Any Party may seek specific enforcement or take other necessary legal action to enforce any decision by the Independent Accounting Firm under this Section 2.4.

(d)                                 Upon the determination, in accordance with Section 2.4, of the Final Purchase Price and the determination of the Final Net Working Capital, the Final Debt Amount and the Final Company Transaction Expenses pursuant to Section 2.4(c):

(i)                                     If the Final Purchase Price is greater than the Estimated Purchase Price, then Purchaser shall, within five (5) Business Days of the date upon which the Final Purchase Price is determined, pay the amount of any such excess to the Seller Representative (for further distribution to each Seller of its Pro Rata Share of such payment) in accordance with written instructions provided by the Seller Representative to Purchaser, and Purchaser and the Seller Representative shall provide joint written instructions to the Escrow Agent to pay the Adjustment Escrow Amount to the Seller Representative (for further distribution to each Seller of its Pro Rata Share of such payment); and

(ii)                                  If the Final Purchase Price is less than the Estimated Purchase Price, then the Seller Representative and Purchaser shall, within five (5) Business Days of the date upon which the Final Purchase Price is determined, provide joint written instructions to the Escrow Agent to pay the amount of any such deficiency to Purchaser; provided that, if such deficiency (stated as a positive number) is (a) greater than the Adjustment Escrow Amount, the Sellers shall pay Purchaser the amount of such excess, or (b) lesser than the Adjustment Escrow Amount, Purchaser and the Seller Representative shall provide joint written instructions to the Escrow Agent to pay the remaining portion of the Adjustment Escrow Amount to the Seller Representative (for further distribution to each Seller of its Pro Rata Share of such payment).

(e)                                  Any payment to be made pursuant to Section 2.4 shall be, subject to Section 2.7, paid in cash and made to the account designated in writing by Purchaser or the Seller Representative, as applicable.  Any rights accruing to any Party under this Section 2.4 shall be in addition to and independent of the rights to indemnification under Article X and any payments made to any Party under this Section 2.4 shall not be subject to the requirements of Article X; provided, however, the recoverable Damages with respect to any indemnification claim pursuant to Article X shall be net of the amount of any specific reserves or any specific accruals established on or included as a liability in the calculation of the Final Purchase Price with respect to the facts and circumstances giving rise to such indemnification claim.

2.5                               Contingent Amounts.  In addition to the Purchase Price, as adjusted pursuant to Section 2.4, the Sellers are entitled to receive certain additional consideration in respect of the Transactions, on the terms and subject to the conditions set forth in this Section 2.5 and subject to satisfaction of the criteria hereunder:

(a)                                 Delivery of Contingent Statement.  Within thirty (30) days after the end of the Contingent Period, Purchaser shall provide to the Seller Representative a statement (the “Contingent Statement”) setting forth, in reasonable detail, the Purchaser’s good faith calculation of the Contingent Period Target Customer Revenue and, if the Contingent Period Target Customer Revenue is in excess of $500,000, the Contingent Period Customer Revenue and the calculation of the Contingent Payment.

(b)                                 Review of Contingent Statement.  The Seller Representative and his representatives (subject to such representatives executing a customary confidentiality agreement) will have a right to have reasonable access during normal business hours to the books, records and work papers pertaining to or used in connection with the preparation of the Contingent Statement and Purchaser will provide the Seller Representative and his representatives reasonable access during normal business hours and without unreasonable interference with the operation of the business of Purchaser or the Company to Purchaser’s and the Company’s employees and accountants as reasonably requested by the Seller Representative.  Within thirty (30) days after the receipt of the Contingent Statement, the Seller Representative may deliver to Purchaser, in good faith, a written statement describing in reasonable detail its objections, if any, to the Contingent Statement (a “Notice of Objection”), which Notice of Objection shall be accompanied by the Seller Representative’s good faith calculation of each item of dispute and a revised calculation of the Contingent Payment.  If the Seller Representative does not deliver a Notice of Objection within such thirty (30)-day period, the Contingent Statement will become final and binding on each Party.  If the Seller Representative delivers a Notice of Objection within such thirty (30)-day period, Purchaser and the Seller Representative shall attempt to reconcile differences for a period of thirty (30) days following the delivery of such Notice of Objection.  Thereafter, any amounts in the Contingent Statement not resolved by the Parties (“Disputed Amounts”) shall be submitted promptly by Purchaser and the Seller Representative for resolution by the Independent Accounting Firm, who, acting as experts and not as arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Contingent Statement as soon as practicable and in any event within thirty (30) days after their engagement.  The Independent Accounting Firm shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Contingent Statement and the Notice of Objection, respectively.  The fees and expenses of the Independent Accounting Firm shall be borne by the Seller Representative, on the one hand, and Purchaser, on the other hand, based on the degree to which the Independent Accounting Firm has accepted the positions of the respective Parties.  The determination of the Disputed Amounts by the Independent Accounting Firm shall be final and binding upon Purchaser and the Sellers.

(c)                                  Payment of Contingent Payment.  Contingent Cash Consideration, if any, required to be paid by Purchaser to the Sellers pursuant to this Section 2.5 shall be paid by Purchaser, and Parent shall cause the Contingent Stock Consideration, if any, required to be issued by Parent to the Sellers who are Confirmed Accredited Investors pursuant to this Section 2.5, to be issued, as promptly as practicable and in no event later than ten (10) Business Days after the final determination of the Contingent Statement (the “Payment Date”), unless otherwise agreed by Purchaser and the Seller Representative.  The Contingent Payment, if any, shall be paid 50% in cash (“Contingent Cash Consideration”) and 50% in Parent Stock (“Contingent Stock Consideration”), except as otherwise contemplated herein, including Section 2.6, which Contingent Stock Consideration shall be at the Parent Stock Value calculated as of the Contingent Payment Measurement Date. The Contingent Payment made to Sellers will be equitably adjusted to reflect any dividends or distributions paid on, or other split, combination or reclassification of the Parent Stock effected after the Contingent Payment Measurement Date and prior to the Payment Date.  Payment of any cash to which a Seller is entitled shall be made by Purchaser to the account or accounts designated in writing by the Seller Representative for that Seller; and the Contingent Stock Consideration shall be recorded in book-entry form in the name of each Seller that is a Confirmed Accredited Investor with Parent’s transfer agent, American Stock Transfer & Trust Company, in each case, in an amount equal to that Seller’s Pro Rata Share of the Contingent Payment.

(d)                                 Calculation of Contingent Payment. Notwithstanding anything in this Agreement to the contrary:

(i)                                     If the Contingent Period Target Customer Revenue, in the aggregate for all Applicable Customer Contracts taken together, is $500,000 or less, then the amount of the Contingent Payment will be $0.

(ii)                                  In no event shall the amount of the Contingent Payment, if any, required to be paid by Purchaser to the Sellers pursuant to this Section 2.5 exceed $10,000,000.

(e)                                  Operation of the Company during Contingent Period.  From the Closing Date until the end of the Contingent Period (or, if earlier, the Accelerated Contingent Payment Date):

(i)                                     Purchaser will permit such employees of the Company and its Subsidiaries that have previously provided assistance with new business development prior to Closing to provide such assistance, in such ways and under such circumstances that Purchaser determines in its commercially reasonable discretion, in connection with the Company’s or its Subsidiaries’ entrance into any Applicable Customer Contract;

(ii)                                  Purchaser will operate the business of the Company and its Subsidiaries in such a manner and maintain sufficiently independent financial information as to permit the Parties to determine the Contingent Period Target Customer Revenue following the Closing until the Contingent Payment Measurement Date;

(iii)                               Purchaser will operate the business of the Company and its Subsidiaries, in all material respects, in a manner consistent with the principles set forth in Schedule 2.5(e)(iii);

(iv)                              Following the Closing until the Contingent Payment Measurement Date Purchaser will cause the Company to maintain true, complete and accurate books and records relating to the subject matter of this Section 2.5 and permit the Seller Representative with reasonable access during normal business hours to such books and records, and the opportunity to discuss the same with management of the Company or Purchaser as applicable; provided that such access will be in a manner that does not interfere with the normal business operations of Purchaser or the Company and such access to the books and records and management shall be no more than two times per fiscal year;

(v)                                 Purchaser will not take any actions in bad faith in the operation of the Company which are intentionally undertaken with the purpose of, or which would reasonably be expected to have the effect of, distorting, reducing or diminishing the amount of any Contingent Payment;

(vi)                              Purchaser will use commercially reasonable efforts to preserve the goodwill of the Company and maintain the Company’s relationships with customers;

(vii)                           Following the Closing until the Contingent Payment Measurement Date Purchaser will cause representatives of the Company to confer with the Seller Representative upon reasonable request during normal business hours, but in no event more than two times per fiscal year, to report on operational matters and the general status of ongoing operations of the Company;

(viii)                        Purchaser will not, and Parent will cause its Affiliates not to, (A) compete in any line of business reasonably relating to the Business; (B) acquire an interest in any Person engaged in any line of business reasonably relating to the Business (other than through the Company and its Subsidiaries) provided, however, that nothing in this Section 2.5(e)(viii) shall prevent Purchaser or its Affiliates from (I) continuing to conduct their respective businesses and operations as being conducted as of the Closing Date or (II) acquiring an interest in a Person or business that engages in a business that competes with the Business if the annual revenue generated for the portion of any such Person or business that competes with the Business does not exceed (A) 10% of such Person’s or business’ consolidated annual revenue or (B) $1,000,000 (provided, however, that Purchaser or any of its Affiliates may engage in an acquisition if such revenue exceeds 10% of such consolidated revenue or $1,000,000 so long as Purchaser or any of its Affiliates, as applicable, as promptly as reasonably practicable (but in no event later than six months) following such acquisition, sells, divests or otherwise transfers to a third party, or winds down, the offending portion of such Person or business; provider, further, if such acquisition is completed within six months prior to the end of the Contingent Measurement Period, neither Purchaser nor its Affiliates shall be required to sell, divest or otherwise transfer to a third party, or wind down, the offending portion of such Person or business);

(ix)                              Purchaser will use its commercially reasonable efforts to cause each Applicable Customer Contract to include the amount to be paid by the customer during the first year of that Applicable Customer Contract, such that the Contingent Period Target Customer Revenue is readily calculable; provided that, if the Contingent Period Target Customer Revenue with respect to an Applicable Customer Contract is not readily calculable after Purchaser’s use of such commercially reasonable efforts, Purchaser shall calculate such Contingent Period Target Customer Revenue in Purchaser’s good faith reasonable discretion; and

(x)                                 except as set forth above, the Sellers understand, acknowledge and agree that Purchaser is entitled to manage and operate the business of the Company and its Subsidiaries, in its reasonable business discretion.

(f)                                   Acceleration of Contingent Payment.

(i)                                     Notwithstanding anything to the contrary contained in this Agreement, at any time after the Closing Date and prior to the Contingent Payment Measurement Date, Purchaser may, in its sole discretion, deliver written notice to the Seller Representative (such notice, an “Accelerated Contingent Payment Notice”), electing to pay to the Sellers an aggregate amount equal to $10,000,000 (the “Accelerated Contingent Payment Amount”) on the date set forth in such notice (the “Accelerated Contingent Payment Date”); provided that the Accelerated Contingent Payment Date shall be at least five (5) days following the date of the Accelerated Contingent Payment Notice.  The Accelerated Contingent Payment Amount shall be (i) paid 50% in cash and 50% in Parent Stock (the “Accelerated Contingent Stock Consideration”), except as otherwise contemplated herein, including Section 2.6, which Accelerated Contingent Stock Consideration shall be at the Parent Stock Value calculated as of the Accelerated Contingent Payment Date, and (ii) made by Purchaser to the account or accounts designated in writing by the Seller Representative in accordance with that Seller’s Pro Rata Share; provided, however, that each Seller’s Pro Rata Share of the Accelerated Contingent Stock Consideration shall be recorded in book-entry form in the name of that Seller with Parent’s transfer agent, American Stock Transfer & Trust Company.

(ii)                                  If, following the Closing, there is a (a) sale of all or substantially all the Assets of the Company or Purchaser or (b) merger or consolidation in which the Company or Purchaser is a constituent party, except any such merger or consolidation involving the Company or Purchaser in which its Equity Interests outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the Equity Interest of (x) the surviving or resulting corporation, or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation, then a full acceleration of the Contingent Payment shall occur with the amount of $10,000,000 being paid one hundred percent (100%) in cash.

(g)                                  No Security.  For the avoidance of doubt, the rights of the Sellers to receive the Contingent Payment shall not be transferable.  The Parties understand and agree that (i) the contingent rights to receive the Contingent Payment, if any, shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Parent, (ii) the Sellers shall not have any rights as a security holder of Parent as a result of the Seller’s contingent right to receive the Contingent Payment, if any, hereunder, and (iii) no interest is payable with respect to the Contingent Payment.

(h)                                 Adjustment to Purchase Price.  Any payment to be made pursuant to this Section 2.5 shall be treated by all Parties for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by a Final Determination.

2.6                               Parent Stockholder Vote Override Provisions; Fractional Shares.

(a)                                 Notwithstanding anything to the contrary set forth herein, in the event that the Purchase Price (including any adjustment thereto required pursuant to Section 2.5 or any other provision of this Agreement), together with any shares to be issued in a transaction that could be aggregated with the Transactions, would result in the issuance of more than the Maximum Share Number, Parent may, at its sole and exclusive option, solicit stockholder consent in accordance with NASDAQ rules and regulations in order to issue Parent Stock in excess of the Maximum Share Number or increase the Contingent Cash Consideration (with a corresponding decrease to the Contingent Stock Consideration), and in no event shall Parent be required to issue Parent Stock in excess of the Maximum Share Number absent receipt of such stockholder consent.  For the avoidance of doubt, this Section 2.6 shall apply cumulatively to payments of Purchase Price from and after the Closing Date.

2.7                               Right of Set-Off.  Notwithstanding anything to the contrary in this Agreement, and without prejudice to any other right or remedy Purchaser has or may have, Purchaser shall have the right, at its option in its sole discretion, to withhold and set-off against any amount to be made by Purchaser to the Sellers or the Seller Representative (for further distribution to the Sellers) pursuant to this Agreement the amount of (a) any outstanding Damages to which the Purchaser is then entitled under Article X of this Agreement pursuant to a Final Determination or agreement of the Parties (including by virtue of the last sentence of Section 10.6(a)) or (b) any amounts owed to Purchaser pursuant to Section 2.4 following the determination of the Final Purchase Price; provided, that, (i) following the delivery of a Notice of Third Party Claim or Claim Notice by Purchaser pursuant to Article X of this Agreement that has not been finally determined in accordance with a Final Determination or agreement of the Parties (including by virtue of the last sentence of Section 10.6(a)), and/or (ii) in the event that any Disputed Amounts have not been resolved in accordance with the terms of this Agreement, in each case, at the time that the Purchaser is obligated to make a payment to the Sellers or the Seller Representative (for further distribution to the Sellers), Purchaser shall have the right to withhold any amounts to be paid by Purchaser to the Sellers or the Seller Representative (for further distribution to the Sellers) pursuant to this Agreement until such time as such claim or Disputed Amounts are finally resolved in accordance with the terms hereof.

2.8                               Withholding.  Each of Purchaser, the Company and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment under all applicable Tax Laws; provided, however, that the Purchaser, the Company and/or the Escrow Agent as applicable shall provide reasonable notice to the Seller Representative prior to withholding any amounts pursuant to this Section 2.8, and shall work in good faith with the Seller Representative to minimize any such withheld amounts; provided further, that such notice is not required with respect to any payment for compensation or to the extent attributable to the failure to provide the forms required by Sections 3.2(a)(ix) and (x).  Any amounts so deducted and withheld shall be paid over to the appropriate Governmental Body and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.  In reliance on the representations and warranties in Section 4.11 hereof, Purchaser will not withhold any amount pursuant to subdivision 14-D Schedule 1 of the Tax

Admin Act unless Purchaser becomes aware that any of such representations and warranties are false.

2.9                               Non-Accredited Investors.  Notwithstanding anything in this Agreement to the contrary, no offer of Parent Stock is made to, and Parent shall not be obligated to issue shares of Parent Stock to, any Seller that is not a Confirmed Accredited Investor.  If Parent elects not to issue shares of Parent Stock to any Non-Accredited Investor that would otherwise be entitled to receive Parent Stock under this Agreement, then such Non-Accredited Investor shall be entitled to the equivalent of the Stock Consideration or Contingent Stock Consideration, in cash, and the Stock Consideration or Contingent Stock Consideration to be received by the other Sellers that are Confirmed Accredited Investors shall be increased in an equitable manner.

ARTICLE III
THE CLOSING

3.1                               Location; Date.  The closing for the Transactions (the “Closing”) shall be held at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103, or via exchange of documentation and signature pages via electronic means, on the second Business Day following full satisfaction or due waiver (as provided herein) of all of the closing conditions set forth in Article VIII (other than, but subject to, those closing conditions that by their terms are to be satisfied at the Closing) or on such other date that is mutually agreeable to Purchaser and the Sellers; provided that the Closing shall occur no earlier than January 2, 2019.  The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m., Eastern Time, on the date of the Closing (the “Closing Date”).  All deliveries by a Party to any other Party will be deemed to have occurred simultaneously and none shall be effective until and unless all have been delivered.

3.2                               Deliveries.  At the Closing:

(a)                                 The Sellers shall deliver to Purchaser:

(i)                                     a duly executed counterpart to the Escrow Agreement by the Seller Representative;

(ii)                                  share transfer forms duly executed by each Seller in respect of such Seller’s Shares;

(iii)                               all share certificates of the Sellers evidencing the Shares in negotiable form free and clear of all Liens, transfer and stamp Tax obligations;

(iv)                              a duly executed release by each employee receiving any payment referenced in clause (b) of the definition of Transaction Expenses in favor of Purchaser, the Company and the Subsidiaries substantially in the form of Exhibit C hereto (each, an “Employee General Release”);

(v)                                 spousal consent, if applicable, with respect to the sale of the Shares hereunder for any Seller who is a resident of a state that recognizes such Shares as community property under applicable state statutes, via a counterpart signature to this Agreement;

(vi)                              resignations, in form and substance reasonably satisfactory to Purchaser, of each director and each officer of the Company and each of its Subsidiaries as designated by Purchaser, which resignations shall be effective as of the Closing;

(vii)                           payoff letters, in form and substance reasonably satisfactory to Purchaser, evidencing the discharge or payment in full of any Debt Amount outstanding as of the Closing Date (the “Payoff Letters”), in each case duly executed by each holder of such Debt Amount as reflected in such Payoff Letter and in the Estimated Closing Payment Calculation Statement, which Payoff Letters shall also provide for termination of the underlying credit facility or other Contract, Lien terminations and other instruments of discharge to fully and finally release any Liens related to such Debt Amount;

(viii)                        executed questionnaires from each Seller that is a Confirmed Accredited Investor confirming his or its status as an Accredited Investor representing a sufficient number of Sellers that would allow for the Stock Consideration to be issued solely to Confirmed Accredited Investors;

(ix)                              an IRS Form W-9 or applicable Form W-8 duly executed by each of the Sellers and any other Tax certifications or documents reasonably requested by Purchaser or its Affiliates with respect to the Transactions;

(x)                                 all corporate books and records of the Company and each of its Subsidiaries (to the extent that such books and records are not otherwise located at the Company or any of its Subsidiaries);

(xi)                              a duly executed resolution of the Company’s board of directors resolving to (A) effect changes to the Company’s board of directors as notified by Purchaser, (B) subject to the receipt of duly executed share transfer forms from each Seller and Purchaser (1) register the transfer of Shares, and (2) issue Purchaser a share certificate for the Shares, and (C) enter the name of the Purchaser in the Company’s register of members as the holder of Shares;

(xii)                           a duly executed resolution of each Subsidiary’s board of directors resolving to effect changes to that Subsidiary’s board of directors as notified by Purchaser;

(xiii)                        a duly executed special resolution of each Subsidiary resolving to adopt a new constitution, such constitution being to Purchaser’s reasonable satisfaction;

(xiv)                       a copy of any power of attorney granted by a Seller authorizing the attorney to execute the documents referred to in (ii) or (iii) above on behalf of the Seller; and

(xv)                          such other documents, instruments and certificates as may be reasonably required by Purchaser to consummate and give effect to the Transactions.

(b)                                 Purchaser shall deliver to the Sellers (or on behalf of the Sellers, as provided in Section 2.3):

(i)                                     the payments described in Section 2.3, in accordance with the terms thereof;

(ii)                                  counterpart share transfer forms for the Shares duly executed by Purchaser; and

(iii)                               duly executed counterparts to the Escrow Agreement by Purchaser and the Escrow Agent.

3.3                               Waiver of Pre-Emptive Rights; No Further Ownership in the Shares.  Each Seller irrevocably waives any right of first refusal or other pre-emptive right held by such Seller that would apply to the sale of such Seller’s Equity (whether such rights exist under the Company’s constitution or otherwise).  As of the Closing, each Seller shall cease to have any rights with respect to the Equity and the certificates representing such Equity, except for the right to receive the payments contemplated by Article II.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the disclosure schedules accompanying this Agreement (collectively, the “Company Disclosure Schedule”), each of the Sellers, severally but not jointly, and solely with respect to such Seller, hereby represents and warrants as of the date of this Agreement to Purchaser as follows:

4.1                               Authority and Binding Effect.  Such Seller has all requisite corporate or similar power, capacity and authority to execute and deliver this Agreement and the other Transaction Documents to be executed or delivered by such Seller and perform such Seller’s obligations hereunder and thereunder.  This Agreement and the other Transaction Documents each constitutes the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor’s rights generally or by equitable principles (whether considered in an action at Law or in equity).

4.2                               Validity of the Transactions.  Neither the execution and delivery of any Transaction Document by any Seller, nor the consummation of any of the Transactions (a) will result in a Default under any Law or Order which is applicable to such Seller, (b) will result, or could reasonably be expected to result, in a Default under, or require the consent or approval of any party to, any Contract to which such Seller is a party or otherwise bound or affected or (c) require such Seller to notify a Governmental Body or obtain any Governmental Permits.

4.3          Restrictions.  Such Seller is not a party to any Contract or subject to any restriction or any Order or Law which could reasonably be expected to affect or restrict the ability of such Seller to consummate any of the Transactions.

4.4          The Equity.  Such Seller owns legally and, except where the Seller expressly enters into this Agreement as trustee of a trust, beneficially all of the Shares and all of the Options set forth opposite such Seller’s name on Exhibit A hereto, free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and Contracts of any kind and has complete power and right to sell those Shares to Purchaser.  The Shares and the Options set forth opposite such Seller’s name on Exhibit A hereto correctly sets forth all of the Company Securities owned legally and, except where the Seller expressly enters into this Agreement as trustee of a trust, beneficially by such Seller and such Seller does not own (or have any rights in or to acquire) any other Company Securities.  Exhibit A also sets forth the Pro Rata Share of each Seller.  Such Seller’s Shares and Options were not issued in violation of (i) any Contract to which such Seller is or was a party or beneficiary or by which such Seller or its properties or assets is or was subject or (ii) any preemptive or similar rights of any Person.  This Agreement, together with the other documents executed and delivered at the Closing by such Seller, will be effective to transfer valid legal and beneficial title to such Seller’s Shares and Options to Purchaser, free and clear of all Liens, subscriptions, calls, proxies, commitments and Contracts of any kind, subject to registration of Purchaser in the Company’s register of shareholders.

4.5          Investment Representations.

(a)           Such Seller has such knowledge and experience in financial and business matters and such experience in evaluating and investing in companies such as Parent as to be capable of evaluating the merits and risks of an investment in the Parent Stock.  Such Seller has the financial ability to bear the economic risk of such Seller’s investment in the Parent Stock being acquired hereunder, has adequate means for providing for such Seller’s current needs and contingencies and has no need for liquidity with respect to such Seller’s investment in Parent.

(b)           Such Seller is acquiring the shares of Parent Stock hereunder for investment for such Seller’s own account, for investment purposes only, and not with the view to, or for resale in connection with, any distribution thereof.

(c)           Except as set forth on Schedule 4.5(c), such Seller is an Accredited Investor and has relied upon independent investigations made by such Seller or such Seller’s representatives and is fully familiar with the business, results of operations, financial condition, prospects and other affairs of Parent and realizes the shares of Parent Stock are a speculative investment involving a high degree of risk for which there is no assurance of any return.  Such Seller acknowledges that in connection with the Transactions, neither Parent nor anyone acting on its behalf or any other Person has made, and such Seller is not relying upon, any representations, statements or projections concerning Parent its present or projected results of operations, financial condition, prospects, present or future plans, acquisition plans, products and services, or the value of the shares of Parent Stock issued hereunder or Parent’s business or any other matter in relation to Parent’s business or affairs.  Such Seller has had an opportunity to discuss Parent’s business, management, financial affairs and acquisition plans with its management, to review Parent’s facilities, and to obtain such additional information concerning such Seller’s investment in the shares of Parent Stock in order for such Seller to evaluate its merits and risks, and such Seller has determined that the shares of Parent Stock are a suitable investment for such Seller and that at this time such Seller could bear a complete loss of such Seller’s investment.

(d)           Such Seller is aware that no federal or state or other agency has passed upon or made any finding or determination concerning the fairness of the Transactions or the adequacy of the disclosure of the exhibits and schedules hereto and such Seller must forego the security, if any, that such a review would provide.

(e)           Such Seller understands and acknowledges that neither the ATO, IRS nor any other Tax authority has been asked to rule on the Tax consequences of the Transactions and, accordingly, in making such Seller’s decision to acquire the shares of Parent Stock such Seller has relied upon the investigations of such Seller’s own Tax and business advisors in addition to such Seller’s own independent investigations, and that such Seller and such Seller’s advisors have fully considered all the Tax consequences of such Seller’s acquisition of the shares of Parent Stock hereunder.  Each Seller will be responsible for the full amount of any foreign, federal or state and any other Tax liability for which such Seller may be responsible under applicable Tax Law resulting from the consummation of the Transactions and will have no recourse against Parent, the Company or any of their respective Affiliates for any such Tax liability or for the Tax treatment of the Transactions under any Tax Law.

(f)            Such Seller has not been offered the Parent Stock by any form of advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any such media.

(g)           Such Seller understands that the Transactions involve substantial risk.  Such Seller (i) is a sophisticated investor with respect to the Transactions, (ii) has adequate information concerning the business and financial affairs of the Company to make an informed decision regarding the sale of the Shares pursuant to the terms and conditions of this Agreement, (iii) has independently and without reliance upon Purchaser or Parent, and based on such information as such Seller has deemed appropriate, made its own analysis and decision to sell the Shares to Purchaser pursuant to the terms and conditions of this Agreement and (iv) has a preexisting business relationship with the Company of a nature and duration that enables such Seller to assess the merits and risks of the Transactions.

(h)           Purchaser has not given such Seller any investment advice, credit information or opinion on whether the sale of the Shares to Purchaser pursuant to the terms and conditions of this Agreement is prudent.

(i)            Such Seller is a sophisticated investor satisfying the requirements of section 708(8) of the Corporations Act, or is otherwise a person to whom the offer of Parent Stock made pursuant to this Agreement does not require a disclosure document pursuant to section 708 of the Corporations Act, or any other Law.

4.6          Absence of Litigation.  There is no Action pending, or to such Seller’s Knowledge, threatened against or involving such Seller which would prohibit, enjoin or otherwise adversely affect such Seller’s performance under this Agreement or any other Transaction Document to which such Seller is a party or the consummation of the Transactions.

4.7          Brokers.  Such Seller does not have any Liability to pay any brokerage, finder’s or other fee or commission to any broker, finder, investment banker or other agent in connection with the consummation of this Agreement or the Transactions.

4.8          Company Sellers.  Where a Seller is not a natural person, such Seller warrants that: (a) it is validly incorporated, registered, organized, and subsisting in accordance with the Laws of its place of incorporation; and (b) the execution, delivery and performance by such Seller of this Agreement complies with its constitution or constituent documents.

4.9          Trustee Sellers.  Where a Seller enters this Agreement as a trustee of a trust, such Seller warrants in its own capacity and as trustee of the trust that: (a) in respect of each trust no action has been taken or is now proposed to be taken to terminate or dissolve the relevant trust; and (b) in respect of the trustee: (1) it has full and valid power and authority under the terms of the relevant trust to enter into this Agreement and to carry out the Transactions; (2) it has in full force and effect the authorizations necessary for it to enter into this Agreement and perform its obligations under it and allow them to be enforced (including under the relevant trust deed and its constitution (if any)); (3) it enters into this Agreement and the Transactions for the proper administration of the relevant trust and for the benefit of all the beneficiaries of the relevant trust; (4) it is the sole trustee of the relevant trust and no action has been taken or is now proposed to be taken to remove it as trustee of the relevant trust; (5) it has a right, including after any set off, to be fully indemnified out of assets of the relevant trust in respect of obligations incurred by it under this Agreement and the assets of the trust are sufficient to satisfy that right of indemnity and all other obligations in respect of which the trustee has a right to be indemnified out of the assets of the trust; (6) it is not in breach of any of its obligations as trustee of a trust, whether under the trust deed or otherwise; and (7) it is not in default under the terms of the relevant trust.

4.10        Solvency of Sellers.  Such Seller is not the subject of an Insolvency Event and there are no circumstances that justify such Seller being the subject of an Insolvency Event.

4.11        Residency of Sellers.  For the purposes of sections 14-225(1) and (2) Schedule 1 of the Tax Admin Act, each Seller either (a) is, and will continue to be, an Australian resident for Australian income tax purposes; or (b) represents Seller’s Shares are not, and will not be, an indirect Australian real property interest as defined in section 855-25 Tax Act 1997.

ARTICLE V
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY AND ITS SUBSIDIARIES

Except as set forth in the Company Disclosure Schedule, each of the Sellers, jointly and severally, hereby represent and warrant as of the date of this Agreement to Purchaser as follows:

5.1          Organization and Standing.

(a)           The Company is a proprietary company limited by shares, duly incorporated and validly existing under the Laws of Queensland, Australia, has all requisite corporate power and authority to carry on the Business as it has been and is now being conducted by it and to own, lease and operate the Assets, has conducted the Business in compliance with the Organizational Documents of the Company, and is duly qualified to do business in every or any, as the case may be, jurisdiction in which the Business or the character of the Assets owned, leased or operated by it requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect, and is not the subject of an Insolvency Event.

(b)           The Organizational Documents of the Company, which have previously been furnished to Purchaser, reflect all amendments thereto and are true, correct and complete.

(c)           Schedule 5.1 contains a true and complete list of (i) the jurisdictions in which the Company is qualified to do business and (ii) all countries in which the Company or any of its Subsidiaries conducts business.

(d)           The Company is not the subject of an Insolvency Event and, to the knowledge of any Seller, there are no circumstances that justify the Company being the subject of an Insolvency Event.

5.2          Capitalization and Ownership.

(a)           The issued share capital of the Company consists of 17,132 ordinary shares with a paid up share capital of AU$7,157,519.68.  All of the Shares are owned legally and, except where a Seller expressly enters into this Agreement as trustee of a trust, beneficially by the Sellers in the amounts and series as listed on Exhibit A, free and clear of any Liens.  All of the Shares have been duly authorized and are validly issued, fully paid and no money is owing in respect of them.  The Shares were issued and granted in compliance with (i) all applicable securities Laws and (ii) the Company’s Organizational Documents and any Contract to which any Seller or the Company is a party.  There are not, nor have there ever been, any preemptive rights or rights of first refusal with respect to the issuance of the Shares.  Other than the Shares and the Options set forth on Exhibit A, the Company does not have outstanding any other Equity Interests.

(b)           Other than the Options, there are no (a) existing Contracts, subscriptions, phantom equity rights, equity appreciation rights, calls, or commitments to purchase or otherwise acquire from any Seller or the Company at any time, or upon the happening of any stated event, any Company Securities, whether or not presently issued or outstanding, (b) Equity Interests of the Company that are convertible into or exchangeable for Company Securities, or (c) Contracts, subscriptions, options, warrants, calls or rights to purchase or otherwise acquire from the Company any such convertible or exchangeable securities.

(c)           Other than the Organizational Documents of the Company, there are no (i) voting agreements, voting trusts, proxies, or other agreements or understandings with respect to the Shares, or (ii) arrangements or understandings relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Company Security.

(d)           Other than as set forth on Schedule 5.3, the Company does not own or control, directly or indirectly, any membership interest, partnership interest, joint venture interest, other equity or ownership interest or any other Capital Stock of any Person.

5.3          Subsidiaries of the Company.

(a)           Each Subsidiary of the Company is duly incorporated, validly existing, and not the subject of an Insolvency Event under the Laws of the jurisdiction of its formation or incorporation, has all requisite corporate or limited liability company power to own, lease and operate its properties and to carry on its business as now being conducted, has conducted the Business in compliance with the Organizational Documents of that Subsidiary, and is duly qualified to do business in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect, and is not the subject of an Insolvency Event.

(b)           Schedule 5.3 contains a true and complete list of the Subsidiaries of the Company and sets forth, with respect to each such Subsidiary, the jurisdiction of formation or incorporation, the jurisdictions in which each such Subsidiary is qualified to do business, the issued shares or authorized and outstanding Capital Stock of such Subsidiary and the legal and beneficial owner or owner(s) of record of such issued or outstanding Capital Stock, which hold such Capital Stock free and clear of all Liens.  All of the outstanding Capital Stock of the Subsidiaries of the Company (collectively, the “Subsidiary Shares”) are duly authorized, validly issued, fully paid and no money is owing in respect of them, and were not issued in violation of any applicable preemptive or similar right or foreign, federal or state securities Law.  There are no (a) existing Contracts, subscriptions, options, phantom equity rights, equity appreciation rights, warrants, calls, commitments or rights of any character to purchase or otherwise acquire from the Company or any of its Subsidiaries at any time, or upon the happening of any stated event, any Subsidiary Shares, whether or not presently issued or outstanding, (b) Equity Interests of any of the Company’s Subsidiaries that are convertible into or exchangeable for Subsidiary Shares, or (c) Contracts, subscriptions, options, warrants, calls or rights to purchase or otherwise acquire from any Subsidiary any such convertible or exchangeable securities.  Other than the Subsidiary Shares set forth on Schedule 5.3, no Subsidiary of the Company has outstanding any shares of Capital Stock or any other Equity Interests.

5.4          Authority and Binding Effect.  The Company has the all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed or delivered by it and perform its obligations hereunder and thereunder and has taken all actions necessary to secure all approvals required in connection therewith.  Neither the execution nor delivery of this Agreement or any other Transaction Document by the Company to which it is a party, nor the consummation of the Transactions will result in a Default under the Organizational Documents of the Company or any of its Subsidiaries.  This Agreement and the other Transaction Documents to which it is a party each constitute the legal, valid and binding obligation of the Company enforceable against it in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor’s rights generally or by equitable principles (whether considered in an action at Law or in equity).

5.5          Validity of the Transactions.  Except for any consents, approvals, filings, submissions, waivers and notices specified on Schedule 5.5, neither the execution and delivery of any Transaction Document by any Seller or the Company, nor the consummation of any of the Transactions will, directly or indirectly, (a) result in a Default under any Law or Order which is applicable to the Company, any of its Subsidiaries, any Seller or any of the Assets, except where such Default would not materially impede the conduct of the Business, (b) result in a Default of any of the material terms under, or require the consent or approval of any party to, any Company Contract (including any Customer Contract), (c) result in the creation of any Liens (other than Permitted Liens) upon any of the Assets, (d) result or require consent or approval under any Governmental Permit, except where the failure to obtain such consent or approval would not materially impede the conduct of the Business, or (e) require the Company or any of its Subsidiaries to notify or make a filing or submission to a Governmental Body or obtain any Governmental Permit, except where the failure to make such filing or notification or to obtain such Governmental Permit would not materially impede the conduct of the Business.  None of the Transactions will give rise to any right of co-sale.

5.6          Restrictions.  Neither the Company nor any of its Subsidiaries is party to any Contract (including any Customer Contract) or subject to any restriction or any Order or Law which could reasonably be expected to affect or restrict the ability of the Company to consummate any of the Transactions.

5.7          Third Party Options.  There are no existing Contracts, options or rights with, to or in any third party to acquire the Company, any of its Subsidiaries, any of the Assets or any interest therein or in the Business.

5.8          Financial Statements; Books of Account.

(a)           The Sellers have made available to Purchaser prior to the date hereof correct and complete copies of (i) the Company’s audited consolidated financial statements (including balance sheet, income statement and statement of cash flows) for the fiscal year ended June 30, 2018, and (ii) the reviewed consolidated balance sheets of the Company as of September 30, 2017 and September 30, 2018 and the related reviewed consolidated income statement and statement of cash flows for the respective three (3)-month periods then ended (collectively, the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP, except that the unaudited Financial Statements may not contain all footnotes required by GAAP.  The Financial Statements are consistent with the books and records of the Company and its Subsidiaries, and fairly present in all material respects the financial condition and results of operations of the Company and its Subsidiaries as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments which are not material.  The consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2018 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

(b)           The Company does not have any Liabilities except for those Liabilities that are (a) adequately reflected or reserved against on the Balance Sheet, (b) not required to be reflected on a consolidated balance sheet of the Company prepared in accordance with GAAP, or (c) incurred in the ordinary course after the Balance Sheet Date which, in all such cases, individually and in the aggregate are not material.  Neither the Company nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any of its respective directors, managers or executive officers (or equivalent thereof).  Neither the Company nor any of its Subsidiaries is a party to any off-balance sheet arrangements that could have a current or future Material Adverse Effect upon the Company’s consolidated financial condition or results of operations.

5.9          Taxes.

(a)           The Company and each of its Subsidiaries has timely filed with the appropriate Governmental Body all material Tax Returns required to be filed by or on behalf of the Company and each of its Subsidiaries or any affiliated group (within the meaning of Section 1504 of the Code or any similar unitary, combined or consolidated group under state, local or foreign Law) of which the Company and its Subsidiaries are or were a member and all such Tax Returns are true, correct and complete in all material respects.  Schedule 5.9 contains a list of all jurisdictions (whether foreign or domestic) in which the Company and each of its Subsidiaries files Tax Returns.  Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.  Neither the Company nor any of its Subsidiaries has received a written claim, and the Company does not have Knowledge of any other claim, by a Governmental Body in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax by that jurisdiction.

(b)           All Taxes payable by or on behalf of the Company and any of its Subsidiaries, or any affiliated or consolidated group of which the Company or any of its Subsidiaries are or were a member, have been fully and timely paid, whether or not shown on any Tax Return.

(c)           There is no audit, examination, suit, proceeding or claim currently pending or threatened in writing against the Company or any of its Subsidiaries in respect of any Taxes, and no written notice of any audit, examination or claim for Taxes, whether pending or threatened, has been received by the Company or any of its Subsidiaries.  All Taxes resulting from any Tax proceeding relating to the Company or any of its Subsidiaries have been fully paid.

(d)           The Company and each of its Subsidiaries has withheld and timely paid over to the proper Governmental Body all Taxes required to have been withheld and paid over by the Company and each of its Subsidiaries, and the Company and each of its Subsidiaries has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(e)           Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver is still in force.

(f)            DoseMe LLC has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax in a jurisdiction other than the United States.  Neither the Company nor any of its Subsidiaries

have had a permanent establishment (within the meaning of an applicable Tax treaty) or, except as set forth on Schedule 5.9, become subject to Tax in a jurisdiction, other than Australia or the United States.

(g)           Copies of (i) any Tax examinations, (ii) extensions of statutory limitations for the collection or assessment of Taxes, and (iii) the Tax Returns of the Company and each of its Subsidiaries for the last three (3) fiscal years have been made available to Purchaser.

(h)           There are no Liens on the Assets of the Company or any of its Subsidiaries relating to or attributable to Taxes other than Permitted Liens.

(i)            Neither the Company nor any of its Subsidiaries is, or has been at any time, a party to, bound by, or subject to any obligation under a Tax sharing, Tax indemnity or Tax allocation Contract or similar agreement (except for Contracts entered into in the ordinary course of business the primary purpose of which is not related to Tax), and has not assumed any Tax Liability of any other Person under any Contract other than in respect of a group the common parent of which is the Company (except for Contracts entered into in the ordinary course of business the primary purpose of which is not related to Tax).

(j)            Neither the Company nor any of its Subsidiaries (together with any predecessor entities): (i) has been a member of an affiliated group of corporations filing a combined, consolidated, or unitary Tax Return (other than a group the common parent of which is the Company), nor (ii) has any Liability for the Taxes of any Person or other taxpayer under Treasury Regulation Section 1.1502-6 (or any similar provision of any other Law) (other than a member of a consolidated group of which the Company and its Subsidiaries are members), as a transferee or successor, by assumption, by contract, by operation of Law or otherwise.

(k)           Neither the Company nor any of its Subsidiaries has received (or will be subject to) any ruling from any Governmental Body, requested any ruling from any Governmental Body, or entered into (or will be subject to) any agreement with a Governmental Body.  The Company and each of its Subsidiaries has disclosed on its income Tax Returns all positions taken therein that would reasonably be expected to give rise to a substantial understatement of income Tax within the meaning of Section 6662 of the Code or as required under any comparable provisions of state, local or foreign Law.

(l)            Neither the Company nor any of its Subsidiaries has consummated or participated in, or is currently participating in, any transaction which was or is a “listed transaction” or a “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4(b) or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Law.

(m)          All related party transactions involving the Company and any of its Subsidiaries (or amongst its Subsidiaries) and any of their respective Affiliates have been on an arm’s length basis in accordance with the principals of Section 482 of the Code and the Treasury Regulations promulgated thereunder, Division 815 of the Tax Act 1997 and Division 13A of the Tax Act 1936 (whichever is applicable), and any other comparable provisions of applicable Tax Law.  The Company and each of its Subsidiaries is in compliance with all applicable transfer pricing laws and has maintained contemporaneous documentation substantiating the transfer pricing practice and methodology.

(n)           Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date or for any Straddle Period, including under Section 481 of the Code (or any corresponding or similar provision of state, local, foreign or other Law); (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, foreign or other Law); (C) deferred intercompany gain or any excess loss account described in Treasury Regulation under Section 1502 of the Code (or any corresponding or similar provision of state, local, foreign or other Law); (D) installment sale or open transaction disposition made prior to the Closing Date; (E) prepaid amount or deferred revenue received or accrued on or prior to the Closing Date; (F) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local, foreign or other Law); or (G) application of Section 965 of the Code.

(o)           Neither the Company nor any of its Subsidiaries has distributed the stock of another Person or had its stock distributed by another Person in a transaction intended to be governed by Section 355 or 361 of the Code.

(p)           Neither the Company nor any of its Subsidiaries is currently subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code, or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.

(q)           Neither the Company nor any of its Subsidiaries has transferred any intangible property the transfer of which would be subject to the rules of Section 367(d) of the Code.

(r)            Neither the Company nor any of its Subsidiaries is, or has been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(s)            In this clause the terms R&D entity and R&D activities have the same meaning as those terms are defined in section 995-1 of Tax Act 1997. To the extent the Company or any of its Subsidiaries have previously claimed an R&D Tax Offset under section 355-100 of Tax Act 1997, or have included in the Balance Sheet an amount to be claimed as an R&D Tax Offset, that entity has undertaken all reasonable steps necessary to ensure that it is eligible to claim these amounts, including:

(i)            establishing that it is an eligible R&D entity;

(ii)           determining that the R&D activities and expenditure meet the requirements to claim the R&D Tax Offset and maintaining sufficient records to properly support that claim; and

(iii)          registering its R&D activities with Department of Industry, Innovation and Science.

(t)            The share capital account of the Company and each of its Subsidiaries is not ‘tainted’ within the meaning of section 995-1 of the ITAA 1997.

5.10        Banking Relationships.  Set forth on Schedule 5.10 are the names and addresses of all banks and other financial institutions in which the Company or any of its Subsidiaries has banking accounts, investment accounts, lines of credit, lock box or safe deposit box, and with respect to each such account, line or credit, lock box or safe deposit box, the names of all Persons with signing authority or other access thereto.  There are no outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries or by any of the Sellers with respect to the Business.

5.11        Accounts Receivable.  All Accounts Receivable as set forth on the Balance Sheet or arising since the Balance Sheet Date represent valid obligations arising in the ordinary course of business for goods sold and delivered or services performed.

5.12        Title to Assets; All Assets.  The Company and its Subsidiaries have good and valid title to all of the Assets purported to be owned by them, or, in the case of leased Assets, have a valid leasehold interest or right to use such leased Assets pursuant to the Real Estate Leases, in each case free and clear of all Liens, except for Permitted Liens.  Schedule 5.12 sets forth accurate lists and summary descriptions of all tangible Assets owned by the Company or any of its Subsidiaries where the value of an individual item exceeds $5,000 or where an aggregate of similar items exceeds $10,000. The Company and its Subsidiaries own or have valid and enforceable rights to use all of the Assets necessary to operate the Business.

5.13        Condition of Assets.  The equipment and all other tangible assets and properties which are part of the Assets are in good operating condition and repair except for ordinary wear and tear taking into account the age of such Assets and constitute all of the tangible assets which are reasonably necessary to conduct the Business.  Except pursuant to leases specifically disclosed in connection with Section 5.14, no Person other than the Company or its Subsidiaries owns any vehicles, equipment or other tangible Assets situated on the facilities used by the Company or its Subsidiaries in the Business (other than immaterial items of personal property owned by the Company’s or its Subsidiaries’ employees).

5.14        Real Property.

(a)           Schedule 5.14(a) lists all real property and all interests in real property, in each case that is leased, licensed or occupied by the Company or any of its Subsidiaries or that the Company or any Subsidiary has the right to occupy, now or in the future (each, whether written or oral, being a “Real Estate Lease” and any real property leased or occupied under a Real Property Estate Lease being “Leased Real Property”).  Neither the Company, nor any Subsidiary owns, or has ever owned, any real property.

(b)           Neither the Company nor any of its Subsidiaries has granted any assignment, sublease, license, concession or other occupancy or right of use agreements to any third party in connection with the Real Estate Leases, except as expressly set forth in the Real Estate Leases.

(c)           Each of the Real Estate Leases are in full force and effect in accordance with its respective terms and the Company or one of its Subsidiaries, as applicable, is the holder of the licensee’s, occupant’s, lessee’s or tenant’s interest thereunder.  Neither the Company nor any of its Subsidiaries is in Default or otherwise in breach under any Real Estate Lease and, to Company’s Knowledge or to the Knowledge of any Seller, no other party is in Default or otherwise in breach thereof.  The Leased Real Property is currently serviced by sufficient utilities to operate the Business as currently conducted thereon. The Company or applicable Subsidiary that is the tenant under each Real Property Lease is in occupancy of its applicable Leased Real Property pursuant to the terms of its Real Estate Lease and, to the extent that a landlord has given a covenant of quiet enjoyment under a Real Estate Lease in favor of the Company or one of its Subsidiaries, no such landlord is in violation of its covenant of quiet enjoyment in any material respect.  The Company and each of its Subsidiaries has peaceful and undisturbed possession under the Real Estate Leases to which the Company or such of its Subsidiaries is a party.  No casualty events have occurred in the past twenty-four (24) months and there are no pending or, to the Knowledge of the Company, any threatened condemnation proceedings, lawsuits or administrative actions relating to the Leased Real Property.  Sellers have made available to Purchaser a true, correct and complete copy of each Real Estate Lease.

5.15        Intellectual Property.

(a)           Schedule 5.15(a) contains a complete and accurate list of: (i) all Owned Intellectual Property that is the subject of an application, or registration with any Governmental Body (including where applicable the title, application or registration number, and jurisdiction) (the “Registered IP”); (ii) all Company Software; and (iii) all other Owned Intellectual Property that is material to the operation of the Business (subsections (i), (ii), and (iii) collectively the “Scheduled IP”).  Each item of Registered IP that has issued as a registration or a patent is subsisting, valid, and enforceable, and, to the Knowledge of the Company, each other item of Scheduled IP is subsisting, valid and, except where registration is required to enforce, enforceable.  All necessary fees and filings for registration, maintenance, and/or renewal in connection with the Registered IP due prior to the Closing Date have been timely paid or made (as applicable), and any such deadlines falling within sixty (60) days after the Closing Date have been identified to Purchaser.  All right, title, and interest in and to each item of Owned Intellectual Property is owned by the Company or one of its Subsidiaries free and clear of any Lien (other than Permitted Liens) and other third party rights.  The Company or one of its Subsidiaries, as applicable, is properly recorded as the sole registered owner of each item of Registered IP.  No Owned Intellectual Property is subject to any proceeding or outstanding order or stipulation restricting in any way the use, registration, transfer, or licensing of such Owned Intellectual Property, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or, except where registration is required to enforce, unenforceability of any Scheduled IP.

(b)           Except as set forth on Schedule 5.15(b) or Schedule 5.16(a)(xiv) (with respect to Licensed Intellectual Property), (i) neither the Company nor any of its Subsidiaries is a party to any Contract relating to Licensed Intellectual Property, or any consent, coexistence, indemnification, forbearance to sue, license, settlement, distribution, development or other Contracts relating to the Owned Intellectual Property (except for Off-the-Shelf Software Licenses; and Contracts with customers in connection with the commercial sale of Company Products, and Contracts with employees, in each case, entered into in the ordinary course of business and pursuant to the form(s) of customer agreements, and employee agreements (as applicable) provided to the Purchaser); and (ii) no Owned Intellectual Property is subject to any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert or enforce any Owned Intellectual Property anywhere in the world. Neither the Company nor any of its Subsidiaries licenses any of the Owned Intellectual Property to any third party other than non-exclusive licenses granted to customers in connection with the commercial sale of Company Products entered into in the ordinary course of business and pursuant to the form(s) of customer agreements provided to the Purchaser.

(c)           The Business Intellectual Property constitutes all of the Intellectual Property necessary for the operation of the Business.  The Business Intellectual Property owned or used by the Company or any its Subsidiaries immediately prior to the Closing will continue to be owned or available for use by the Company or such Subsidiary, as applicable, on identical terms and conditions immediately after the Closing.

(d)           All past and present employees of the Company and any of its Subsidiaries that are/were involved in the development of Intellectual Property used in connection with the Business, or Persons who have otherwise created Intellectual Property which is part of the Owned Intellectual Property, have entered into valid and binding written Contracts with the Company or one of its Subsidiaries, as applicable, in the form(s) made available to Purchaser, vesting title in the Company or one of its Subsidiaries, as applicable, all Intellectual Property created by such employee, including while employed or engaged by the Company or one of its Subsidiaries, as applicable.  All material Intellectual Property (other than Off-the-Shelf Software) used by the Company or any of its Subsidiaries, including the Company Product known as “DoseMe” and any technology to deliver such Company Product, was created by the Company’s employees and owned by the Company.  There are no other arrangements or agreements with such employees in relation to ownership of Intellectual Property other than the employment agreements in the form(s) made available to the Purchaser.  No consultants or contractors were engaged by the Company or any of its Subsidiaries to create or develop any Intellectual Property used by the Company or any its Subsidiaries for or on behalf of the Company or any of its Subsidiaries, and/or in connection with providing services to the Company or any of its Subsidiaries.  All past and present employees, consultants and contractors of the Company and any of its Subsidiaries that have/had access to any Trade Secrets or other confidential information of the Company or any of its Subsidiaries have entered into valid and binding written Contracts with the Company or one of its Subsidiaries, as applicable, in the form(s) made available to Purchaser, and containing obligations to maintain the confidentiality of the Company’s or its Subsidiaries’ Trade Secrets and other confidential information.  No past or present employee, partner, director, shareholder, member, officer, or consultant of or other assignor of Intellectual Property to the Company or any of its Subsidiaries has any rights to or ownership interest in any Owned Intellectual Property.  There are no pending or, to the Knowledge of the Company, threatened claims from a past or present employee, partner, director, shareholder, member, officer, or consultant/contractor alleging any inventorship or ownership right in the Owned Intellectual Property.  The Company and its Subsidiaries, as

applicable, have made commercially reasonable efforts to protect and maintain the proprietary nature of each item of Owned Intellectual Property and the confidentiality of the Trade Secrets that are included in the Owned Intellectual Property.  To the Knowledge of the Company, no such Trade Secrets included in the Owned Intellectual Property have been disclosed or permitted to be disclosed to any Person (except in the ordinary and normal course of business and under an obligation of confidence).  The Owned Intellectual Property includes documentation relevant to the Trade Secrets that is current, accurate and sufficient in detail and content to identify and explain it and allow its full and proper use without reliance on the special knowledge or memory of others.

(e)           To the Knowledge of the Company, neither the Owned Intellectual Property nor the operation of the Business, including the use in the Business of the Business Intellectual Property, has, in the past three years, infringed, misappropriated or otherwise violated, and does not infringe, misappropriate, or otherwise violate any Intellectual Property of a third party nor amounts to passing off or misleading or deceptive conduct, and none of the Company, any of its Subsidiaries or any Seller has received any written claim, demand, notice or other communication, and no Action is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any Seller (i) alleging that any of the Business Intellectual Property or the operation of the Business has infringed, misappropriated or otherwise violated any Intellectual Property rights or similar rights of a third party or is passing off or misleading or deceptive conduct or (ii) challenging the validity, registrability, enforceability or ownership of, or the right of the Company or any of its Subsidiaries to use, any Business Intellectual Property.  To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, or is infringing, misappropriating, or otherwise violating any Owned Intellectual Property, including any passing off or misleading and deceptive conduct in relation to any Owned Intellectual Property.

(f)            All Software used in the Business is owned by the Company or its Subsidiaries or used pursuant to a valid license or other enforceable right and is not a “bootleg” version or unauthorized copy.  To the Knowledge of the Company, the Software and other information technology used to operate the Business are in satisfactory working order and are scalable to meet current and reasonably anticipated capacity. In the twenty-four (24) months preceding the date of this Agreement, there has been no business disruption as a result of failures of the IT Systems which have had a material adverse effect on the Company or its Subsidiaries nor, to the Knowledge of the Company, has there been any unauthorized access to the IT Systems.  The Company and its Subsidiaries take reasonable measures, including any measures required by any applicable Laws, to safeguard such information against unauthorized access, use, modification or other misuse.  None of the Company Software is subject to an OSS License that requires any portion of the source code for the Company Software to be disclosed or otherwise made available or provided, or otherwise requires any portion of the Company Software to be distributed or made available or provided, to any other Person, and the Company has documented and maintained records of all open source software used in the development of Company Software and the applicable license terms, including any software the subject of an OSS License and the Company has complied with all OSS Licenses in all material respects.

(g)           Neither the Company nor any of its Subsidiaries has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any Company Software to any other Person, including the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement or the consummation of any of the Transactions.

(h)           No funding, facilities, or personnel of any Governmental Body or educational institution were used to develop or create, in whole or in part, any of the Owned Intellectual Property.  Neither the Company nor any of its Subsidiaries has made any submission or suggestion to, and is not subject to any agreement with, any standards bodies or other entities that would obligate it to grant licenses to or otherwise impair the Company’s or its Subsidiaries’ control of Owned Intellectual Property or the Company Software.

(i)            All labeling, packaging, advertising and promotional claims made in connection with the Company Products are truthful, non-deceptive, non-misleading and substantiated and otherwise in compliance with applicable Law in all material respects.  None of the Company, any of its Subsidiaries or any Seller has received any notice, or other communication from the U.S. Federal Trade Commission, the Australian Competition and Consumer Commission, any Office of Fair Trading in Australia, the TGA (or the Complaints Resolution Panel before July 2018) or any other Governmental Body or voluntary industry authority such as the U.S. National Advertising Division of the Better Business Bureau, that contests the distribution of, labeling, packaging or advertising of, any Company Product.

(j)            The Company or one of its Subsidiaries owns or holds a perpetual, irrevocable, exclusive license for Australia to all data submitted to the TGA in relation to each Marketing Authorization the Company or any of its Subsidiaries holds, or at the Closing has applied for.

5.16        Contracts.

(a)           Except as set forth on Schedule 5.16(a), neither the Company nor any of its Subsidiaries is a party to any:

(i)            Customer Contract;

(ii)           Contract with any employee, contractor, agent or consultant, including any Contract to lend money to any employee, contractor, agent or consultant, other than arrangements terminable without notice or severance in excess of what is required under applicable Law;

(iii)          Contract to lease any personal property;

(iv)          Contract for the future purchase or licensing of, or payment for, supplies, products, Intellectual Property or services or the use thereof by the Company or any of its Subsidiaries that involves an amount in excess of $10,000;

(v)           Representative agency Contract;

(vi)          Note, debenture, bond, conditional sale Contract, equipment trust Contract, letter of credit Contract, reimbursement Contract, loan Contract or other Contract for the borrowing or lending of money (including loans to or from officers, directors, members, partners, shareholders of the Company, any Seller or any of their respective Immediate Family Members or beneficiaries of any Seller that is a trust), Contract or arrangement for a line of credit or for a guarantee of, or other undertaking in connection with, the Indebtedness of any other Person;

(vii)         Contract limiting or restraining the Company or any of its Subsidiaries from engaging or competing in any lines of business with any Person, including any Contract that contains exclusivity or non-compete provisions and any contract with non-solicitation or no-hire provisions;

(viii)        Contract with any Governmental Body;

(ix)          Contract involving the acquisition of equity or assets of another Person, including by merger, consolidation or otherwise;

(x)           Broker, finder, dealer, commission, reseller, distributor or other agency Contract;

(xi)          Joint venture, partnership or similar Contract, or any Contract providing for any sharing of revenues, losses or similar arrangement;

(xii)         Contract pursuant to which the Company or any of its Subsidiaries has granted, or agreed to grant, any rebate;

(xiii)        Contract pursuant to which the Company or any of its Subsidiaries has granted, or agreed to grant, “most favored nation” pricing;

(xiv)        Contract relating to Licensed Intellectual Property (other than Off-the-Shelf Software Licenses, licenses granted by customers to the Company in connection with such customers’ licensed use of the Company Products in the ordinary course of business, and implied licenses relating to equipment or fixtures);

(xv)         Contract for any capital expenditure or leasehold improvements in excess of $100,000;

(xvi)        Contract not made in the ordinary course of business;

(xvii)       Contract containing change of control provisions that will be triggered as a result of the Transactions; or

(xviii)      Contract with a related party of the Company or any of its Subsidiaries, or that are not on arm’s length terms.

(b)           Each of the Contracts disclosed in connection with Section 5.16 (the “Company Contracts”) is valid, binding and enforceable in accordance with its terms against the

Company or one or more of its Subsidiaries, as applicable, and, to the Knowledge of the Company, each counterparty thereto.  Neither the Company nor its Subsidiaries, as applicable is in material default under any Company Contract.  To the Knowledge of the Company, no counterparty is in Default thereunder under any Company Contract and no written notice of any claim of Default has been given to the Company or its Subsidiaries.  With respect to any of the Company Contracts that are leases, neither the Company nor any of its Subsidiaries has received written notice of any cancellation or termination under any option or right reserved to the lessor, or any written notice of Default, thereunder.  The Sellers have made available to Purchaser complete and correct copies of all Company Contracts, together with all amendments, supplements or modifications thereto, and all material notices received or delivered thereunder and accurate descriptions of all material terms of all oral Contracts relating to any real property to which the Company or any of its Subsidiaries is a party.

5.17        Employees/Independent Contractors.

(a)           Schedule 5.17(a) sets forth the names, titles, current annual salary rates or current hourly wages, and target bonus or other incentive compensation for the 2018 calendar year of all present employees of the Company, together with the date of commencement of employment of each employee with the Company or any of its Subsidiaries or any predecessor entity, applicable allowances, redundancy or termination entitlements and accrued leave (including long service leave, annual leave and personal/carer’s leave) as at the date of this Agreement, and a summary of salary, bonuses and other compensation, if any, paid or payable to each of such Persons for or in respect of the 2017 calendar year.

(b)           Schedule 5.17(b) sets forth the names and positions of each current independent contractor retained by the Company or any of its Subsidiaries and the current rate of compensation paid to each such independent contractor.  All independent contractors have been, and currently are, properly classified and treated by the Company and its Subsidiaries as independent contractors and not as employees.  There has been no determination by any Governmental Body that any such independent contractor (or any other independent contractor who has previously rendered services to the Company or any of its Subsidiaries or any predecessor entity) constitutes an employee of such party.

(c)           Except as disclosed in Schedule 5.17(c) or otherwise arising in the ordinary course of business before the Closing Date, neither the Company nor any of its Subsidiaries is under, nor will they assume before the Closing Date, any liability to any employee for any pension, lump sum retiring allowance or redundancy payment or any liability with respect to annual, long service, or personal leave.

5.18        Governmental Permits.

(a)           Schedule 5.18 sets forth a complete and correct list of all Governmental Permits used in the operation of the Business or otherwise held by the Company any of its Subsidiaries, or in respect of any Company Product.  The Company and its Subsidiaries own, possess or lawfully use in the operation of the Business, all Governmental Permits, including all Marketing Authorizations for each Company Product to the extent required by Law, which are necessary to conduct the Business as now or previously conducted by them or to the ownership of the Assets now or previously owned by them, free and clear of all Liens except Permitted Liens.  The Company Products have been correctly classified for the purpose of all Marketing Authorizations held by the Company.  Neither the Company nor any of its Subsidiaries is in Default, nor has the Company or any of its Subsidiaries received any written notice of, nor, to the Knowledge of the Company, is the Company or any of its Subsidiaries or any Seller aware of, any claim of Default, with respect to any such Governmental Permits.  The Company and its Subsidiaries have been operated in compliance with all such Governmental Permits.  All such Governmental Permits are valid and in full force and effect. Except as set forth on Schedule 5.18, all such Governmental Permits are renewable by their terms or in the ordinary course of business and will not be adversely affected by the completion of the Transactions.  The Company and its Subsidiaries, as applicable, have filed such timely and complete renewal applications as may be required by the Company or any of its Subsidiaries, as applicable, with respect to such Governmental Permits and has paid all renewal fees in full, to the extent that they have come due.  Neither the Company nor any of its Subsidiaries has received any notification of any Governmental Permit revocation, cancellation, limitation, modification, lapse, suspension, integrity review, withdrawal or other adverse action (collectively “Governmental Permit Action”), and to the Knowledge of the Company, no Governmental Permit Action is or has been threatened, undertaken, under investigation, or is pending.  To the Knowledge of the Company, no present or former shareholder, director, officer, contractor, agent or employee of the Company or any of its Subsidiaries, or any other Person owns or has any proprietary, financial or other interest (direct or indirect) in any Governmental Permits which the Company or any of its Subsidiaries now or previously owned, possessed or used.

(b)           Each manufacturer (to the extent such manufacturer is not the Company or any of its Subsidiaries) of Company Products which are therapeutic goods under the Therapeutic Goods Act 1989 (Cth) is properly and validly licensed as a manufacturer by the TGA in respect of such Company Products and has complied with all conditions and regulatory requirements applicable to such licenses.

5.19        Compliance with Law and Orders.

(a)           Except as set forth on Schedule 5.19(a), there is no Action that is or has been pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or their respective Affiliates (i) against or involving, directly or indirectly, the Company or any of its Subsidiaries, the Business or the Assets or (ii) seeking to prevent or challenge any of the Transactions.  Neither the Company nor any of its Subsidiaries has received written or, to the Company’s Knowledge, oral notice of any such Action.  There has been no Default with respect to any Order applicable to the Company or any of its Subsidiaries, the Business or any Asset.

(b)           The Company, the Subsidiaries and the Company Products are not, and for the last three years have not been, in violation of any Order or any Law in any material respect, and the Assets have not been used or operated by the Company or any of its Subsidiaries in violation of any Order or any Law in any material respect.  All Orders to which the Company or any of its Subsidiaries is a party or subject are listed on Schedule 5.19(b).  None of the Company or any of its Subsidiaries or, with respect to the Company Products, to the Knowledge of the Company, any Person providing services to the Company or any of its Subsidiaries, has received any notice of, or has been subject to, any penalty, fine, sanction, warning letter, untitled letter, cyber letter, reprimand, regulatory letter, “it has come to our attention” letter, FDA Form 483, adverse inspectional findings, notice of an integrity review, notice of an investigation, request for corrective or remedial action, notice of other adverse finding, or notice of deficiency or violation, or similar communication from any Governmental Body alleging that the Company, any of its Subsidiaries, the Company’s or any of its Subsidiaries’ operations, or any Company Products are in violation of any applicable Law or Governmental Permit.

(c)           The Company and each of its Subsidiaries has made all of the filings, reports, submissions, applications, records, and notifications required to be made by the Company or any of its Subsidiaries under any Laws and Governmental Permits applicable to the Company or any of its Subsidiaries, the Business, any of the Company Products, or the Assets and has paid all due fees and charges in full.  The Company and each of its Subsidiaries has retained all records required to be retained under applicable Laws and Governmental Permits.  At the time of maintenance, filing, submission, or furnishing, all filings, reports, submissions, applications, notifications, and records were timely made and were complete and accurate in all material respects, or were subsequently updated, changed, corrected, amended, or modified.

(d)           Neither the Company nor any of its Subsidiaries has conducted a recall, removal, or market withdrawal of any Company Product or any other corrective action for a Company Product that would require a notification under Schedule 2 of the Competition and Consumer Act 2010 (Cth) or under the Therapeutic Goods Act 1989 (Cth) to the TGA or a report to the FDA under 21 C.F.R. Part 806 (collectively, a “Recall”), nor is any Recall currently under consideration by the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has been materially restrained in its ability to manufacture, sell, distribute, license, or commercialize any Company Product.  Each of the Company Products has been and is being developed, manufactured, tested, packaged, labeled, stored, distributed, marketed, licensed, commercialized, and sold in compliance in all material respects with applicable Laws.

(e)           None of the Company or its Subsidiaries, their respective Affiliates, or any of their respective directors or, officers, or to the Knowledge of the Company, employees, agents or other representatives have (i) made any untrue statement of material fact or fraudulent statement to the TGA, the FDA or any other Governmental Body, or in any records or documentation prepared or maintained in order to comply with applicable Laws, (ii) failed to disclose a material fact required to be disclosed to any Governmental Body, or (iii) been notified of any investigation, other than routine inspections, by the TGA, the FDA, the National Institute of Health, the Office of the Inspector General for the Department of Health and Human Services, the Department of Justice, or other comparable Governmental Body.

(f)            No Company Product has been refused admittance or importation into the United States or Australia by any Governmental Body, including, without limitation, the TGA, FDA, the U.S. Federal Trade Commission, the Australian Border Force, or the U.S. Customs and Border Protection.

(g)           There are not presently pending, nor, to the Knowledge of the Company or any of its Subsidiaries, threatened, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, or other communications relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including, without limitation, any failure to warn or alleged breach of express or implied warranty or representation, relating to any Company Product or to any services provided by the Company or any of its Subsidiaries, or alleging that any Company Product is otherwise unsafe or ineffective for its intended use.  Neither the Company nor any of its Subsidiaries has made any modification to any Company Product because of warranty, product liability, regulatory or other claims or communications concerning alleged hazards or defects in such product.

(h)           None of the Company, any of its Subsidiaries, or any officer, or to the Knowledge of the Company, employee, contractor, agent, or any consultant of the Company or any of its Subsidiaries (i) has made or offered any payment, gratuity, or other thing of value to any officer, contractor, consultant, agent or employee of any Governmental Body or government, or to any political party or official thereof, where such offer, payment, gratuity, or other thing of value was either (A) at the time, unlawful under Laws applicable thereto, or (B) at the time, unlawful under the Foreign Corrupt Practices Act of 1977, as amended; or (ii) has made or received an illegal payment, bribe, kickback, political contribution or other similar questionable illegal payment in connection with the operation of the Business.  The Company, each of its Subsidiaries, and the operation of the Business are and have been in compliance in all material respects with all applicable Health Care Laws.

(i)            No breach by the Company or any of its Subsidiaries has occurred with respect to any health information or Protected Health Information (as those terms are defined under the Privacy Act and HIPAA, respectively) maintained by or for the Company or any of its Subsidiaries that is subject to the notification requirements under HIPAA and no information security or privacy breach event has occurred that would require notification under any other Health Care Law, and the Company Products are designed to protect such information in accordance with Privacy Laws when used by customers of the Company or its Subsidiaries.

(j)            To the Knowledge of the Company, no Person providing services to the Company or any of its Subsidiaries, nor their respective officers, directors, partners, employees, or agents have been:

(i)            debarred or suspended pursuant to 21 U.S.C. § 335a;

(ii)           excluded under 42 U.S.C. § 1320a-7 or any similar law, rule or regulation of any Governmental Body;

(iii)          excluded, debarred, suspended or deemed ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S.  General Services Administration;

(iv)          charged, named in a complaint, convicted, or otherwise found liable in any proceeding that falls within the ambit of 21 U.S.C. § 331, 21 U.S.C. § 333, 21 U.S.C. § 334, 21 U.S.C. § 335a, 21 U.S.C. § 335b, 42 U.S.C.  § 1320a - 7, 31 U.S.C. §§ 3729 – 3733, 42 U.S.C. §1320a-7b(b), 42 U.S.C. § 1320a-7a, 21 U.S.C. § 801 et seq., 15 U.S.C. §§ 41-58, 15 U.S.C. §§ 1471-1477, 15 U.S.C. §§ 2051-2089, the regulations promulgated thereunder, or any other applicable Law relating to the prevent of fraud and abuse, the regulation of any of the

Company Products, the regulation of the Company’s and each of its Subsidiaries’ operations, or concerning the type of services provided by the Company, any of its Subsidiaries, and the Business;

(v)           disqualified or deemed ineligible pursuant to 21 C.F.R. Parts 312, 511, or 812, or otherwise restricted, in whole or in part, or subject to an assurance;

(vi)          within the past six (6) years, the subject of an audit, inspection, investigation, inquiry, or review by a Governmental Body, including, without limitation, the Medicare or Medicaid programs; or

(vii)         where such person is a healthcare professional, is cancelled or prohibited on any health practitioner register.

(k)           Neither the Company nor any of its Subsidiaries has given an undertaking or written assurance (whether legally binding or not) to any court or Governmental Body (including any competition authority) under any anti-trust or similar legislation in any jurisdiction.

5.20        Insurance.

(a)           Schedule 5.20(a) sets forth a complete and correct list of all insurance policies (other than policies associated with a Plan) and fidelity bonds that cover the Company or its Subsidiaries or their respective businesses, properties, assets, directors or employees (the “Policies”).  Such Policies are in full force and effect and neither the Company nor any of its Subsidiaries is in Default in any material respect with respect to its obligations under any such Policy in a manner that would permit the termination of such Policy or the limitation of any coverage thereunder.

(b)           Schedule 5.20(b) sets forth a complete and correct list of all claims made with respect to all such policies during the three (3) year period prior to the date of this Agreement, except claims for benefits under health insurance policies. Except as set forth on Schedule 5.20(b), neither the Company nor any of its Subsidiaries has any self-insurance or co-insurance programs.

5.21        Labor Matters.

(a)           The Company and each of its Subsidiaries are in material compliance with all applicable Laws governing employment practices, and terms and conditions of employment (including arising under any industrial instruments), including the classification of employees.

(b)           Except as set forth on Schedule 5.21, the Company and each of its Subsidiaries has the right to terminate the employment of each of its employees at will or in accordance with the minimum notice and termination requirements under applicable Law, and to terminate the engagement of any of its independent contractors without payment to such employee or independent contractor other than for services rendered through termination and without incurring any Liability, subject to any notice or payment in lieu of notice provisions.

(c)           In the two (2) years prior to the date hereof, neither the Company nor any of its Subsidiaries has violated the Worker Adjustment and Retraining Notification Act, as

amended, or any similar applicable Law (“WARN Act”).  During the ninety (90) days prior to the date hereof, neither the Company nor any of its Subsidiaries has terminated any employees in a manner that would trigger any notice obligations under the WARN Act.

(d)           Neither the Company nor any of its Subsidiaries is party or subject to, nor is it negotiating, any collective bargaining Contracts with any labor union or other labor organization representative of employees.  No strike, slowdown, picketing, boycott, grievance, or work stoppage by any union or other group of employees against the Company or any of its Subsidiaries or the Assets wherever located, no secondary boycott with respect to the Company’s or its Subsidiaries’ products or services, and no lockout by the Company or any of its Subsidiaries of any of their respective employees or any other labor trouble or other occurrence, event or condition of a similar character, is pending or, to the Knowledge of the Company, is threatened.  No industrial awards or enterprise agreements apply to the Company or any of its Subsidiaries.

(e)           Neither the Company nor any of its Subsidiaries has made any offer of employment or any appointment of an individual as an independent contractor for payment of $100,000 or more per annum, that remains capable of acceptance and that cannot be terminated without penalty on less than one (1) months’ notice, excluding any notice or termination provisions under applicable Law.

(f)            Neither the Company nor any of its Subsidiaries (i) has been subject to a Work Safety Authority inspection, complaint, or investigation in the last three (3) years; (ii) has received an improvement notice or prohibition notice from the Work Safety Authority in respect of work health and safety; or (iii) is currently subject to an investigation or prosecution by the Work Safety Authority.

(g)           The Company, and each of its Subsidiaries which has any employees: (i) has workers compensation insurance in place, has paid its workers compensation insurance up to date and has not experienced an increase in its workers compensation insurance premium over the last 3 years; (ii) is not the subject of any current workers compensation claim and the Sellers are not aware of any future claim; and (iii) has not been subject to an external audit by WorkCover Queensland or any other workers compensation insurer or regulator in the last 3 years.

(h)           Neither the Company nor any of its Subsidiaries have been involved in any dispute with any union or employee at any time within the 12 months preceding the date of this Agreement that will, or would reasonably be likely to, have a material adverse effect on the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no circumstances that will, or would reasonably be likely to, give rise to any industrial dispute or negotiation referred to in this section.

(i)            Neither the Company nor any of its Subsidiaries have been involved in any material dispute with any employees or union at any time within the 5 years preceding the date of this Agreement and there are no circumstances likely to give rise to any such dispute.

5.22        Employee Benefit Plans.

(a)           Attached as Schedule 5.22(a) is a complete and correct list of all Plans.  The Sellers have made available to Purchaser prior to the date hereof correct and complete copies of the following documents with respect to the Plans, to the extent applicable: (i) all documents constituting the Plans, including but not limited to, trust agreements, insurance policies, service agreements, and amendments thereto; (ii) the most recently filed Forms 5500 or 5500C/R and any financial statements attached thereto; (iii) all IRS determination letters (or IRS opinion letters on which the Plans can rely) for the Plans; (iv) the most recent summary plan description and any amendments or modifications thereof; (v) all notices that were issued within the preceding three (3) years by the IRS or any other Governmental Body with respect to the Plans; (vi) the most recent actuarial valuation reports and trustee or custodian reports, if any, and (vii) all employee manuals or handbooks containing personnel or employee relations policies.

(b)           The Company does not have any Liability with respect to any benefit plans or arrangements other than the Plans. All Plans are in material compliance with all applicable provisions of ERISA, the Code and the regulations issued thereunder, as well as with all other applicable Laws, and all Plans have been administered, operated and managed in accordance with their governing documents in all material respects.

(c)           The Plans marked on Schedule 5.22(a), if any, as “Qualified Plans” are the only Plans that are intended to meet the requirements of Section 401(a) of the Code (a “Qualified Plan”).  Each of the Qualified Plans have been determined by the IRS to be so qualified (or is maintained on a pre-approved plan document), and there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of a Qualified Plan.

(d)           Neither the Company nor any Qualified Plan has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA for which an exemption is not available for which the Company could have any material Liability.

(e)           Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, nor have they ever sponsored, maintained or contributed to, or had any Liability with respect to, any employee benefit plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA or any other comparable provisions of any other applicable Law.  Neither the Company nor any ERISA Affiliate maintains or contributes to, or has ever maintained or contributed to or had any Liability with respect to, a multiemployer plan.  Neither the Company nor any ERISA Affiliate maintains or contributes to, or has ever maintained or contributed to or had any Liability with respect to, a multiple employer plan within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code or “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(f)            The Company has not made a commitment, whether or not legally binding, to create any additional Plan or to modify or change any existing Plan or increase or improve the compensation, benefits or terms and conditions of employment or service of any director, officer, employee or consultant other than as required under Law, an applicable Plan, or in the ordinary course of business.

(g)           Except as set forth on Schedule 5.22(g):

(i)            no Plan (other than a superannuation fund administered by a trustee for the benefit of an employee) provides health, life or other benefits after an employee’s or former employee’s retirement or other termination of employment, other than coverage mandated by applicable Laws solely at the employee’s expense;

(ii)           no Plan contains any provision that would (A) prohibit the Transactions or that would give rise to (B) any vesting or payment of benefits, severance, termination, bonuses or other payments, (C) the enhancement of any benefits or payments, or (D) any other Liabilities, in each case as a result of the Transactions or the Transactions taken together with any other event (such as a termination of employment); no payments or benefits under any Plan or Contract will be considered “excess parachute payments” under Section 280G of the Code; the Company does not have any obligation to indemnify, hold harmless or gross-up any individual with respect to any excise Tax imposed under Section 4999 of the Code;

(iii)          the Company has paid all amounts that it is required to pay as contributions to the Plans as of the Closing Date, and as required in accordance with GAAP, the Financial Statements as of the Balance Sheet Date reflect the approximate benefit expense accruals for all Plans as of the date thereof;

(iv)          there is no pending Action that has been asserted or instituted against any Plan, the assets of any of the trusts under such Plans, the plan sponsor, the plan administrator or any fiduciary of any such Plan (other than routine benefit claims).  There are no investigations or audits of any Plans, any trusts under such Plans, the plan sponsor, the plan administrator or, to the Knowledge of the Company, any fiduciary of any such Plan that have been instituted or, to the Knowledge of the Company or any Seller, threatened; and

(v)           the Company is not a party to any arrangement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (each, a “Non-Qualified Deferred Compensation Plan”) Any Plan that is deemed to be a Non-Qualified Deferred Compensation Plan has been maintained and operated in material compliance with the requirements of Section 409A of the Code. No Plan or any other Contract, agreement or policy contains any provision that would give rise to an obligation of the Company or any other Person to indemnify, hold harmless or gross-up any individual with respect to any penalty Tax imposed under Section 409A of the Code.

(h)           There are no Plans outside the United States or Australia.

5.23        Transactions with Affiliates.  Except as disclosed on Schedule 5.23, no Affiliate of the Company, any of its Subsidiaries or any Seller has (a) borrowed money from or loaned money to the Company or any of its Subsidiaries which remains outstanding or (b) any contractual arrangements with the Company.  Except as set forth on Schedule 5.23, (i) neither the Company nor any of its Subsidiaries is party to any Contract with any Seller, director, officer or employee of the Company, any of its Subsidiaries, or any Affiliate of the foregoing, and (ii) no Seller, director, officer or employee of the Company, any of its Subsidiaries, or any Affiliate of the foregoing (A) owns or has owned (within the past three (3) years), directly or indirectly, or has or has had any interest in (including the right to use, other than in connection with the Company’s or its Subsidiaries’ business) any property (real or personal, tangible or intangible) that the Company or any of its Subsidiaries uses or has used in its business, or (B) has or has had (within the past three (3) years) any business dealings or a financial interest in any transaction with the Company, any of its Subsidiaries, or involving any assets or property of the Company.

5.24        Absence of Certain Changes.  Except as set forth on Schedule 5.24 or as specifically contemplated by this Agreement, since the Balance Sheet Date through and including the date hereof, the Company, its Subsidiaries and the Sellers have conducted the Business in the ordinary course and there has not been:

(a)           any change that has had or could reasonably be expected to have a Material Adverse Effect;

(b)           any declaration, setting aside or payment of any dividend or other distribution (whether in cash, equity or ownership interests or property) with respect to any Company Security, or any repurchase, redemption or other reacquisition of any Company Security;

(c)           any increase in the compensation payable or to become payable to any director or manager employee, except for increases for such directors or employees made in the ordinary course of business, or in accordance with any Plan;

(d)           any other change in any employment or consulting arrangement, except for such changes made in the ordinary course;

(e)           any payment to any agent or management employee not in accordance with such agent’s or employee’s compensation levels currently in effect or in accordance with any Plan;

(f)            any sale, assignment, leasing, subleasing or transfer of Assets, or any additions to or transactions involving any Assets, other than those made in the ordinary course of business;

(g)           other than in the ordinary course of business, any waiver or release of any claim or right or cancellation of any debt held;

(h)           any distributions or payments to any Affiliate of the Company or any of its Subsidiaries;

(i)            any capital expenditure, except for such capital expenditures made in the ordinary course;

(j)            any incurrence of any debts for money borrowed;

(k)           any adoption or change of a Tax election, any settlement or compromise of a claim, notice, audit report, assessment or other Action in respect of Taxes, any change of an annual Tax accounting period, any adoption or change of a method of Tax accounting, any filing of an amended Tax Return, any entry into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax, any surrender of a right to claim a Tax refund, or any consent to an extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or

(l)            any Contract to do any of the foregoing.

5.25        Environmental Matters.  The Company and each of its Subsidiaries possess all material Environmental Permits that they are required to obtain pursuant to Environmental Laws for the conduct of their respective businesses as currently conducted, and the Company and each of its Subsidiaries is in compliance in all material respects with all such Environmental Permits and applicable Environmental Laws.  The operations of the Company and its Subsidiaries have not resulted in a material claim under any Environmental Law against the Company, any of its Subsidiaries, or any other Person whose Liability for such claims the Company or any of its Subsidiaries has assumed or retained.  Neither the Company nor any of its Subsidiaries is, or has ever been, subject to any material Action arising under or related to any Environmental Law which remains unresolved.

5.26        Additional Information.  Schedule 5.26 contains, to the extent not described in some other schedule hereto, or in the case of subsections (a) and (b) hereof to the extent not made available, accurate lists and summary descriptions of the following:

(a)           the names of all present officers, directors or managers of the Company and each of its Subsidiaries;

(b)           the names of all Persons authorized to borrow money or incur or guarantee Indebtedness on behalf of the Company and each of its Subsidiaries; and

(c)           all names under which the Company and each of its Subsidiaries has conducted any Business or which it has otherwise used since its date of incorporation.

5.27        Brokers.  No broker, finder, investment banker or other agent is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the consummation of this Agreement or the Transactions.

5.28        Relationship with Customers and Suppliers.  Schedule 5.28 sets forth (a) a list of all of the Company’s customers (together with actual net revenue received or receivable from such customers) and (b) a list of the Company’s top twenty (20) vendors (by amount actually paid or payable to such vendors), in each case, for the twelve (12)-month period ended June 30, 2018, and for the three (3)-month period ended September 30, 2018.  Each of the Customer Contracts that have been terminated or cancelled during the past year are set forth and described on Schedule 5.28.  Except as set forth on Schedule 5.28, no customer or supplier of the Company or any of its Subsidiaries has formally terminated or has given written or, to the Company’s Knowledge, oral notice prior to the date hereof of an intention or plan to terminate its relationship with the Company, any of its Subsidiaries, or any of the Contracts, or all or a material part of the purchases or sales of products or services to or from the Company or any of its Subsidiaries historically made by such customer or supplier (or to materially reduce or change the pricing or other terms of the Contracts or its business with the Company or any of its Subsidiaries).  Neither the Company nor any of its Subsidiaries has received notice of, and to the Knowledge of the Company there is no basis for, any material complaint by any customer or supplier of the Company or any of its Subsidiaries.

5.29        Privacy Matters; IT System.

(a)           Any Personal Information in the Company’s or any of its Subsidiaries’ possession, custody or control, or otherwise maintained, held or processed by or on behalf of the Company or any of its Subsidiaries, is maintained, held or processed in compliance with all applicable Laws in all material respects, including, to the extent applicable, HIPAA, the Privacy Act and any state or territory Laws (“State Privacy Laws”) governing privacy and, security and the use and disclosure of Personal Information. Laws relating to the privacy and security of Personal Information are collectively referred to as “Privacy Laws.”  The Company and each of its Subsidiaries has implemented written privacy and security policies that govern its collection, storage, use, processing, disclosure and transfer of Personal Information and that comply in all material respects with all Privacy Laws, and the Sellers have made available to Purchaser true, accurate and complete copies of such policies.

(b)           Neither the Company nor any of its Subsidiaries has received any written claim or complaint regarding its collection, use or disclosure of Personal Information. Neither the Company nor any of its Subsidiaries is currently involved in or been the subject of, or has ever been involved in or the subject of, of any Actions, allegations, demands, assessments, fines, or judgments related to Privacy Laws. Neither the Company nor any of its Subsidiaries is currently party to any Order, settlement or other similar agreement regarding data protection, privacy or the collection, use, disclosure, sale or licensing of Personal Information, or Privacy Laws. No material breach, security incident or violation of any data security policy in relation to any Personal Information held by the Company or any of its Subsidiaries has occurred during the three (3) years prior to the date of this Agreement. To the Knowledge of the Company, there has been no unauthorized or illegal processing of any Personal Information held by the Company or any of its Subsidiaries. To the Knowledge of the Company, no circumstance has arisen in which Privacy Laws would require the Company to notify a Governmental Body or any other Person of any data security breach, security incident or violation of any data security policy.

(c)           The Company or one of its Subsidiaries has (whether by ownership, license, Contract, or otherwise) all rights in and to the IT Systems necessary to operate the Business substantially as the Company and each its Subsidiaries has operated the Business over the six (6) months preceding the Closing Date.

(d)           The Company and each of its Subsidiaries (i) has implemented and maintains commercially reasonable security, business continuity, and backup and disaster recovery plans and procedures, (ii) is in material compliance therewith, and (iii) has taken commercially reasonable steps to test (including penetration testing) such security plans and procedures on no less than an annual basis.

5.30        Corporate and Business Records.

(a)           The Business records of the Company and each of its Subsidiaries other than accounting records, in all material respects: (i) have been properly maintained, (ii) do not contain or reflect any material inaccuracies or material discrepancies, and (iii) for employee records, contain adequate and suitable records regarding the service of each of the employees.

(b)           The minute books of the Company and each of its Subsidiaries are current and contain correct and complete copies of all Organizational Documents of the Company and each of its Subsidiaries, as applicable, including all amendments thereto and restatements thereof, and of all minutes of meetings, resolutions and other actions and proceedings of its shareholders and directors and all committees thereof, and the records of the Company are current, correct and complete and reflect the issuance of all of the Shares, as applicable.

5.31        No Additional Representations or Warranties.  Except for the representations and warranties contained in Article IV and this Article V (as modified by the Company Disclosure Schedule), none of the Sellers, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of any Seller or the Company.  Without limiting the generality of the foregoing, none of the Sellers, the Company or any other Person has made or makes any representation or warranty with respect to any projections, estimates or budgets of future revenues, future results of operations, future cash flows or future financial condition (or any component of any of the foregoing) of the Company.

5.32        PPSA.

(a)           Except as set forth in Schedule 5.32, if the Company or any of its Subsidiaries holds a Security Interest specified in section 12(3) of the PPSA (a “Deemed Security Interest”) of a dollar amount exceeding $25,000, its interest is perfected and has been continuously maintained so that it enjoys the maximum priority available for that interest under the PPSA, and: (i) if the Security Interest is a purchase money Security Interest, it was perfected at a time that allows for the purchase money Security Interest to have priority over a perfected Security Interest granted by the same grantor in the same collateral; (ii) if the perfection was by registration in relation to a grantor that is a company, it was made within thirty (30) days of the making of the security agreement that provides for the security interest; and (iii) if the Security Interest is a transitional Security Interest, it was perfected by registration at a time that allows for the transitional Security Interest to have priority from immediately before the registration commencement time.

(b)           The Company and each of its Subsidiaries has, prior to the Closing: (i) obtained a release of all “in substance” and “deemed” Security Interests registered against assets of, or that affect the Company and each of its Subsidiaries in a form acceptable to Purchaser; and (ii) perfected all “deemed” Security Interests held by the Company and each of its Subsidiaries.

(c)           There are no unperfected Security Interests affecting the assets of the Business other than Permitted Liens.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

Purchaser and Parent hereby, jointly and severally, represent and warrant as of the date of this Agreement to the Sellers as follows:

6.1          Organization and Standing.  Purchaser is a proprietary company limited by shares duly organized, validly existing and in good standing under the Laws of the State of   Victoria,

Australia.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

6.2          Authority and Binding Effect.  Purchaser and Parent each have the requisite power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and have taken all actions necessary to secure all approvals required in connection therewith.  The execution, delivery and performance of this Agreement and the consummation of the Transactions by Purchaser and Parent have been duly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by Purchaser and Parent and, assuming due authorization, execution and delivery by the Company, the Sellers and the Seller Representative, constitutes the valid and binding obligation of Purchaser and Parent, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

6.3          No Conflicts; Consents.

(a)           The execution and delivery of this Agreement by Purchaser and Parent do not, and the consummation of the Transactions by Purchaser and Parent will not, directly or indirectly, (i) violate the provisions of any Organizational Document of Purchaser or Parent, (ii) violate any material Contract to which Purchaser or Parent is a party, or (iii) violate any Order or Law applicable to Purchaser or Parent on the date hereof, in each case except for such violations as would not reasonably be expected to materially affect the ability of Purchaser or Parent to consummate the Transactions.

(b)           No Governmental Permit, Order of, registration, declaration or filing with, or notice to any Governmental Body is required by Purchaser or Parent in connection with the execution and delivery of this Agreement and the consummation of the Transactions, except for such Governmental Permits, Orders, registrations, declarations, filings or notices which, in the aggregate, would not have a material adverse effect.

6.4          Litigation.  There is no Action pending or, to the knowledge of Purchaser or Parent, threatened in writing, against Purchaser or Parent which (a) challenges or seeks to enjoin, alter or materially delay the consummation of the Transactions or (b) would reasonably be expected to be materially adverse to the ability of Purchaser or Parent to perform its obligations under this Agreement or on the ability of Purchaser or Parent to consummate any of the Transactions contemplated by this Agreement.

6.5          Stock Consideration.  All shares of Parent Stock to be issued hereunder have been duly authorized for issuance to the Sellers pursuant to this Agreement by Parent and, when such shares of Parent Stock have been issued and delivered by Parent pursuant to this Agreement, such shares of Parent Stock will be duly and validly issued, fully paid and nonassessable.  The issuance of shares of Parent Stock under this Agreement is not subject to any preemptive rights, resale rights, rights of first refusal or other similar rights of any other Person.  Assuming the accuracy of the representations and warranties of the Sellers contained in this Agreement and/or the questionnaire delivered to the Company with respect to whether such Seller is an Accredited

Investor, the shares of Parent Stock to be issued hereunder will be issued in compliance with applicable foreign, federal and state securities Laws.

6.6          Brokers.  No broker, finder, investment banker or other agent is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the consummation of this Agreement or the Transactions based upon arrangements made by or on behalf of Purchaser, Parent, or any of their respective Affiliates.

6.7          SEC Documents.  Since the effective date of Parent’s registration statement on Form S-3 (File No. 333-220965) (the “SEC Effective Date”), Parent has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements and schedules required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, with the SEC (such documents filed by Parent since the SEC Effective Date and any other documents filed by Parent with the SEC since the SEC Effective Date, as have been supplemented, modified or amended since the time of filing, collectively, the “SEC Documents”).  Each of the SEC Documents has complied in all material respects with the Securities Act and the Exchange Act in effect as of their respective dates.  There are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to any of the SEC Documents.  None of the SEC Documents, as of their respective dates, contained any untrue statements of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VII
COVENANTS

7.1          Pre-Closing Covenants.

(a)           Except as may be consented to in writing by Purchaser or except as specifically contemplated by this Agreement, Sellers hereby covenant to Purchaser that, during the period commencing on the date of this Agreement and ending on the earlier to occur of (a) the Closing Date or (b) the termination of this Agreement in accordance with Section 9.1 (the “Interim Period”), Sellers shall cause the Company and its Subsidiaries to conduct the business of the Company and its Subsidiaries only in the ordinary course of business and Sellers shall, and shall cause the Company and its Subsidiaries to (i) preserve intact the Company’s and its Subsidiaries’ present business organization, (ii) preserve in all material respects the Company’s and its Subsidiaries’ present relationships with customers, suppliers, officers, employees and others having business dealings with it and (iii) take no action which would reasonably be expected to materially and adversely affect the ability of Sellers or the Company to consummate the Transactions. In addition, on or prior to the Closing, Sellers will deliver to Purchaser, evidence reasonably satisfactory to Purchaser of (1) delivery of notice of termination of the agreement with Apotex Pty Limited and (2) an effective exercise of DoseMe Pty Ltd’s option to renew the lease at 2/4 Frederick Street, Taringa QLD 4068 for an additional two year term.

(b)           Without limiting the generality of Section 7.1(a), except as expressly provided in this Agreement or as set forth on Schedule 7.1, during the Interim Period, Sellers shall not, and shall cause the Company and its Subsidiaries not to, cause or permit any of the following to occur without Purchaser’s prior written consent:

(i)            declare, set aside or pay any dividend or other distribution (whether in cash, stock or property) with respect to any Equity Interest, or repurchase, redeem or otherwise reacquire any Equity Security; or split, combine or reclassify any Equity Interest;

(ii)           sell, issue or authorize the issuance of any Equity Securities or other securities of the Company or any of its Subsidiaries;

(iii)          cause or permit any amendments to the Company’s or any of its Subsidiaries’ Organizational Documents;

(iv)          amend or waive any of its rights under, or, except as required by any Plan or Contract evidencing any outstanding Options, permit the acceleration of vesting under, (i) any provision of any Plan or (ii) any provision of any Contract evidencing any outstanding Option;

(v)           except as required by any Plan or Contract, (i) increase or modify the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any of its or their current or former directors, employees, contractors or consultants, (ii) increase or modify any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of the Company or any of its Subsidiaries, or (iii) enter into or modify any employment agreement;

(vi)          sell, assign, transfer, convey, lease, license or otherwise dispose of or encumber any property or assets having a value individually exceeding $10,000 or an aggregate value exceeding $25,000, other than sales of obsolete assets;

(vii)         incur any Indebtedness or issue or sell any debt securities or guarantee any debt securities of others, except in the ordinary course of business;

(viii)        mortgage, pledge or subject to Liens, other than Permitted Liens, any properties or assets of the Company or any of its Subsidiaries except pursuant to existing Contracts;

(ix)          make any material change (or file any such material change) in any method of Tax accounting, make, change or rescind any material Tax election, or settle or compromise any material Tax liability.

(x)           make any capital expenditure or commit to make any capital expenditure which in any one case exceeds $10,000 or capital expenditures which in the aggregate exceed $25,000 other than such expenditures undertaken in order to replace or repair capital goods of the Company or any of its Subsidiaries in the ordinary course of business;

(xi)          except in the ordinary course of business, enter into any Contract that would be required to be listed as a Company Contract if such Contract were in effect on the date hereof or, except for amendments, terminations or non-renewals in the ordinary course of business and consistent with past practices or terminations of any Contract relating to material Indebtedness, materially amend, terminate or fail to use its commercially reasonable efforts to renew any Company Contract;

(xii)         make any material change in any of the Company’s or its Subsidiaries accounting methods, principles or practices, except for changes made in compliance with GAAP;

(xiii)        commence or settle any Action;

(xiv)        make any loans or advances, other than routine advances to employees consistent with past practice or forgive or discharge in whole or in part any outstanding loans or advances;

(xv)         except in the ordinary course of business, (i) transfer or license to any Person any rights to any Intellectual Property other than in the ordinary course of business consistent with past practice, (ii) grant, extend, amend (except as required in the diligent prosecution of the material Intellectual Property), waive or modify any rights in or to any Intellectual Property, (iii) fail to diligently prosecute any material patent applications or (iv) fail to exercise a right of renewal or extension under any Intellectual Property;

(xvi)        acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person; or

(xvii)       take or agree to take, whether in writing or otherwise, any of the foregoing actions.

(c)           During the Interim Period, Sellers shall (i) give Purchaser and its Agents reasonable access to all books, records, personnel, offices and other facilities and properties of the Company and its Subsidiaries, (ii) permit Purchaser and its Agents to make such copies and inspections thereof as may reasonably be requested, and (iii) cause the officers of the Company and its Subsidiaries to furnish Purchaser and its Agents with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Purchaser and its Agents may from time to time reasonably request; provided, that any such access shall be pursuant to advance written notice and shall be conducted at reasonable times, and in such a manner as to not to unreasonably interfere with the normal operation of the business of the Company and its Subsidiaries.

7.2          Further Assurances.  Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably necessary or desirable to carry out the provisions hereof and give effect to the Transactions.

7.3          Certain Tax Matters.  The following provisions shall govern the allocation of responsibility as between Purchaser and the Sellers for certain Tax matters following the Closing:

(a)           Straddle Periods.  For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of the Company and the Subsidiaries for any Straddle Period, the Parties agree the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be: (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and (ii) in the case of all other Taxes not described in clause (i) (including income Taxes, sales Taxes, employment Taxes, franchise Taxes, and Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), the amount of such Taxes shall be determined as if such taxable period ended as of the end of the Closing Date using a “closing of the books methodology.”

(b)           Responsibility for Filing Tax Returns.

(i)            The Seller Representative shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries with respect to any taxable period ending prior to or on the Closing Date required to be filed after the Closing Date (“Seller Tax Returns”).  The Seller Representative shall (a) prepare any Seller Tax Return in a manner consistent with the Company’s or the applicable Subsidiary’s past practices, (b) provide Purchaser with completed drafts of any Seller Tax Returns for Purchaser’s review and comment at least twenty (20) days prior to the due date for filing thereof (other than in the case of a Tax Return in respect of GST which shall be provided at least five (5) days prior to the due date for filing thereof), and (c) consider in good faith changes reasonably and timely requested by Purchaser to the extent such changes are consistent with the prior practice of the Company and its Subsidiaries and permitted by applicable Tax Law.  Purchaser and the Seller Representative will attempt in reasonable good faith to resolve any disagreements regarding such Seller Tax Returns prior to the due date for filing.  To the extent that Purchaser and the Seller Representative are unable to reach an agreement regarding any such Tax Returns, the dispute will be submitted to the Independent Accounting Firm for resolution, with the costs of the Independent Accounting Firm borne equally by Purchaser, on the one hand, and the Seller Representative, on the other hand.  The Seller Representative shall file all Seller Tax Returns consistent with any resolution determined by the Independent Accounting Firm.  If the Independent Accounting Firm is unable to resolve any dispute prior to the due date for the filing of the applicable Seller Tax Return, then (i) the Seller Representative may cause the Company and its Subsidiaries to file such Seller Tax Return as prepared by the Seller Representative and (ii) if the Independent Accounting Firm subsequently determines that such Tax Return should be amended, the Seller Representative shall cause the Company and its Subsidiaries to file an amended Tax Return reflecting the resolution of the Independent Accounting Firm. Except to the extent taken into account as a Liability in the calculation of Final Net Working Capital or in the calculation of the Final Debt Amount or the Final Company Transaction Expenses, or otherwise taken into account hereunder in a manner reducing the Final Purchase Price, the Seller Representative (on behalf of the Sellers) shall timely pay or cause to be timely paid in full to the appropriate Governmental Body all Taxes due under any Seller Tax Return and shall promptly submit to Purchaser proof of such payment.  Notwithstanding anything to the contrary herein, the Parties agree that to the extent permitted under applicable Tax Law, arising in connection with the transactions contemplated by this Agreement, and economically borne by the Sellers, all deductions relating to Company Transaction Expenses and the repayment of Indebtedness shall be reflected on the Seller Tax Returns.

(ii)           Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries with respect to any Straddle Period that are filed after the Closing Date (“Purchaser Tax Returns”).  Purchaser shall (a) provide the Seller Representative with completed drafts of any Purchaser Tax Return for Sellers’ review and comment at least twenty (20) days prior to the due date for filing thereof (other than in the case of a Tax Return in respect of GST which shall be provided at least five (5) days prior to the due date for filing thereof), and (b) consider in good faith changes reasonably and timely requested by the Seller Representative to the extent such changes are consistent with the prior practice of the Company and its Subsidiaries and permitted by applicable Tax Law.  Purchaser and the Seller Representative will attempt in reasonable good faith to resolve any disagreements regarding such Purchaser Tax Returns prior to the due date for filing. To the extent that Purchaser and the Seller Representative are unable to reach an agreement regarding any such Tax Returns, the dispute will be submitted to the Independent Accounting Firm for resolution, with the costs of the Independent Accounting Firm borne equally by Purchaser, on the one hand, and the Seller Representative, on the other hand.  Purchaser shall file all Purchaser Tax Returns consistent with any resolution determined by the Independent Accounting Firm.  If the Independent Accounting Firm is unable to resolve any dispute prior to the due date for the filing of the applicable Purchaser Tax Return, then (i) Purchaser may cause the Company and its Subsidiaries to file such Purchaser Tax Return as prepared by Purchaser and (ii) if the Independent Accounting Firm subsequently determines that such Tax Return should be amended, Purchaser shall cause the Company and its Subsidiaries to file an amended Tax Return reflecting the resolution of the Independent Accounting Firm. Except to the extent taken into account as a Liability in the calculation of Final Net Working Capital or in the calculation of the Final Debt Amount or the Final Company Transaction Expenses, or otherwise taken into account hereunder in a manner reducing the Final Purchase Price, the Seller Representative (on behalf of the Sellers) shall advance to Purchaser any Taxes reflected on any Purchaser Tax Return allocable to the portion of the Straddle Period ending on the Closing Date determined in accordance with Section 7.3(a) no later than two (2) days prior to the due date for payment of such Taxes. Any amount due to the Purchaser under this Section 7.3(b)(ii) shall be treated as an adjustment to the Final Purchase Price for Tax purposes unless otherwise required by applicable Tax Law.  Notwithstanding anything to the contrary herein, the Parties agree that to the extent permitted under applicable Law, arising in connection with the transactions contemplated by this Agreement, and economically borne by the Sellers, all deductions relating to Company Transaction Expenses and the repayment of Indebtedness shall be allocable to the portion of the Straddle Period ending on the Closing Date.

(c)           Cooperation on Tax Matters.  The Parties hereto shall, and Purchaser shall cause the Company and the Subsidiaries to, assist one another at their own expense, including furnishing or making available during normal business hours records, personnel, books of account, or other materials necessary or helpful in connection with, (a) the preparation and timely filing of any Tax Return of the Company and the Subsidiaries, (b) any audit or other Action with respect to the Tax Returns or Taxes of the Company or the Subsidiaries, or (c) complying with any information reporting contained in the Code or other applicable Law.

(d)           Tax Contests.

(i)            Notwithstanding anything to the contrary contained in this Agreement, this Section 7.3(d) shall control any examination, audit or proceeding with respect to Taxes of the Company or its Subsidiaries (a “Tax Contest”).  Following the Closing, the Purchaser shall notify the Seller Representative reasonably promptly after receipt of any written communication or other written notice from a Governmental Body regarding any Tax Contest for which the Sellers are reasonably likely to incur an indemnification obligation under this Agreement (a “Sellers’ Tax Contest”); provided, however, that the failure so to provide notice shall not affect Purchaser’s indemnification rights under this Agreement except to the extent that the Sellers shall have been actually prejudiced by such failure.  The Seller Representative shall have ten (10) days following its receipt from Purchaser of a Sellers’ Tax Contest to elect in writing to control, at the Seller Representative’s cost and expense, such Sellers’ Tax Contest; provided that, if the Seller Representative assumes control such Sellers’ Tax Contest, Purchaser shall have the right (but not the obligation) to attend or participate at its expense in such Sellers’ Tax Contest and the Seller Representative shall not consent to the entry of any judgment with respect to such Seller’s Tax Contest or enter into an agreement or a settlement with respect to such Sellers’ Tax Contest without the prior written consent of the Purchaser, such consent not to be unreasonably withheld.  Purchaser shall cause the Company and the Subsidiaries to execute any powers of attorney necessary to allow the Seller Representative to represent the Company and its Subsidiaries in any such Sellers’ Tax Contest subject to the provisions of this Section 7.3(d)(i).

(ii)           If the Seller Representative does not elect to control a Sellers’ Tax Contest, (A) the Seller Representative may, at its own cost and expense, elect to participate in such Sellers’ Tax Contest and (B) Purchaser shall not consent to the entry of any judgment with respect to such Seller’s Tax Contest or enter into an agreement or a settlement with respect to such Sellers’ Tax Contest without the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld, conditioned, or delayed.

(e)           Refunds.  Purchaser agrees to pay to the Seller Representative (for further distribution to the Sellers) the amount (less all costs, expenses, and Taxes with respect to the pursuit, receipt or payment thereof) of any cash Tax refunds or overpayment credits claimed in lieu of a cash Tax refund of the Company or a Subsidiary that relate to a Pre-Closing Tax Period (a “Pre-Closing Tax Refund”), (i) with respect to such a Tax refund, promptly upon the actual receipt thereof, or (ii) with respect to such an overpayment credit, when used by the Company or the Subsidiary to reduce actual Taxes otherwise due and payable for a taxable period (or portion thereof) beginning after the Closing Date; provided, however, the term “Pre-Closing Tax Refund” shall not include, and the Sellers shall not be entitled to, any Tax refund or credit (1) for a taxable period (or portion thereof) beginning after the Closing Date that arises from the use of a net operating loss, net capital loss, Tax credit or other Tax attribute generated or arising in a Pre-Closing Tax Period, (2) for a Pre-Closing Tax Period that arises from the use of a net operating loss, net capital loss, Tax credit or other Tax attribute generated or arising in a taxable period (or portion thereof) beginning after the Closing Date, (3) to the extent included as a positive adjustment the consideration paid under this Agreement, or (4) to the extent such Tax refund or credit is a refund or credit of Taxes not actually paid by the Company or the Subsidiary on or prior to the Closing Date or by the Sellers after the Closing Date pursuant to an indemnification obligation under this Agreement. If any Pre-Closing Tax Refund is subsequently disallowed, reduced or required to be returned by the applicable Governmental Body, then the Seller Representative (on behalf of the Sellers) shall promptly pay to Purchaser an amount equal to such disallowed, reduced or required to be returned Pre-Closing Tax Refund (together with any interest, penalties or other amounts imposed by such Governmental Body in connection therewith).

(f)            Amended Returns and Retroactive Elections.  Purchaser shall not, and shall not cause or permit the Company or any Subsidiary to, (i) amend any Tax Returns filed with respect to any tax year ending on or before the Closing Date or with respect to any Straddle Period, or (ii) make any Tax election that has retroactive effect to any such year or to any Straddle Period, in each such case without the prior written consent of the Sellers or unless otherwise required by Law.  Notwithstanding anything to the contrary in this Agreement, each Seller shall cooperate with Purchaser and any of its Affiliates and provide any relevant information, forms or elections (including in each case signatures required in connection therewith) requested by Purchaser or any of its Affiliates that are reasonably necessary for Purchaser to make (i) an election of Purchaser’s sole determination on IRS Form 8832 (Entity Classification Election) with respect to the Company or any of its Subsidiaries, and (ii) an election of Purchaser’s sole determination on IRS Form 8023 (Elections under Section 338 for Corporations Making Qualified Stock Purchases) with respect to the transactions contemplated by this Agreement; provided, however, that Sellers shall not be required to consent to any change in the U.S. federal income tax classification of the Company or any of its Subsidiaries which would be effective on or prior to the Closing Date; provided, further, notwithstanding the foregoing, Sellers will cooperate with Purchaser and any of its Affiliates to file an amended Form 8832 and provide any other relevant information, forms or elections (including in each case signatures required in connection therewith) that are reasonably necessary to correct or otherwise establish the effective date of the election with respect to DoseMe, LLC to be classified as an association taxable as a corporation for U.S. federal income tax purposes to be as of June 29, 2017.

(g)           Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added, filing, recording, transfer, stock transfer, gross receipts, duty, securities transactions or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Governmental Body in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be paid by the Sellers when due, and the Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the Company will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.  The Parties hereto shall reasonably cooperate in executing any appropriate tax exemption certificates in connection with this Agreement and the transactions contemplated hereby to reduce or eliminate any such Transfer Taxes.

7.4          Tail Policies; Exculpation and Indemnification of Directors and Officers.  Notwithstanding anything to the contrary set forth in this Agreement, the Sellers shall purchase, at the Sellers’ expense, with respect to the officers and directors of the Company and each of its Subsidiaries for periods prior to the Closing, a “tail” or “run off” policy for current directors’ and officers’ liability insurance maintained by the Company or any of its Subsidiaries, such policy to become effective at the Closing and to remain in effect for a period of six (6) years therefrom (the “D&O Tail Policy”).  During the term of the D&O Tail Policy, except as required by applicable Law, Purchaser will cause the Company and its Subsidiaries to prevent the amendment, repeal or modification of any provision in any Organizational Documents of the Company or any Subsidiary relating to exculpation or indemnification in a manner adverse to the current or former officers, directors, governors, members, partners, or managers of the Company and its Subsidiaries holding office before the Closing.  Purchaser’s obligations under this Section 7.4 will not be terminated or modified in a manner that adversely affects any Person to whom this Section 7.4 relates with respect to pre-Closing acts or omissions without the consent of such affected Person (it being expressly agreed that each such Person to whom this Section 7.4 relates will be a third party beneficiary of this Section 7.4).

7.5          Employee Matters.  Effective immediately prior to the Closing, the Sellers shall cause the Company and its Subsidiaries to terminate any and all Qualified Plans, and effective immediately prior to the Closing none of the Company’s or its Subsidiaries’ employees shall have any right thereafter to contribute any amounts to any Qualified Plans.  The Sellers will provide Purchaser with evidence that each such Qualified Plan has been terminated effective immediately prior to the Closing pursuant to resolutions duly adopted by the Company’s board of directors or the board of directors of one of the Company’s Subsidiaries, as applicable.  In addition, at the request of Purchaser, the Sellers shall cause the Company and each of its Subsidiaries to terminate any and all other Plans, including any group health, dental, severance, separation or salary continuation plans, programs or arrangements, effective either immediately prior to the Closing or thereafter as specified by Purchaser and, at the request of Purchaser, the Sellers will provide Purchaser with evidence that such Plans have been so terminated pursuant to resolutions duly adopted by the Company’s board of directors or the board of directors of one of the Company’s Subsidiaries, as applicable.  The Sellers shall cause the Company and each of its Subsidiaries to take such other actions in furtherance of terminating such Plans as Purchaser may reasonably require.

7.6          Restrictive Covenants.

(a)           During the Restricted Period, each Seller must not engage or be involved or interested in, and must procure that no Affiliate of such Seller engages or is involved or interested in, either directly or indirectly and whether as a partner, joint venturer, financier or shareholder, employee of or consultant to, any entity or otherwise, a Protected Business in the Restricted Area other than the Permitted Interest.

(b)           During the Restricted Period, each Seller must not approach, and must procure that no Affiliate of such Seller approaches, either solely or jointly with any other Person and in any capacity whatsoever, any Person whom the Seller is aware is a customer or client of the Company or any of its Subsidiaries as of the Closing or at any time during the period of twenty-four (24) months prior to the Closing for the purpose of persuading that Person to cease doing business with the Company or any of its Subsidiaries or reduce the amount of business that the customer or client would otherwise do with the Company or any of its Subsidiaries.

(c)           During the Restricted Period, each Seller must not approach or solicit, and must procure that no Affiliate of such Seller approaches or solicits, any Person whom the Seller is aware is, or was any time during the period of twenty-four (24) months prior to the Closing, an agent or employee of the Company or any of its Subsidiaries for the purpose of recruiting that Person.  This restriction does not apply where a Person responds to a bone fide solicitation by a

Seller through an advertisement, online posting, or any search firm that does not specifically target any agent or employee of the Company or any of its Subsidiaries.

(d)           During the Restricted Period, each Seller must not hire or employ, and must ensure that no Affiliate of such Seller hires or employs, any Person whom the Seller is aware is, or was any time during the period of twenty-four (24) months prior to the Closing, an agent or employee of the Company or any of its Subsidiaries.

(e)           During the Restricted Period, each Seller must not, and must procure that each Affiliate of such Seller must not, disparage the Company, any of the Company’s Subsidiaries, Purchaser, any Affiliate of Purchaser or any of their respective officers, directors, shareholders, members or employees in any matter, provided that the foregoing shall not prohibit any Seller or any Affiliate of such Seller from responding accurately and fully to any question, inquiry, or request for information required by legal or administrative process or in connection with the enforcement of Seller’s rights under this Agreement.

(f)            Each of the obligations set out in this section is severable and independent so that if any part or provision of it is invalid or unenforceable by a court of Law then such provision must be considered to be automatically deleted from this Agreement.  Any such deletion must apply only to that portion of any provision so adjudicated, and the operation of such provision must only be deemed inapplicable in the particular jurisdiction in which the adjudication is made.

(g)           Each Seller acknowledges that (i) the covenants given in this section are fundamental to the Purchaser’s and Parent’s decision to enter into this Agreement; (ii) it has obtained, or has had the opportunity to obtain, independent legal advice in relation to this Agreement and in particular this section; and (iii) each of the separate restrictions in this section is fair and reasonable in all the circumstances and necessary to protect, amongst other things, the goodwill of the Company and the Subsidiaries and the interests of the Purchaser and Parent in the Company and the Subsidiaries and the value of the Shares.

(h)           This Section 7.6 does not restrict a Seller from performing any employment agreement with the Company or any of its Subsidiaries.

(i)            The meanings of the terms used in this section which have not otherwise been defined are set out below.

Term	Meaning

Permitted Interest

acquiring as an investment not more than two percent (2%) of any class of securities of any entity that has a class of securities listed on a national stock exchange, so long as the Seller or its Affiliate remains a passive investor in such entity.

Term	Meaning

Protected Business	any business that competes in the Restricted Area with the Business.

Restricted Period

the period from Closing up to the expiration of:

1            five (5) years from the Closing Date, or only if that period is held to be unenforceable;

2            four (4) years from the Closing Date, or only if that period is held to be unenforceable;

3            three (3) years from the Closing Date, or only if that period is held to be unenforceable;

4            two (2) years from the Closing Date, or only if that period is held to be unenforceable;

5            one (1) year from the Closing Date, or only if that period is held to be unenforceable;

6            six (6) months from the Closing Date.

Restricted Area

1            Australia and the United States of America;

2            Australia;

3            New South Wales, Victoria and Queensland;

4            New South Wales and Queensland.

The Parties intend this definition to operate such that the Restricted Area incorporates all of the areas set out in paragraphs 1 to 4 inclusive.  If such area is considered by a Court of competent jurisdiction to render the restrictions at Section 7.6(a) unenforceable, then the Parties agree that one or more of the areas described in paragraphs 1 to 4 above will be removed from the definition of Restricted Area only to the extent necessary to render the restriction set out at Section 7.6(a) enforceable.  The Parties agree that the removal of any areas set out at paragraphs 1 to 4 above should proceed on the basis that those areas furthest from where the relevant Seller or Affiliate of such Seller is employed, or otherwise provides services to the Business, should be removed first.

7.7          Confidentiality.  From and after the Closing Date, no Seller shall and shall cause its Affiliates and their respective officers and directors not to, directly or indirectly, disclose,

reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or use or otherwise exploit for their own benefit or for the benefit of anyone other than Purchaser, any of the Company’s or any of its Subsidiaries’ Confidential Information (“Company Confidential Information”).  Notwithstanding the foregoing, each Seller agrees that any Company Confidential Information that also constitutes a trade secret under applicable Law shall be maintained as Company Confidential Information for as long as Purchaser maintains the same as a trade secret under applicable Law.  If any Seller or any officer, director, or Affiliate of any Seller is bound by a final judgment in any legal proceeding before any Governmental Body or required by Law to divulge Company Confidential Information to any Person, such Seller or such officer, director or Affiliate shall promptly notify Purchaser in writing and shall only disclose that portion of the Company Confidential Information required by applicable Law under any such Order or by such Governmental Body; provided, however, that such Seller, officer, director, or Affiliate of a Seller shall exercise commercially reasonable efforts at Purchaser’s expense to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such Company Confidential Information and provided further that this Section 7.7 shall not prohibit or restrict or otherwise limit the use or disclosure of any Company Confidential Information by any Seller, its Affiliates or their respective officers and directors to the extent necessary to comply with applicable Law or regulation.  For purposes of this Section 7.7, Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (a) is available to the public on the date of this Agreement, (b) becomes available to the public other than as a result of a disclosure not otherwise permissible hereunder, (c) becomes available to such Seller following the Closing on a non-confidential basis; provided, however, that such source was not known by such Seller to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality with respect to such information.

7.8          Termination of Affiliate Arrangements.  Except with respect to the Contracts set forth on Schedule 7.8, at or prior to the Closing, the Sellers shall cause the Company and each of its Subsidiaries to terminate all Contracts with Affiliates without any Liability or obligation on the part of the Company or any of its Subsidiaries.

7.9          Public Announcements.  No Party shall, without the approval of the other Parties hereto, issue any press releases or otherwise make any public statements or other announcements with respect to the Transactions.  Notwithstanding the foregoing, nothing contained herein will (a) limit any Party or its Affiliates from issuing any press release or making any other announcement that such Party or its Affiliates is required by applicable Law or the requirements of any national securities exchange to issue, make or release, as reasonably determined by the disclosing Party; provided that the Party required to make the release or disclosure will allow the other Party reasonable time to comment on such release or disclosure in advance of such issuance and will consider any comments in good faith.  None of the Sellers nor any of their Affiliates shall use the names of Purchaser or any of its Affiliates in any trade publication, in any marketing materials or otherwise to the general public without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion.

7.10        Release.

(a)           In consideration of the execution, delivery and performance by Purchaser and Parent of this Agreement and the other Transaction Documents, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Closing, each Seller, on such Seller’s own behalf and on behalf of such Seller’s respective successors, predecessors and assigns (each, a “Releasor”), hereby releases and forever discharges the Company and each of its parents, Subsidiaries, Affiliates (in each case, that currently exist), successors, assigns and predecessors and their respective present and former owners, equity holders, directors, officers, employees, agents, attorneys, representatives, successors, beneficiaries and heirs (individually, a “Releasee,” and collectively, “Releasees”) from any and all Actions, Orders, Damages and Liabilities whatsoever and all consequences thereof other than Excluded Claims (collectively, “Released Claims”), whether known or unknown, suspected or unsuspected, both at Law and in equity, which such Seller or any Releasor now has, has ever had or may hereafter have against any Releasee arising prior to the Closing or on account of or arising out of any matter, cause or event occurring prior to the Closing.  For the avoidance of doubt, nothing contained herein will operate to release any Liabilities or obligations of Purchaser, the Company or any other Releasee arising on or after the Closing Date, including with respect to (i) this Agreement or any other Transaction Document, (ii) any rights under the Organizational Documents of the Company or any of its Subsidiaries (other than with respect to that certain  Shareholders Agreement, dated July 13, 2016, by and among the Company and certain of the Sellers dated 13 July 2016), (iii) any counterclaims, to the extent related to facts and circumstances arising after the Closing or defenses in any future proceeding hereinafter arising, (iv) the Closing Employment Agreements, (v) any claims of a Seller for wages, vacation pay, bonuses, benefits or other compensation, if any, arising from services rendered to or on behalf of the Company or any of its Subsidiaries, and (vi) if any Releasor was covered by the Company’s directors’ and officers’ liability insurance prior to the Closing, any claims that Releasor may make against the D&O Tail Policy (each, an “Excluded Claim”).  Such Seller and each other Releasor, agrees that this Section 7.10 shall act as a release of all Released Claims, whether such Released Claims are currently known or unknown, foreseen or unforeseen, contingent or absolute, asserted or unasserted, and such Seller and each other Releasor, intentionally and specifically waives any statute or rule which may prohibit the release of future rights or a release with respect to unknown claims.  The Releasees are intended third party beneficiaries of this Section 7.10, and this Section 7.10 may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Releasees hereunder.  If any provision of this Section 7.10 is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Section 7.10 will remain in full force and effect.  Any provision of this Section 7.10 held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(b)           Each Releasor irrevocably covenants that it will not, directly or indirectly, sue, commence any Action against, or make any demand upon any Releasee in respect of any of the matters released and discharged pursuant to Section 7.10(a); provided, however, for the avoidance of doubt, this Section 7.10(b) shall not prohibit the right to sue, commence any Action against or make any demand upon a Releasee if such action is based upon an Excluded Claim.

(c)           Other than with respect to the Excluded Claims, the release provided for in Section 7.10(a) may be pleaded by any of the Releasees as a bar to any claim or proceeding at Law or equity instituted or maintained against any of them in violation of this Section 7.10.  If any Released Claim is brought or maintained by any Releasor against any Releasee in violation of such release, such Releasor will be responsible for all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by the Releasee in defending same.

(d)           Each Releasor hereby warrants, represents and agrees that such Releasor has not heretofore assigned, subrogated or transferred, or purported to assign, subrogate or transfer to any Person any Released Claim hereinabove released.  Each Releasor hereby agrees to indemnify, defend and hold harmless each Releasee from any such assignment, subrogation or transfer of Released Claims.

(e)           Each Releasor hereby warrants and represents that, in providing the release contemplated in this Section 7.10, such Releasor does so with full knowledge of any and all rights that such Releasor may have with respect to the matters set forth in this Section 7.10 and the Released Claims released hereby, that such Releasor has had the opportunity to seek, and has been advised to seek, independent legal advice with respect to the matters set forth herein and the Released Claims released hereby and with respect to the rights and asserted rights arising out of such matters, and that such Releasor is providing such release of such Releasor’s own free will.

7.11        Lock-Ups.  Each of the Sellers acknowledges and agrees that, without the prior written consent of Purchaser (which may be withheld for any reason or no reason), the Sellers will not be able to sell, pledge, encumber or otherwise transfer the shares of Parent Stock received as Stock Consideration or Contingent Stock Consideration for a period of one hundred eighty (180) days following the issuance of such shares.  Each of the Sellers further acknowledges and agrees that during the respective periods in the foregoing sentence the Sellers shall not effect a short sale (as defined in Rule 200 under Regulation SHO of the Exchange Act) or otherwise seek to hedge such Seller’s position in the Parent Stock.  Purchaser shall be entitled provide appropriate stop orders to enforce the provisions of this Section 7.11 and include appropriate legends on the Stock Consideration and the Contingent Stock Consideration with respect to such restrictions.

7.12        Certain Deliveries.  On the Closing Date, the Company will deliver to Purchaser or Purchaser’s legal counsel one or more compact discs or USB flash drives containing a complete and accurate, as of the Closing Date, electronic copy of the Data Room (including copies thereof, the “Data Room Drive”).

7.13        Exclusivity.  During the Interim Period, except with respect to this Agreement and the transactions contemplated hereby, Sellers agree they will not, and they will cause the Company and its directors, officers, employees, Affiliates and other agents and representatives (including any investment banking, lending, financing, legal or accounting firm retained by Sellers or any of them and any individual member of employee of the foregoing) (each, an “Agent”) not to: (a) initiate, encourage, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including any proposal or offer to Sellers, the Company or any of them) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution, equity investment or similar transaction involving, or any purchase of all or any substantial portion of the assets or any securities of, the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as a “Proposal”); (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any person relating to a Proposal; (c) otherwise facilitate or cooperate in any effort or attempt to make, implement or accept a Proposal; or (d) enter into a Contract with any Person relating to a

Proposal. If Sellers, the Company, any of its Subsidiaries or any Agent has provided any Person (other than Purchaser’s or Sellers’ or the Company’s or its Subsidiaries’ Agents) with any confidential information or data relating to a Proposal, they shall request the immediate return thereof. Sellers shall notify Purchaser immediately if any inquiries, proposals or offers related to a Proposal are received by, any confidential information or data is requested from, or any negotiations or discussions related to a Proposal are sought to be initiated or continued with, it, the Company, any of its Subsidiaries or any of their respective directors, officers, employees and Affiliates or, to Sellers’ Knowledge, any other Agent. Such notice shall disclose the identity of the party making, and the terms and conditions of, any such Proposal, inquiry or request, and shall include a true and complete copy of such Proposal, inquiry or request, if in writing.

7.14        Notification.  From time to time prior to the Closing, Sellers shall promptly update the Company Disclosure Schedule to identify any matter arising or of which it becomes aware after the date of this Agreement that has caused any representation or warranty made by the Sellers in this Agreement (without giving effect to any limitation as to “materiality” or “Material Adverse Effect”) to be untrue or incorrect on the date of this Agreement or at and as of the Closing Date, as if made at and as of the Closing Date (except to the extent that such representations and warranties refer specifically to an earlier date (and then, as of that earlier date)) in a manner that would reasonably be expected to have a Material Adverse Effect. Any update to the Company Disclosure Schedule under this Section 7.14 shall not be deemed to have cured any inaccuracy or breach in any representation or warranty contained in this Agreement, including for purposes of the indemnification under Article X.

ARTICLE VIII
CLOSING CONDITIONS

8.1          Conditions Precedent to Obligation of Purchaser.  The obligation of Purchaser to consummate the Transactions is subject to the satisfaction (or waiver by Purchaser in its sole discretion) of the following:

(a)           Sellers must have delivered or caused to be delivered to Purchaser the items required by Section 3.2(a) other than Section 3.2(a)(xv);

(b)           The employment agreements executed by each of Charles Cornish, Robert McLeay and Andre Pontin on the date of this Agreement, to be effective as of Closing, shall not have been repudiated by any such individuals, each such employee remains employed by the Company or its Subsidiaries, as the case may be, as of the Closing; and

(c)           No judgment or ruling entered or issued by any Governmental Body shall be in effect preventing or making illegal the consummation of the Transactions and no Governmental Body has commenced, or has threatened in writing to commence, an Action that could have the effect of preventing or making illegal the consummation of the Transactions.

8.2          Conditions Precedent to Obligation of Sellers.  The obligation of Sellers to consummate the Transactions is subject to the satisfaction (or waiver by Sellers in its sole discretion) of the following:

(a)           Purchaser must have delivered or caused to be delivered to Sellers (or on behalf of the Sellers) the items required by Section 3.2(b); and

(b)           No judgment or ruling entered or issued by any Governmental Body shall be in effect preventing or making illegal the consummation of the Transactions and no Governmental Body has commenced, or has threatened in writing to commence, an Action that could have the effect of preventing or making illegal the consummation of the Transactions.

ARTICLE IX
TERMINATION

9.1          Termination.

(a)           This Agreement may be terminated at any time before the Closing Date:

(i)            by mutual agreement of Purchaser and Sellers;

(ii)           by Purchaser if any of the conditions specified in Article VIII have not been satisfied or fulfilled, or capable of being satisfied or fulfilled, by February 28, 2019; or

(iii)          by Sellers if any of the conditions specified in Article VIII have not been satisfied or fulfilled, or capable of being satisfied or fulfilled, by February 28, 2019.

(b)           The Party desiring to terminate this Agreement pursuant to clause (ii) or (iii) above shall give written notice of such termination to the other Parties hereto.

9.2          Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Sellers, Purchaser or their respective officers, directors, stockholders or Affiliates, except in the case of such Person’s fraud or willful misconduct; provided that the provisions of Section 7.7, Section 7.9 and Article XI shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE X
INDEMNIFICATION

10.1        By the Sellers.

(a)           From and after the Closing, each Seller, jointly and severally, shall indemnify and hold Purchaser harmless from and against any Damages that any of the Purchaser, its successors, assigns, and Affiliates and any of their respective officers, directors, employees, members, partners and agents, in each case excluding the Sellers (each, an “Indemnified Purchaser Party”) sustains, suffers or incurs and that, directly or indirectly, result from, arise out of, or are attributable or related to:

(i)            any inaccuracy or breach of any representation or warranty of any Seller or the Company in this Agreement (including all exhibits and schedules attached hereto) (other than as set forth in Article IV) or any certificate or similar instrument delivered by or on behalf of the Company pursuant hereto, in each case on the date of this Agreement and at and as of the Closing Date, as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date (and then, as of that earlier date) (and, for the avoidance of doubt, without giving effect to Section 7.14);

(ii)           any breach or nonfulfillment of any covenant or agreement set forth in this Agreement on the part of the Company, the Seller Representative or the Sellers other than with respect to the matters addressed by Section 10.1(b)(ii);

(iii)          to the extent not already reflected as a Liability in the calculation of Final Net Working Capital or in the calculation of the Final Debt Amount or the Final Company Transaction Expenses, or otherwise is taken into account hereunder in a manner reducing the Final Purchase Price: (A) any Taxes of the Company or any of its Subsidiaries for a Pre-Closing Tax Period; (B) any Taxes of any member of any Consolidated Group or consolidated, combined or unitary or aggregate group of which the Company or any of its Subsidiaries is or has been a member on or prior to the Closing Date (other than a group, the common parent of which immediately prior to Closing was the Company), including pursuant to Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of applicable Tax Law) (C) any Taxes and fees for which the Sellers are responsible pursuant to Section 7.3(b); or (D) any and all Taxes of any other Person imposed on the Company or any of its Subsidiaries as a transferee or successor, by Contract or otherwise as a result of an arrangement or Contract entered into or existing on or prior to the Closing Date;

(iv)          any amount required by any Governmental Body to be repaid in relation to an R&D Tax Offset which on or prior to the Closing Date the Company or any of its Subsidiaries claimed it was entitled to under section 355-100 of the Tax Act 1997;

(v)           any Transaction Expenses in excess of the Final Company Transaction Expenses;

(vi)          any Debt Amount in excess of the Final Debt Amount;

(vii)         any current or former holder or alleged current or former holder of any Company Security, or any other Person, asserting or seeking to assert: (A) ownership or rights to ownership of any Company Security; (B) any rights as a holder of any Company Securities (other than the right to receive the consideration described in Article II in accordance with the terms of this Agreement); (C) any claim that his, her or its Equity Interests in the Company were wrongfully repurchased by the Company; (D) any claim that he, she or it is entitled to receive any consideration in exchange for any Company Securities (other than the right to receive the consideration, if any, described in Article II in accordance with the terms of this Agreement); or (E) any claim that any Company Securities were not properly issued or authorized; and

(viii)        any and all Actions brought by a third party or a Seller against any Seller or any former Affiliate of the Company or any Seller (other than the Company or any Subsidiary) so long as the Company, its Subsidiaries and other Indemnified Purchaser Parties are not a defendant in such Action or, if a defendant, following the removal of the Company, its Subsidiaries and other Indemnified Purchaser Parties as a defendant.

(b)           From and after the Closing, each Seller, severally and not jointly, shall indemnify and hold Purchaser harmless from and against any Damages that each Indemnified Purchaser Party sustains, suffers or incurs and that, directly or indirectly, result from, are based upon, arise out of, or are attributable or related to:

(i)            any inaccuracy of any representation or warranty of such Seller set forth in Article IV of this Agreement or any certificate or similar instrument delivered by or on behalf of such Seller pursuant hereto, in each case on the date of this Agreement and at and as of the Closing Date, as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date (and then, as of that earlier date);

(ii)           any nonfulfillment of any covenant or agreement on the part of such Seller set forth in Sections 7.6 (Restrictive Covenants), 7.7 (Confidentiality), 7.9 (Public Announcements) or 7.10 (Release) of this Agreement;

(iii)          any Liability of the Company owing to such Seller, to the extent that such Liability relates to or arises out of, in whole or in part, any activity occurring, condition existing, omission to act or other matter existing prior to or at the Closing; and

(iv)          any and all Actions, allegations, assessments, fines, judgments, costs and other expenses (including reasonable attorneys’ fees and expenses) incident to any of the foregoing or to the enforcement of this Section 10.1(b).

10.2        By Purchaser.

(a)           From and after the Closing, Purchaser shall indemnify and hold each Seller harmless from and against any Damages that such Seller, its successors, assigns and Affiliates (each, an “Indemnified Seller Party”) sustains, suffers or incurs and that, directly or indirectly, result from, arise out of, or are attributable or related to:

(i)            any inaccuracy or breach of any representation or warranty of Purchaser contained in this Agreement or any certificate or similar instrument delivered by or on behalf of Purchaser pursuant hereto, in each case on the date of this Agreement and at and as of the Closing Date, as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date (and then, as of that earlier date); and

(ii)           any breach or nonfulfillment of any covenant or agreement of Purchaser contained in this Agreement.

(b)           In no event shall Purchaser be obligated to indemnify the applicable Seller in any amount in excess of the sum of the Final Purchase Price plus the amount of any Contingent Payment earned in accordance with the terms of this Agreement.

10.3        Certain Limitations; Calculation and Satisfaction of Claims.

(a)           The Purchaser may not make a claim for indemnification under Section 10.1 for any General Cap Claim, unless and until the indemnifiable Damages exceed $150,000 (the “Basket”), in which case the Purchaser shall be entitled to indemnification for all such Damages in excess of the Basket.

(b)           In no event shall the Sellers be obligated to indemnify the Purchaser under Sections 10.1(a)(i) other than with respect to a breach of a Fundamental Representation (any such claim for indemnification being a “General Cap Claim”), for an aggregate amount of Damages in excess of twenty-five percent (25%) of the sum of the Final Purchase Price plus the amount of any Contingent Payment earned in accordance with the terms of this Agreement; provided, however, that notwithstanding the foregoing, nothing herein shall be deemed to limit or restrict in any manner any rights or remedies that the Purchaser has, or might have, at Law, in equity or otherwise, against any Seller (or the resulting amount of Damages to which the Purchaser is entitled), based on a breach of a Fundamental Representation or fraud, intentional misrepresentation or willful misconduct; provided, further, that no Seller, individually, shall be obligated to indemnify the Purchaser for an aggregate amount of Damages for which the Purchaser is entitled to indemnification under Section 10.1(b) in excess of that Seller’s Pro Rata Share of the sum of the Final Purchase Price plus the amount of any Contingent Payment earned in accordance with the terms of this Agreement; and provided, further, that in no event shall the Sellers be obligated to indemnify the Purchaser for an aggregate amount of Damages for which the Purchaser is entitled to indemnification under Section 10.1 in excess of the sum of the Final Purchase Price plus the amount of any Contingent Payment earned in accordance with the terms of this Agreement

(c)           The Purchaser shall recover any Damages for which the Purchaser is entitled to indemnification under Section 10.1 (i) first, from the Indemnification Escrow Fund, (ii) second, through the exercise of the set-off rights described in Section 2.7, and (iii) third, from the applicable Seller(s).

(d)           Notwithstanding anything to the contrary contained in this Agreement, for purposes of this Article X, any inaccuracy in or breach of any representation or warranty of any Seller as well as the amount of any resulting Damages shall be determined without regard and without giving effect to the term(s) “material” or “Material Adverse Effect” or any other similar qualifiers contained in or otherwise applicable to such representation or warranty (other than with respect to (i) Section 5.8(a), (ii) clause (a) of Section 5.24 and (iv) the use of any defined term that includes the word “Material” in the title).

(e)           Any claim by the Purchaser for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to Purchaser or any of its agents or representatives, and any such claim shall survive the Closing until the applicable Expiration Date.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not adversely affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants or obligations.

(f)            Any Indemnified Party will only be entitled to recover the amount of Damages once with respect to any item giving rise to Damages.

(g)           The amount of any indemnification obligation under this Agreement shall be reduced by the amount of any insurance proceeds actually received by the Indemnified Party under any applicable insurance policy with respect thereto, net of any deductibles or other expenses and any increase in the applicable premiums/retro-premiums related to the recovery of such proceeds; provided, however, that the foregoing shall not be deemed to require an Indemnified Party to seek recovery under any applicable insurance policies prior to making a claim for indemnification hereunder.  If an Indemnified Party actually recovers any insurance proceeds with respect to any Damages for which such Person has been indemnified under this Agreement, then a refund equal to the aggregate amount of the insurance recovery (net of any deductibles or other expenses and any increase in the applicable premiums/retro-premiums related to the recovery of such proceeds) shall be made promptly to the Indemnitor so as to avoid a duplication of recovery (but not to exceed the amount for which such Indemnified Party was previously indemnified for hereunder in respect of such Damages).

(h)           Any indemnification obligation under this Agreement shall be net of any indemnity, contribution or other similar payment actually received by the Indemnified Party from any third party with respect thereto, net of any expenses related to the recovery of such amounts. If any recovery is received by any Indemnified Party with respect to any indemnification obligation for which such Person has been indemnified under this Agreement, then a refund equal to the aggregate amount of the recovery (net of expenses) shall be made promptly to the indemnitor. For the avoidance of doubt, nothing in this Section 10.3(h) shall require an Indemnified Party to seek recovery from a third party.

(i)            Subject to Section 7.6, the indemnification provisions set forth in this Article X are the exclusive post-Closing remedies with respect to the Liability for Damages of each of the Sellers or Purchaser for any claim related to this Agreement, the subject matter hereof, or the Transactions (whether in Contract, tort, or otherwise); provided, however, that nothing herein shall preclude any Party from seeking any remedy based upon fraudulent or intentional misrepresentation in the making of the representations or warranties under this Agreement, willful misconduct, fraud or any Party’s right to seek and obtain any equitable relief to which any Party shall be entitled under Section 11.11.

(j)            NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY INDEMNIFIED PARTY FOR ANY (i) SPECIAL OR PUNITIVE DAMAGES, EXCEPT FOR SPECIAL OR PUNITIVE DAMAGES THAT ARE PAID OR PAYABLE BY AN INDEMNIFIED PARTY TO AN UNAFFILIATED THIRD PARTY or (ii) CONSEQUENTIAL, INCIDENTAL, INDIRECT OR OTHER DAMAGES NOT EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, EXCEPT TO THE EXTENT REASONABLY FORESEEABLE.

(k)           The Purchaser waives all rights and claims that it may have personally against the officers or employees of the Company or a Subsidiary for any matter arising directly or indirectly in connection with this Agreement or the sale of the Shares solely in such Person’s capacity as an officer or employee of the Company or a Subsidiary. The Sellers have sought and obtained this waiver as agent for and on behalf of each officer and employee of the Company and the Subsidiaries and holds the benefit of this Section 10.3(k) as trustee for them. The provisions of this Section 10.3(k) may be enforced by the Sellers on behalf of and for the benefit of each officer and employee of the Company and each Subsidiary and those Persons may plead this Section 10.3(k) in answer to any claim made by the Purchaser against them.  Notwithstanding the foregoing, the waiver set forth in this Section 10.3(k) will not operate as a waiver with respect to any claim against an officer or employee of the Company or a Subsidiary for any other matter which arises in connection with this Agreement or the sale of the Shares or in such Person’s capacity as a Seller or the Seller’s Representative.

10.4        Survival; Claims Period.  All of the representations and warranties made by each Party in this Agreement or in any Transaction Document shall survive until the relevant Expiration Date set forth in this Section 10.4.  Any claim for indemnification under this Article X shall be made by giving either a Notice of Third Party Claim under Section 10.5 or a Claim Notice under Section 10.6, in each case on or before the applicable Expiration Date, or the claim under this Article X shall be invalid.  “Expiration Date” means:

(a)           in perpetuity for any claim for Damages related to any breach of a Fundamental Representation (other than for any breach of the representations and warranties set forth in Section 5.15);

(b)           the date that is ninety (90) days after expiration of the applicable statute of limitations for any claim for Damages with respect to fraudulent or intentional misrepresentation in making any of the representations or warranties under this Agreement or willful misconduct;

(c)           the date that is thirty-six (36) months after the Closing Date for any claim for Damages related to any breach of the representations and warranties set forth in Section 5.15;

(d)           the date that is forty-nine (49) months after the due date for lodgment of the income Tax Return for the Company for any claim for Damages related to (i) any breach of the representations and warranties set forth in Section 5.9, (ii) any claim in respect of the matters referred to in Section 10.1(a)(iii) or (iii) any claim in respect of the matters referred to in Section 10.1(a)(iv);

(e)           for covenants and agreements which by their terms do not contemplate performance after the Closing, the date that is twelve (12) months after the Closing.  For the covenants and agreements which by their terms contemplate performance after the Closing Date, such covenants and agreements shall survive until twelve (12) months after the applicable term of such covenant, agreement or obligation; and

(f)            for all other claims, the date that is eighteen (18) months after the Closing Date.

So long as an Indemnified Party gives a Claim Notice for an Unliquidated Claim on or before the applicable Expiration Date, such Indemnified Party shall be entitled to pursue its rights to indemnification regardless of the date on which such Indemnified Party gives the related Liquidated Claim Notice.  The Parties agree and acknowledge that the survival periods set forth herein, to the extent expressly longer than the three (3)-year survival period permitted by Title 10, Section 8106(a) of the Delaware Code, are expressly intended to survive for such longer periods as permitted by Title 10, Section 8106(c) of the Delaware Code.

10.5        Third Party Claims.

(a)           In the event that any Action for which an Indemnitor may be liable to an Indemnified Party hereunder is asserted or sought to be collected by a third party (a “Third Party Claim”), the Indemnified Party shall give each applicable Indemnitor prompt notice (“Notice of Third Party Claim”) of such third party’s institution of such Action.  Such Notice of Third Party Claim shall (i) briefly explain the nature of the claim, including the nature of the misrepresentation, breach of warranty or covenant to which such claim is related, and (ii) to the extent known by the Indemnified Party, set forth a reasonable estimate of the amount of Damages to which such Indemnified Party claims to be entitled hereunder.  Notwithstanding the foregoing, no delay or deficiency on the part of an Indemnified Party in so notifying the Indemnitor will limit any Indemnitor’s right to indemnification under this Article X (except to the extent that an Indemnitor shall have been actually prejudiced by such failure and subject in all respects to Section 10.4).

(b)           The Indemnitor will have fifteen (15) Business Days from the date on which the Indemnitor received the Notice of Third Party Claim to notify the Indemnified Party that the Indemnitor desires to assume the defense or prosecution of such Action and any litigation resulting therefrom with counsel reasonably satisfactory to such Indemnified Party at the Indemnitor’s sole cost and expense (a “Third Party Defense”).  If the Indemnitor assumes the Third Party Defense in accordance herewith, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim but the Indemnitor shall control the investigation, defense and settlement thereof, (ii) the Indemnified Party will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor and (iii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless the sole relief provided is monetary damages that are paid in full by the Indemnitor upon the entry of such judgment or settlement and the Indemnified Party and its Affiliates are given a full, complete and unconditional release of any and all Liability by all relevant parties relating thereto.  If the Indemnitor assumes the defense of any Action in accordance with this Section 10.5, it shall thereafter promptly inform the Indemnified Party of all material developments.  The Parties will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The Parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto to the extent permitted by applicable Law or applicable contractual restrictions, subject to entering into appropriate confidentiality agreements.

(c)           If the Indemnitor does not assume the Third Party Defense within fifteen  (15) Business Days of receipt of the Notice of Third Party Claim, the Indemnified Party will be entitled to assume the Third Party Defense (and, if the Indemnified Party incurs Damages with respect to the matter in question for which the Indemnified Party is entitled to indemnification pursuant to Section 10.1 or Section 10.2, at the expense of the Indemnitor) upon delivery of notice to such effect to the Indemnitor; provided that, the Indemnitor shall have the right to participate in the Third Party Defense at the sole cost and expense of the Indemnitor, but the Indemnified Party shall control the investigation, defense and settlement thereof.

(d)           Notwithstanding anything to the contrary set forth herein, in no event may the Indemnitor assume, maintain control of, or participate in, the defense of any Action (i) involving Damages, if the Indemnitor is a Seller, that would reasonably be likely to be in excess of the value of any remaining amount in the Indemnification Escrow Fund, (ii) involving criminal or quasi-criminal allegations against any Indemnified Party, (iii) that is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, (iv) in which the primary claim for relief sought against an Indemnified Party is other than monetary damages, (v) there exists a conflict of interest between the Purchaser and the Indemnitor that cannot be waived, (vi) the Indemnitor fails to provide reasonable assurance to the Indemnified Party of its financial capacity to prosecute such Action or (vii) which involves an Action by a Governmental Body.

10.6        Procedure for Direct Claims.

(a)           Any Indemnified Party that desires to seek indemnification under any part of this Article X for a claim that is not subject to a Notice of Third Party Claim shall give prompt written notice (a “Claim Notice”) to each applicable Indemnitor prior to the applicable Expiration Date specified above.  The failure to give such prompt written notice shall not, however, relieve the Indemnitor of its indemnification obligations, except and only to the extent that the Indemnitor is actually prejudiced by reason of such failure (and subject in all respects to Section 10.4).  Such Claim Notice shall describe the claim in reasonable detail, including the nature of the misrepresentation, breach of warranty or covenant to which such claim is related, and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party.  If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice and specify therein that the claim has not yet been liquidated (an “Unliquidated Claim”).  If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, such Indemnified Party shall also give a second Claim Notice (the “Liquidated Claim Notice”) within sixty (60) days after the matter giving rise to the claim becomes finally resolved, and the Liquidated Claim Notice shall specify the amount of the claim.  Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a “Claim Response”) within twenty (20) Business Days (the “Response Period”) after the later of (i) the date that the Claim Notice is delivered by the Indemnified Party and (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is delivered by the Indemnified Party.  Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice.  If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice.  If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor.

(b)           If any Indemnitor shall be obligated to indemnify an Indemnified Party hereunder, such Indemnitor shall pay to such Indemnified Party within thirty (30) days after the last day of the Response Period the amount to which such Indemnified Party shall be entitled.  If there shall be a dispute as to the amount or manner of indemnification under this Article X, the Indemnified Party may pursue whatever legal remedies may be available for recovery of the Damages claimed from any Indemnitor.

10.7        Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Final Purchase Price for Tax purposes, unless otherwise required by Law.

ARTICLE XI
GENERAL MATTERS

11.1        Entire Agreement.  This Agreement, including the Exhibits and Schedules, together with the other Transaction Documents, sets forth the entire understanding of the Parties with respect to the Transactions and supersedes all prior agreements or understandings, whether written or oral, among the Parties regarding those matters.  All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

11.2        Amendments and Waiver.  Any provision of this Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Seller Representative and Purchaser.  Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party.  Neither the failure nor the delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of any such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable Law, (a) no waiver that may be given by a Party shall be applicable except in the specific instance for which it was given and (b) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the other Transaction Documents.

11.3        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Parties.  Nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective heirs, legal representatives, successors and permitted assigns.  No Party shall assign this Agreement or any right, benefit or obligation hereunder without the prior written consent of Purchaser, on the one hand, or the Seller Representative, on the other hand; provided however, that Purchaser shall be entitled to (i) assign this Agreement to any Affiliate without such prior consent, which assignment shall not relieve Purchaser of its liabilities hereunder and (ii) grant a security interest in, and collateral assignment of, its rights under this Agreement and the Transaction Documents to secure the obligations of any Seller to its lenders.

11.4        Governing Law.  This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws in force in Queensland, Australia.

11.5        Consent to Jurisdiction.  Each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of Queensland, Australia and the courts of appeal from them in respect of proceedings arising out of or in connection with this Agreement or the Transactions.  Each of the Parties irrevocably waives any objection to the venue of any legal process on the basis that it has been brought in an inconvenient forum.  Each of the Parties further agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Queensland with respect to any matters to which it has submitted to jurisdiction in this Section 11.5.

11.6        Interpretation.

(a)           The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b)           The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)           When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article, Section, Exhibit or Schedule of this Agreement unless otherwise specified.

(d)           The words “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(e)           A reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns.

(f)            All section and other headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

(g)           Any reference to a Party’s being satisfied with any particular item or to a Party’s determination of a particular item presumes that such standard will not be achieved unless such Party shall be satisfied or shall have made such determination in its sole or complete discretion.

(h)           The reference to “$” or “dollars” shall mean dollars in lawful currency of the United States of America.  To the extent that any amount is recorded or expressed in Australian dollars (AU$) such amount shall be converted into United States dollars (US$) by multiplying such amount by the rate set forth on the Bloomberg Currencies website (https://www.bloomberg.com/markets/currencies) when viewed from New Jersey, United States for the exchange of Australian dollars (AU$) into United States dollars (US$) on the Business Day that is two (2) Business Days prior to the Closing Date.

(i)            Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

(j)            Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

11.7        Counterparts.  This Agreement may be executed in two (2) or more counterparts (delivery of which may occur via facsimile or other electronic means), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument.  This Agreement and any Transaction Documents, and any amendments hereto or thereto, to the extent signed and delivered by means of facsimile, electronic mail (including pdf) or other transmission method, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any Party to any such agreement or instrument, each other Party hereto shall deliver original forms thereof to all other Parties.  No Party to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail attachment in “pdf” or similar format to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or as an attachment to an electronic mail message as a defense to the formation of a Contract and each such Party forever waives any such defense.  A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a Party’s execution of this Agreement, without necessity of further proof.  Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

11.8        Disclosure Schedules.  Any reference to a particular “Schedule” in this Agreement shall be deemed to refer to the schedule corresponding to the applicable numbered Section of this Agreement contained in the Company Disclosure Schedule.  Any item disclosed on any individual Schedule or section of the Company Disclosure Schedule will be deemed to be disclosed and shall qualify only the specific representations and warranties which are referenced in the applicable section of such Schedule, and also to any other representation or warranty to which the application of such disclosure is reasonably apparent on its face.

11.9        Negotiated Agreement.  The Parties hereby acknowledge that the terms and language of this Agreement were the result of negotiations among the Parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular Party.  Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

11.10      Severability.  If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any applicable Law in any particular respect or under any particular circumstances, then, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party, (a) such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and (b) all other terms, conditions and provisions of this Agreement shall remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the Transactions are fulfilled to the fullest extent possible.

11.11      Specific Performance.  The Parties each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.  Each Party expressly waives any requirement that any other Party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

11.12      No Third Party Beneficiaries.  Except as otherwise provided herein, this Agreement does not and is not intended to confer any rights or remedies upon any Person, including any employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, other than the Parties to this Agreement.

11.13      Expenses.  Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses in connection with this Agreement, the Transaction Documents and the Transactions, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Transactions are consummated; provided that the Sellers shall be jointly and severally responsible for all costs and expenses incurred by the Company in connection with this Agreement, the Transaction Documents and the Transactions to the extent such costs are not paid prior to the Closing or included in the calculation of the Net Working Capital.

11.14      Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by electronic mail, facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day, or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications, to be valid, must be addressed as follows, or to such addresses as otherwise provided by the Parties:

If to any Seller or the Seller Representative:

Charles Cornish

15 Leeds Road

Moorestown, NJ 08057

Attention: Charles Cornish

Email: cbcajuda@gmail.com

with a required copy (which shall not constitute notice) to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402-3901

Attention: Steven C. Kennedy

Email: steven.kennedy@FaegreBD.com

If to Purchaser or Parent:

DM Acquisition Pty Ltd

c/o Tabula Rasa HealthCare, Inc.

228 Strawbridge Dr.

Moorestown, NJ 08057

Attention: Brian Adams, Chief Financial Officer

Email: badams@trhc.com

with a required copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA  19103-2921

Attention:  Kevin Shmelzer

Email: kevin.shmelzer@morganlewis.com

ARTICLE XII
SELLER REPRESENTATIVE

12.1        Appointment.  Each Seller does hereby irrevocably appoint Charles Cornish as the Seller Representative, as such Seller’s true and lawful representative and agent, each with full power of substitution or resubstitution, to act solely and exclusively on behalf of such Seller with respect to Transactions and any other act, matter or thing done in accordance with the terms and provisions of this Agreement, and to act on behalf of such Seller in any Action involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents, as the Seller Representative shall deem necessary or appropriate in connection with this Agreement or the Transactions, including the power:

(a)           to act for such Seller with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of such Seller, to pursue, settle, compromise or transact matters of litigation;

(b)           to execute and deliver all Transaction Documents to which the Seller Representative is a party or amendments thereto that the Seller Representative deems necessary or appropriate;

(c)           to give and receive documents on behalf of such Seller;

(d)           to receive funds, make payments of funds, and give receipts for funds;

(e)           to receive funds for the payment of expenses of such Seller and apply such funds in payment for such expenses;

(f)            to direct the payment of funds from or to any account of such Seller;

(g)           to do or refrain from doing any further act or deed on behalf of such Seller that the Seller Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such Seller could do if personally present;

(h)           to give any approval or exercise any discretion on behalf of such Seller; and

(i)            to receive service of process on behalf of such Seller in connection with any claims under this Agreement.

12.2        Obligations.  The appointment of the Seller Representative shall be deemed coupled with an interest and shall be irrevocable, and Purchaser, any Seller and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Seller Representative in all matters referred to herein.  Any action taken by the Seller Representative must be in writing and must be signed by the Seller Representative.  All notices required to be made or delivered by Purchaser to any Seller under this Agreement shall be made to the Seller Representative for the benefit of such Seller and shall discharge in full all notice requirements of Purchaser to such Seller with respect thereto.  Each Seller hereby confirms all that the Seller Representative shall do or cause to be done by virtue of his appointment as the representatives of such Seller hereunder.  The Seller Representative shall act for each Seller on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of such Seller and consistent with the obligations of such Seller under this Agreement, but the Seller Representative shall not be responsible to any Seller for any Damages which such Seller may suffer by the performance of the Seller Representative’s duties under this Agreement, other than Damages arising from willful violation of the Law or gross negligence in the performance of such duties under this Agreement.  The Seller Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties or Liabilities shall be read into this Agreement or shall otherwise exist against the Seller Representative.

12.3        Successor; Removal.  In the event that the Seller Representative dies, becomes legally incapacitated, resigns (in each such case by providing Purchaser a minimum of sixty (60)

days’ advance written notice) or is removed (such removal to be approved by a majority of the Sellers) from his position as the Seller Representative, a successor Seller Representative (who shall either be a Seller or another Person reasonably acceptable to Purchaser) shall be appointed in writing by the Sellers (or in the case of a removal, by a majority of the Sellers), such appointment to become effective upon the delivery of executed counterparts of such writing to Purchaser, together with an acknowledgement signed by the successor Seller Representative named in such writing that he or she accepts the responsibility of successor Seller Representative and agrees to perform and be bound by all provisions of this Agreement applicable to the Seller Representative.

12.4        Reliance.  The Seller Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to him by any Seller, Purchaser, or any other evidence deemed by the Seller Representative to be reliable, and the Seller Representative shall be entitled to act on the advice of counsel selected by them.  The Seller Representative shall be fully justified in failing or refusing to take any action under this Agreement unless he shall have received such advice or concurrence of any Seller as he deems appropriate or he shall have been expressly indemnified to his satisfaction by such Seller against any and all Liability and expense that the Seller Representative may incur by reason of taking or continuing to take any such action.  The Seller Representative shall in all cases be fully protected in acting, or refraining from acting, under this Agreement in accordance with a request of the Seller, and such request, and any action taken or failure to act pursuant thereto, shall be binding upon all of the Sellers.

12.5        Benefit to the Seller Representative.  The Seller Representative may exercise the powers granted pursuant to this Section 12 even if the Seller Representative benefits from the exercise of that power.

12.6        Limitation of Liability of Trustees.  Each Party that is a trustee for a trust enters into this document only in its capacity as trustee of the relevant trust and in no other capacity.  A liability arising under or about this document is limited to, and can be enforced against a trustee only to, the extent to which a trustee is entitled to be indemnified for the liability by the relevant trust or can be satisfied out of property and assets of the relevant trust out of which the trustee is entitled to be indemnified for the liability.  These limitations of liability apply despite any other provisions of this document and extend to all liabilities and obligations in any way connected with any representation, warranty, conduct, omission, agreement or transaction related to this document.  No Party may sue any Party what is a trustee for a trust in any capacity other than on behalf of the relevant trust, including seeking the appointment of a receiver, a liquidator, an administrator, or any similar person to the trustee (except for property of the relevant trust).  This Section 10.6 does not apply to any obligations or liabilities of a trustee to the extent that they are not satisfied because there is a reduction in the extent of the trustee’s indemnification out of the assets of the relevant trust as a result of the trustee’s dishonesty, negligence, willful misconduct, breach of trust, breach of duty or fraud.  No attorney, agent, receiver or receiver and manager appointed under this document has authority to act on behalf of a trustee in a way which exposes the trustee to any personal liability and no act or omission of any appointed attorney, agent, receiver or receiver and manager will be considered dishonesty, negligence, willful misconduct, breach of trust, breach of duty or fraud of the trustee under this Section 12.6.

ARTICLE XIII
GST

13.1        Definitions.  Words used in this section that have a defined meaning in the GST Act have the same meaning as in the GST Act unless the context indicates otherwise.

13.2        GST.

(a)           Unless expressly stated otherwise, any consideration (monetary or non-monetary) payable or to be provided or amount used in the calculation of a sum payable under or in connection with this Agreement has been determined without regard to GST.

(b)           To the extent that any supply made under or in connection with this Agreement is a taxable supply (other than any supply made under another agreement that contains a specific provision dealing with GST), the recipient must pay, in addition to the consideration provided under this Agreement for that supply (unless it expressly includes GST) an amount (additional amount) equal to the amount of that consideration (or in the case on non-monetary consideration, its GST exclusive market value) multiplied by the rate at which GST is imposed in respect of the supply.  The recipient must pay the additional amount at the same time as the consideration to which it is referable.

(c)           Whenever an adjustment event occurs in relation to any taxable supply to which Section 13.2(b) applies:

(i)            the supplier must determine the amount of the GST component of the consideration payable;

(ii)           if the GST component of that consideration differs from the amount previously paid, the amount of the difference must be paid by, refunded to or credited to the recipient, as applicable; and

(iii)          the supplier must issue the recipient with a Tax invoice or adjustment note within twenty-one (21) days of the supplier becoming aware of the adjustment.

13.3        Tax invoices.  The supplier must invoice a Tax invoice to the recipient of a supply to which Section 13.2 applies no later than seven (7) days following payment of the GST inclusive consideration for that supply under that section.

13.4        Reimbursements.  If a Party is entitled under this Agreement to be reimbursed or indemnified by another Party for a cost or expense incurred in connection with this Agreement, the reimbursement or indemnity payment must not include any GST component of the cost or expense to the extent that the cost or expense is the consideration for a creditable acquisition made by the Party being reimbursed or indemnified, or by its representative member.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as a deed by the Parties as of the day and year first written above.

Signed sealed and delivered by DM Acquisition Pty Ltd in the presence of:

sign here ►	/s/ Brian William Adams	sign here ►	/s/ Calvin H. Knowlton
	Company Secretary/Director		Director
print name	Brian William Adams	print name	Calvin H. Knowlton

Signed sealed and delivered by Tabula Rasa HealthCare, Inc. in the presence of:

sign here ►	/s/ Brian William Adams	sign here ►	/s/ Katherine Osevala
	Authorised signatory		Witness
print name	Brian William Adams	print name	Katherine Osevala

Signed, sealed and delivered by Charles Cornish, as Seller Representative, in the presence of:

sign here ►	/s/ Elizabeth Cooper Williams	sign here ►	/s/ Charles Cornish
Witness
print name	Elizabeth Cooper Williams		Charles Cornish

Signed, sealed and delivered by Robert Mcleay DoseMe #1 Pty Ltd ACN 159 398 919 atf Robert Mcleay DoseMe Trust #1 by

sign here ►	/s/ Robert Cameron McLeay	sign here ►	/s/ Robert Cameron McLeay
	Company Secretary/Director		Director
print name	Robert Cameron McLeay	print name	Robert Cameron McLeay

Signed, sealed and delivered by Birkdale Holdings (Qld) Pty Ltd ACN 120 407 981 atf The Baxter Family Trust by

sign here ►	/s/ Stephen Baxter	sign here ►	/s/ Emily Baxter
	Company Secretary/Director		Director
print name	Stephen Baxter	print name	Emily Baxter

Signed, sealed and delivered by Ajuda Pty Ltd ACN 133 193 245 aft AJUDA Trust by

sign here ►	/s/ Charles Cornish	sign here ►	/s/ Carolina Cornish
	Company Secretary/Director		Director
print name	Charles Cornish	print name	Carolina Cornish

Signed, sealed and delivered by Ronin Asset Management Pte. Ltd. (a company registered in Singapore with the Registration No. 201713946D) by

sign here ►	/s/ Alastair Gillespie	sign here ►	/s/ Greg Benson
	Authorized signatory		Witness
print name	Alastair Gillespie	print name	Greg Benson

Signed, sealed and delivered by Cunningham Property Co Pty Ltd ACN 164 407 747 atf Cunningham Group Trust by

sign here ►	/s/ Lorilie Cunningham	sign here ►	/s/ Gary Cunningham
	Company Secretary/Director		Director
print name	Lorilie Cunningham	print name	Gary Cunningham

[Signature Page to Share Purchase Deed]

Signed, sealed and delivered by PGP Group (Australia) Pty Ltd ACN 628 083 330 atf the PGP Trust No.1 by

sign here ►	/s/ Rodrick Morrison	sign here ►	/s/ Roger Barnett
	Company Secretary/Director		Director
print name	Rodrick Morrison	print name	Roger Barnett

Signed, sealed and delivered by PGP Group (Australia) Pty Ltd ACN 628 083 330 atf the PGP Trust No.2 by

sign here ►	/s/ Rodrick Morrison	sign here ►	/s/ Roger Barnett
	Company Secretary/Director		Director
print name	Rodrick Morrison	print name	Roger Barnett

Signed, sealed and delivered by PGP Group (Australia) Pty Ltd ACN 628 083 330 atf the PGP Trust No.3 by

sign here ►	/s/ Rodrick Morrison	sign here ►	/s/ Roger Barnett
	Company Secretary/Director		Director
print name	Rodrick Morrison	print name	Roger Barnett

Signed, sealed and delivered by Andre Pontin in the presence of:

sign here ►	/s/ Julie Pontin	sign here ►	/s/ Andre Pontin
Witness
print name	Julie Pontin		Andre Pontin

[Signature Page to Share Purchase Deed]

Signed, sealed and delivered by Spurgin Shares Pty Ltd ACN 605 087 312 atf The Spurgin Shares Trust by

sign here ►	/s/ Gregory Bernard Spurgin	sign here ►	/s/ Gregory Bernard Spurgin
	Company Secretary/Director		Director
print name	Gregory Bernard Spurgin	print name	Gregory Bernard Spurgin

[Signature Page to Share Purchase Deed]